UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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Vanguard Health Systems, Inc.

(Name of Registrant as Specified in Its Charter)

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Vanguard Health Systems, Inc. 20 Burton Hills Blvd., Suite 100 Nashville, TN 37215

NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS AND INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

To our Stockholders:

This notice of written consent and appraisal rights and information statement is being furnished to the holders of common stock of Vanguard Health Systems, Inc., which we refer to as the “Company,” in connection with the Agreement and Plan of Merger, dated as of June 24, 2013, by and among Tenet Healthcare Corporation, a Nevada corporation, which we refer to as “Buyer,” Orange Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Buyer, which we refer to as “Merger Sub,” and the Company. We refer to the Agreement and Plan of Merger as the “Merger Agreement” (a copy of which is attached as Annex A to this information statement) and to the merger of Merger Sub with and into the Company that is contemplated by the Merger Agreement as the “Merger.” Upon completion of the Merger, each share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be canceled and converted automatically into the right to receive $21.00 in cash, without interest and subject to reduction for any required withholding taxes (the “Merger Consideration”). However, the Merger Consideration will not be paid in respect of (i) those shares of Company Common Stock with respect to which appraisal rights under Delaware law are properly exercised and not withdrawn and (ii) each share held in the treasury of the Company or owned, directly or indirectly, by Buyer, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the Effective Time (in each case, other than any such shares of Company Common Stock held on behalf of third parties).

The board of directors of the Company (a) determined that the terms of the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders; (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; (c) directed that the Merger Agreement be submitted to the stockholders of the Company for adoption and approval; and (d) resolved to recommend that the stockholders of the Company vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

The adoption of the Merger Agreement by the stockholders of the Company required the affirmative vote or written consent of stockholders holding in the aggregate a majority of the outstanding shares of Company Common Stock. On June 24, 2013, certain funds affiliated with each of The Blackstone Group and Morgan Stanley Capital Partners, as well as Charles N. Martin, Jr., the Company’s Chairman, President and Chief Executive Officer, Keith B. Pitts, the Company’s Vice Chairman, Phillip W. Roe, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, and James H. Spalding, the Company’s Executive Vice President, General Counsel and Secretary (collectively, the “Majority Stockholders”), which on such date beneficially owned 42,602,645 shares of Company Common Stock representing approximately 54.7% of the outstanding shares of Company Common Stock, delivered a written consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Written Consent”), which Written Consent provides that it shall be of no further force or effect following termination of the Merger Agreement in accordance with its terms (including, without limitation, a termination of the Merger Agreement in connection with the Company executing a definitive agreement with a third party with respect to a superior proposal). As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement or approve the Merger, and the Company will not be soliciting your vote for the adoption of the Merger Agreement and will not call a stockholders meeting for purposes of voting on the adoption of the Merger Agreement. This notice and the accompanying information statement shall constitute notice to you from the Company of the Written Consent contemplated by Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).

Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Company Common Stock, other than the Majority Stockholders, will have the right to seek an appraisal for, and be paid the “fair value” of, their shares of Company Common Stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. To exercise your appraisal rights, you must submit a written demand for an appraisal no later than twenty days after the mailing of this information statement, or August 21, 2013, and comply precisely with other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex C. This notice and the accompanying information statement shall constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL.

We urge you to read the entire information statement carefully. Please do not send in your Company Common Stock certificates at this time. If the Merger is completed, you will receive instructions regarding the surrender of your Company Common Stock certificates and payment for your shares of Company Common Stock.

BY ORDER OF THE BOARD OF DIRECTORS,

Charles N. Martin, Jr. Chairman, President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This information statement is dated July 26, 2013 and is first being mailed to stockholders on or about August 1, 2013.

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SUMMARY

This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To understand the merger (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 24, 2013, by and among Tenet Healthcare Corporation (“Buyer”), Orange Merger Sub, Inc., a wholly owned subsidiary of Buyer (“Merger Sub”), and Vanguard Health Systems, Inc. fully, and for a more complete description of the legal terms of the Merger, you should carefully read this entire information statement, the annexes attached to this information statement and the documents referred to or incorporated by reference in this information statement. We have included page references in parentheses to direct you to the appropriate place in this information statement for a more complete description of the topics presented in this summary. In this information statement, the terms “Vanguard,” “Company,” “we,” “us” and “our” refer to Vanguard Health Systems, Inc. All references in this information statement to terms defined in the notice to which this information statement is attached have the meanings provided in that notice. All references to defined terms not defined herein or in the notice to which this information statement is attached shall have the meanings ascribed to them in the Merger Agreement attached as Annex A to this information statement.

The Parties to the Merger Agreement (page 13)

The Company. Vanguard Health Systems, Inc. owns and operates twenty-eight acute care and specialty hospitals and complementary facilities and services in metropolitan Chicago, Illinois; metropolitan Phoenix, Arizona; metropolitan Detroit, Michigan; San Antonio, Texas; Harlingen and Brownsville, Texas; and Worcester and metropolitan Boston, Massachusetts. The Company’s principal executive offices are located at 20 Burton Hills Boulevard, Suite 100, Nashville, TN 37215 and its telephone number is (615) 665-6000. The Company’s website is www.vanguardhealth.com. Additional information about the Company is included in documents incorporated by reference into this information statement and our filings with the Securities and Exchange Commission, copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information” beginning on page 72.

Buyer. Tenet Healthcare Corporation operates forty-nine hospitals, one hundred twenty-six free-standing outpatient centers and Conifer Health Solutions, a leader in business process solutions for health care providers that serves over six hundred hospital and other clients nationwide. Buyer’s principal executive offices are located at 1445 Ross Avenue, Suite 1400, Dallas, TX 75202 and its telephone number is (469) 893-2200. Buyer’s website is www.tenethealth.com.

Merger Sub. Merger Sub was formed by Buyer solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly owned subsidiary of Buyer and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Merger Sub’s principal executive offices are located at c/o Tenet Healthcare Corporation, 1445 Ross Avenue, Suite 1400, Dallas, TX 75202.

The Merger (page 14)

On June 24, 2013, the Company entered into the Merger Agreement with Buyer and Merger Sub. Upon the terms and subject to the conditions provided in the Merger Agreement, and in accordance with Delaware law, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. As a result, the Company will become a wholly owned subsidiary of Buyer following the Effective Time. Because the Merger Consideration (as defined below) will be paid in cash, you will receive no equity interest in Buyer, and after the Effective Time you will have no equity interest in the Company.

The Merger Consideration

Upon consummation of the Merger, each share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the consummation of the Merger, other than shares for which appraisal rights have been properly demanded and not withdrawn, shares held in treasury and certain shares owned by Buyer, Merger Sub or any other subsidiary of Buyer or the Company, will automatically be converted into the right to receive $21.00 in cash, without interest, and subject to reduction for any required withholding taxes (the “Merger Consideration”).

We encourage you to read the Merger Agreement, which is attached as Annex A to this information statement, as it is the legal document that governs the Merger.

Reasons for the Merger (page 23)

After consideration of various factors as discussed in “The Merger — Reasons for the Merger” beginning on page 23, the board of directors of the Company (the “Board”), acting upon the recommendation of its financial advisors and after consultation with its legal advisor, determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, advisable and in the best interests of the Company and its stockholders and approved the Merger Agreement, the Merger and the other transactions contemplated thereby.

Required Stockholder Approval for the Merger

The adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of stockholders of the Company holding in the aggregate at least a majority of the outstanding shares of Company Common Stock. On June 24, 2013, following the execution of the Merger Agreement, certain funds affiliated with each of The Blackstone Group L.P. (“Blackstone”) and Morgan Stanley Capital Partners, as well as Charles N. Martin, Jr., the Company’s Chairman, President and Chief Executive Officer, Keith B. Pitts, the Company’s Vice Chairman, Phillip W. Roe, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, and James H. Spalding, the Company’s Executive Vice President, General Counsel and Secretary (collectively, the “Majority Stockholders”), collectively holding a majority of the Company’s outstanding shares of Company Common Stock, delivered a written consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Written Consent”), which Written Consent provides that it shall be of no further force or effect following termination of the Merger Agreement in accordance with its terms (including, without limitation, a termination of the Merger Agreement in connection with the Company executing a definitive agreement with a third party with respect to a superior proposal). No further action by any other Company stockholder is required under applicable law or the Merger Agreement (or otherwise) in connection with the adoption of the Merger Agreement or approval of the Merger. As a result, the Company is not soliciting your vote for the adoption of the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement. No action by the stockholders of Buyer is required to complete the Merger.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action to those stockholders who did not consent in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This information statement and the notice attached hereto constitute notice to you of action by written consent as required by Delaware law.

Opinion of J.P. Morgan (page 26 and Annex B)

J.P. Morgan Securities LLC (“J.P. Morgan”) rendered to the Board its oral opinion, which opinion was subsequently confirmed in a written opinion, dated June 24, 2013, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in J.P. Morgan’s written opinion, the Merger Consideration of $21.00 in cash per share to be received in the Merger by holders of Company Common Stock was fair, from a financial point of view, to such holders.

The full text of J.P. Morgan’s written opinion, dated June 24, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in connection with the opinion, is attached to this information statement as Annex B and is incorporated herein by reference. The summary of J.P. Morgan’s opinion set forth in this information statement is qualified in its entirety by reference to the full text of the opinion. J.P. Morgan’s opinion was addressed to, and for the use and benefit of, the Board in connection with and for purposes of its evaluation of the Merger. J.P. Morgan’s opinion did not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to the Merger or as to whether any holder of Company Common Stock should deliver a consent with respect to the adoption and approval of the Merger Agreement and the Merger. J.P. Morgan expressed no opinion as to the merits of the underlying decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any alternative transactions or business strategies.

Financing (page 33)

Buyer has obtained debt financing commitments for the transaction contemplated by the Merger Agreement, the proceeds of which will be used by Buyer to pay the aggregate Merger Consideration, for the refinancing of the indebtedness of the Company contemplated by the Merger Agreement or the financing commitments, and all related fees and expenses. Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), Barclays Bank PLC (“Barclays”), Citigroup Global Markets Inc. (“CGMI,” and Citibank, N.A., Citigroup North America, Inc. and/or any of their affiliates as CGMI shall determine to be appropriate, collectively “Citi”), Wells Fargo Bank, National Association (“Wells Fargo”), WF Investment Holdings, LLC (“WFIH”), Wells Fargo Securities, LLC (“WF Securities”), The Bank of Nova Scotia (“Scotiabank”), SunTrust Bank (“SunTrust”), SunTrust Robinson Humphrey, Inc. (“STRH”), and Morgan Stanley Senior Funding, Inc. (“MSSF,” together with Bank of America, MLPFS, Barclays, Citi, Wells Fargo, WFIH, WF Securities, Scotiabank, SunTrust and STRH, the “Commitment Parties”) have committed to provide a $1.8 billion senior secured term credit facility and a $2.8 billion senior unsecured bridge credit facility, on the terms and subject to the conditions set forth in a debt commitment letter dated June 24, 2013 (which we refer to as the “Debt Commitment Letter”). MLPFS, Barclays, CGMI, and WF Securities, on an exclusive basis, will act as the joint book-running lead underwriters, joint book-running lead initial purchasers, joint book-running lead arrangers or joint book-running lead placement agents (in such capacity, the “Joint Bookrunning Managers”) for the debt financing, and each of Scotiabank, STRH and MSSF, on an exclusive basis, will act as co-managers for the debt financing. It is expected that upon consummation of the Merger, senior unsecured notes will be issued and sold pursuant to a high yield senior unsecured notes offering in lieu of a portion or all of the drawings under the senior unsecured bridge facility. The obligation of the Commitment Parties to provide debt financing under the Debt Commitment Letter is subject to certain customary conditions. A more detailed description of the financing is provided in “The Merger — Financing” beginning on page 33.

The obligations of Buyer and Merger Sub to complete the Merger under the Merger Agreement are not subject to any financing condition.

The Merger Agreement (page 46)

Conditions to Consummation of the Merger (page 57)

The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver on or prior to the date of closing of the following conditions:

•	this information statement having been cleared by the SEC and sent to stockholders of the Company at least twenty days prior to the consummation of the Merger;

•	the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”);

•

the absence of any order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition, or any law, in any such case, that prohibits or makes illegal the consummation of the Merger; and

•

the receipt of certain consents, waivers and approvals of governmental entities, and as of the Effective Time such consents, waivers and approvals not having been revoked or materially modified and being in full force and effect.

The obligations of Buyer and Merger Sub to effect the Merger are subject to satisfaction or waiver at or prior to the consummation of the Merger of, among other things, the following additional conditions:

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the accuracy of the representations and warranties of the Company with regards to outstanding capital stock, brokers and authority in all respects (subject, in the case of outstanding capital stock, to de minimis inaccuracies) at and as of the date of the Merger Agreement and at and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

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the accuracy of the Company’s representations and warranties with regards to capitalization (other than as to outstanding capital stock) in all material respects at and as of the date of the Merger Agreement and at and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

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other than the representations and warranties mentioned in the two bullets directly above, the accuracy of all other representations and warranties of the Company (without giving effect to any materiality or material adverse effect qualifiers) at and as of the date of the Merger Agreement and at and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the consummation of the Merger;

•	the absence of any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, had or would reasonably be expected to have a material adverse effect; and

•	the Company having delivered to Buyer a certificate, signed by an executive officer of the Company, to the effect that each of the conditions specified above has been satisfied.

The obligations of the Company to effect the Merger are subject to satisfaction or waiver at or prior to the consummation of the Merger of, among other things, the following additional conditions:

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the accuracy of the representations and warranties of Buyer (without giving effect to materiality or Buyer material adverse effect qualifiers) as of the date of the Merger Agreement and at and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except as has not and would not reasonably be expected to have, individually or in the aggregate, a Buyer material adverse effect;

•	each of Buyer and Merger Sub having performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the consummation of the Merger; and

•	Buyer having delivered to the Company a certificate, signed by an executive officer of Buyer, to the effect that each of the conditions specified above has been satisfied.

No Solicitation (page 53)

The Merger Agreement provides that the Company and its subsidiaries will not, and will use reasonable best efforts to cause any directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives not to, directly or indirectly:

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solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer that constitutes or is reasonably likely to lead to an Acquisition Proposal (as defined in “The Merger Agreement — No Solicitation” beginning on page 53) (other than to inform the party making the Acquisition Proposal of the restrictions on the Company in the Merger Agreement with respect to Acquisition Proposals);

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any party any confidential information with respect to, an Acquisition Proposal; or

•	resolve, agree or publicly propose to do any of the foregoing.

Notwithstanding the foregoing, prior to 11:59 p.m., New York City time, on July 24, 2013, in response to an unsolicited bona fide written Acquisition Proposal, if the Board had determined that such Acquisition Proposal constituted or was reasonably likely to lead to a superior proposal and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, the Company may have furnished information to, and participated in discussions and negotiations with, the party making such Acquisition Proposal.

If the Board determined at any time prior to 11:59 p.m., New York City time, on July 24, 2013, after consultation with, and taking into account the advice of, the Company’s outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, the Board may have caused or permitted the Company to terminate the Merger Agreement in order to enter into a definitive agreement regarding a superior proposal, subject to certain notice provisions and Buyer’s right to renegotiate the terms of the Merger Agreement such that the Acquisition Proposal would no longer constitute a superior proposal, and subject to the Company’s substantially concurrent payment to Buyer of the Termination Fee described below.

A more detailed description of the foregoing circumstances and other circumstances under which the Company or Buyer may terminate the Merger Agreement is provided in “The Merger Agreement — No Solicitation” beginning on page 53.

Termination (page 59)

The Merger Agreement may be terminated at any time prior to the consummation of the Merger by the mutual written consent of Buyer and the Company.

In addition, the Merger Agreement may be terminated by either Buyer or the Company:

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if the Merger is not consummated prior to February 28, 2014 (the “Outside Date”); provided, that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill its obligations under the Merger Agreement has been the primary cause of the failure of the Merger to be consummated by the Outside Date; or

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if any governmental entity has issued a final and nonappealable order or taken any other action, or there exists any law, in each case, permanently enjoining, restraining or otherwise prohibiting the Merger or any of the other transactions contemplated by the Merger Agreement.

The Merger Agreement also may be terminated by Buyer if:

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within twenty-four hours of the execution of the Merger Agreement, the Written Consent, duly executed by each stockholder of the Company that is party to the Voting Agreement, had not been delivered to Buyer and the Company;

•	the Board withdraws or adversely modifies its approvals or recommendations of the Merger or the transactions contemplated by the Merger Agreement;

•	the Company has breached or failed to perform in any material respect its obligations or agreements to deliver the Written Consent or not to solicit Alternative Proposals;

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an Acquisition Proposal has been publicly announced and the Board has failed to issue a press release that expressly reaffirms its recommendation in favor of the Merger and the other transactions contemplated by the Merger Agreement within ten business days of receipt of a written request by Buyer to provide such reaffirmation; or

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there has been a breach by the Company of (i) any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure of a condition to the consummation of the Merger if continuing on the closing date, and (ii) such breach has not been cured (or is not capable of being cured) before the earlier of (x) the date which is thirty days after the date of delivery of such notice of breach and (y) the Outside Date.

The Merger Agreement also may be terminated by the Company if:

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prior to 11:59 p.m., New York City time, on July 24, 2013, in order to enter into an agreement regarding a superior proposal if the Company both (i) executes a definitive agreement with respect to such superior proposal substantially concurrently with the termination of the Merger Agreement and (ii) pays to Buyer $61 million (the “Termination Fee”) substantially contemporaneously with the termination of the Merger Agreement; provided, however, that this provision is subject to certain notice provisions and Buyer’s right to renegotiate the terms of the Merger Agreement such that the Acquisition Proposal would no longer constitute a superior proposal;

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there has been a breach by Buyer of (i) any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure of a condition to the consummation of the Merger if continuing on the closing date, and (ii) such breach has not been cured (or is not capable of being cured) before the earlier of (x) the date which is thirty days after the date of delivery of such notice of breach and (y) the Outside Date; or

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all conditions to the obligations of Buyer have been satisfied or waived and Buyer has failed to consummate the closing within two business days of the end of the marketing period (as defined in “The Merger — Marketing Period”).

Termination Fee (page 60)

The Company will pay Buyer the Termination Fee if the Merger Agreement is terminated:

•	by the Company, to enter into an agreement pursuant to a superior proposal;

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by Buyer, if (i) the Merger Agreement had been terminated by Buyer because the Written Consent had not been delivered; (ii) the Board changes its favorable recommendation of the Merger; (iii) the Board fails to reaffirm its favorable recommendation of the Merger following an Acquisition Proposal within ten business days of the receipt of an Acquisition Proposal; or (iv) the Company has breached or failed to perform in any material respect its obligations or agreements to deliver the Written Consent or not to solicit Alternative Proposals; or

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if (i) at any time after the date of execution of the Merger Agreement and prior to such termination, an Acquisition Proposal shall have been made or communicated to the senior management or the Board or shall have been publicly announced or publicly made known to the stockholders of the Company, (ii) the Merger Agreement is terminated by the Company or Buyer because the Outside Date has been reached or the Company breached or failed to perform any of its representations, warranties, covenants or obligations in the Merger Agreement and failed to cure such breach, and (iii) within twelve months of such termination, the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal (that is ultimately consummated), or any Acquisition Proposal shall have been consummated (in each case, whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated, publicly made known or publicly announced).

For a more detailed discussion of the Termination Fee, see “The Merger Agreement — Effect of Termination; Termination Fee and Expenses” beginning on page 60.

Interests of Our Directors and Executive Officers in the Merger (page 35)

You should be aware that the Company’s executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of the stockholders of the Company generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below in “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 35.

Material United States Federal Income Tax Consequences of the Merger (page 43)

If you are a United States Holder (as defined in “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 43), the Merger will be a taxable transaction for U.S. federal income tax purposes. A United States Holder of shares of Company Common Stock receiving cash in the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (x) the amount of cash the United States Holder receives (determined before deduction of any applicable withholding taxes) and (y) the adjusted tax basis of the surrendered shares of Company Common Stock.

If you are a Non-United States Holder (as defined in “The Merger — Material United States Federal Income Tax Consequences of the Merger”), the Merger will generally not be a taxable transaction to such holder under United States federal income tax laws unless (i) such holder is an individual who is present in the United States for 183 or more days during the taxable year of such disposition and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder, subject to an applicable treaty providing otherwise or (iii) such holder’s shares constitute a “U.S. real property interest” under the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA,” and such holder held (actually or constructively) more than five percent of our shares at any time during the five-year period ending on the date of the Merger.

Holders of shares of Company Common Stock should consult their tax advisor about the U.S. federal, state, local and foreign tax consequences of the Merger.

Regulatory Approvals (page 45)

Regulatory approvals required to complete the Merger include expiration or termination of the required waiting period under the HSR Act, following required notifications and review by the Antitrust Division of the U.S. Department of Justice (the “DOJ”) or the Federal Trade Commission (the “FTC”). Each of the Company and Buyer filed a notification and report form with the DOJ and FTC on July 2, 2013 and requested early termination of the waiting period.

In addition, federal and state laws and regulations may require that the Company or Buyer obtain consents, waivers, approvals or certificates of need from, file new license and/or permit applications with, and/or provide notice to, applicable healthcare, insurance and other governmental entities in connection with the Merger. It is a condition to completion of the Merger that all consents, waivers and approvals of all applicable governmental entities shall have been obtained except where the failure to obtain such consents, waivers or approvals would not, individually or in the aggregate, reasonably be expected to have a material adverse effect or give rise to a violation of criminal law.

Procedures for Receiving Merger Consideration (page 47)

Shortly after the Effective Time, a paying agent will mail a letter of transmittal and instructions to stockholders of the Company who hold shares of Company Common Stock represented by stock certificates. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the Merger Consideration. Holders of uncertificated shares of Company Common Stock (i.e., holders whose shares are held in book-entry form) will automatically receive the Merger Consideration, without interest and subject to reduction for any required withholding taxes, as promptly as practicable after the Effective Time without any further action required on the part of those holders.

Specific Performance (page 61)

The parties to the Merger Agreement are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, including that the Company shall be entitled to specific performance to cause Buyer to close the Merger in accordance with the Merger Agreement. The remedy of specific performance is in addition to any other remedy entitled to the non-breaching party.

Appraisal Rights (page 65 and Annex C)

Pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), our stockholders (other than the Majority Stockholders) have the right to dissent from the Merger and receive a cash payment for the judicially determined fair value of their shares of Company Common Stock. The judicially determined fair value under Section 262 could be greater than, equal to or less than the $21.00 per share that our stockholders are entitled to receive in the Merger. To qualify for these rights, you must make a written demand for appraisal on or prior to August 21, 2013, which is the date that is twenty days following the mailing of this information statement, and otherwise comply precisely with the procedures set forth in Section 262 of the DGCL for exercising appraisal rights. If you validly exercise (and do not withdraw or fail to perfect) appraisal rights, the ultimate amount that you may be entitled to receive in an appraisal proceeding may be less than, equal to or more than the amount of Merger Consideration that you would have received under the Merger Agreement. For a summary of these procedures, see “— Appraisal Rights” beginning on page 65. A copy of Section 262 of the DGCL is attached to this information statement as Annex C.

Litigation Related to the Merger (page 42)

The Company is aware of two lawsuits relating to the Merger Agreement filed by purported stockholders of the Company against the Company, the Board, Merger Sub and Buyer. On June 25, 2013, a purported stockholder filed a putative class action lawsuit in the Chancery Court for Davidson County, Tennessee, captioned James A. Kaurich v. Vanguard Health Systems, Inc., et al., Case No. 13-905-IV. On June 27, 2013, a second purported stockholder filed a substantively identical putative class action lawsuit in the Chancery Court for Davidson County, Tennessee, captioned Marion Edinburgh TTEE FBO Marion Edinburgh Trust U/T/D/ 7/8/1991 v. Vanguard Health Systems, Inc., et al., Case No. 13-921-IV. Both complaints name as defendants the Company, Buyer, Merger Sub, and the members of the Board (the “Director Defendants”) and allege that the Director Defendants breached their fiduciary duties by approving the Merger through an unfair process and at an unfair price, and allege that the Company, Merger Sub, and Buyer aided and abetted the Director Defendants’ breach of their fiduciary duties. Both complaints seek to enjoin the Merger and to create a constructive trust for the purportedly improper benefits received by the Director Defendants.

Market Price of Our Stock (page 64)

Company Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “VHS”. The closing sale price of Company Common Stock on the NYSE on June 21, 2013, which was the last trading day before we announced the Merger, was $12.37. On July 25, 2013, the last practicable trading day before the date of this information statement, the closing price of Company Common Stock on the NYSE was $20.90.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain information incorporated by reference in this information statement without charge by following the instructions in “Where You Can Find More Information” beginning on page 72.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Buyer pursuant to the Merger Agreement. Once the closing conditions under the Merger Agreement have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger and will become a wholly owned subsidiary of Buyer.

Q:	What will I receive in the Merger?

A:	Upon completion of the Merger, you will receive $21.00 in cash, without interest and less any required withholding taxes, for each share of Company Common Stock that you own, unless you properly exercise, and do not withdraw or fail to perfect, appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of Company Common Stock, you will receive $2,100 in cash in exchange for your shares of Company Common Stock, less any required withholding taxes. You will not own shares in the surviving corporation.

Q:	When do you expect the Merger to be completed?

A:	We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement. Completion of the Merger is currently expected to occur before the end of 2013, although the Company cannot assure completion by any particular date, if at all.

Q:	What happens if the Merger is not completed?

A:	If the Merger is not completed for any reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain a publicly traded company, and shares of Company Common Stock will continue to be quoted on the NYSE.

Q:	Why am I not being asked to vote on the Merger?

A:	Applicable Delaware law and the Merger Agreement require the adoption of the Merger Agreement by the holders in the aggregate of a majority of the outstanding shares of Company Common Stock in order to effect the Merger. The requisite stockholder approval was obtained following the execution of the Merger Agreement on June 24, 2013, when the Written Consent was delivered by the Majority Stockholders, which owned shares of Company Common Stock constituting approximately 54.7% of the issued and outstanding shares of Company Common Stock on that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:	Why did I receive this information statement?

A:	Applicable laws and securities regulations require us to provide you with notice of the Written Consent delivered by the Majority Stockholders, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt or authorize the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex C.

Q:	Did the Board approve and recommend the Merger Agreement?

A:	Yes. The Board:

(a) determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders;

(b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

(c) directed that the Merger Agreement be submitted to the stockholders of the Company for adoption and approval; and

(d) resolved to recommend that the stockholders of the Company vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Q:	What happens if I sell my shares before completion of the Merger?

A:	If you transfer your shares of Company Common Stock, you will have transferred the right to receive the Merger Consideration to be received by the stockholders of the Company in the Merger. To receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q:	Should I send in my Company Common Stock certificates now?

A:	No. You will be sent a letter of transmittal with related instructions after completion of the Merger, describing how you may exchange your stock certificates representing shares of Company Common Stock for the Merger Consideration. Please do NOT return your Company Common Stock certificate(s) to the Company.

Holders of uncertificated shares of Company Common Stock (i.e., holders whose shares are held in book-entry form) will automatically receive the Merger Consideration, without interest and subject to reduction for any required withholding taxes, as promptly as practicable after the Effective Time without any further action required on the part of those holders.

Q:	Is the Merger subject to the fulfillment of certain conditions?

A:	Yes. Before the Merger can be completed, the Company, Buyer and Merger Sub must fulfill or, if permissible, waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 57.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?

A:	Yes. As a holder of Company Common Stock, you are entitled to appraisal rights under Delaware law in connection with the Merger if you meet certain conditions, which conditions are described in this information statement in “Appraisal Rights” beginning on page 65.

Q:	What happens if a third party makes an offer to acquire the Company before the Merger is completed?

A:	If a third party had made an unsolicited Acquisition Proposal to the Company prior to 11:59 p.m., New York City time, on July 24, 2013, the Company could have, prior to such date, negotiated and discussed the proposal with the third party under certain circumstances specified in the Merger Agreement. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 59.

Q:	Will I owe taxes as a result of the Merger?

A:	The Merger will be a taxable transaction for all United States Holders of shares of Company Common Stock. As a result, assuming you are a United States Holder, you will recognize gain or loss with respect to the cash received for shares of Company Common Stock in the Merger equal to the difference between (x) the amount of cash you receive (determined before the deduction of any applicable withholding taxes) and (y) the adjusted tax basis of your surrendered shares of Company Common Stock. See “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 43 for a more detailed explanation of the tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation.

If you are a Non-United States Holder, the Merger will generally not be a taxable transaction to you under United States federal income tax laws unless (i) you are an individual who is present in the United States for 183 or more days during the taxable year of such disposition and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a trade or business in the United States by you, subject to an applicable treaty providing otherwise or (iii) your shares of Company Common Stock constitute a “U.S. real property interest” under the FIRPTA and you held (actually or constructively) more than five percent of our shares at any time during the five-year period ending on the date of the Merger.

We urge you to consult your tax advisor on the tax consequences of the Merger to you.

Q:	Where can I find more information about the Company?

A:	We file periodic reports and other information with the U.S. Securities and Exchange Commission (the “SEC”). You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at (800) SEC-0330 for information about these facilities. This information is also available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to “Where You Can Find More Information” beginning on page 72.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, please contact our Investor Relations Department at (615) 665-6000. If your broker holds your shares of Company Common Stock, you should call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement, and the documents to which we refer you in this information statement, contain certain “forward-looking statements” under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the Merger and other information relating to the Merger. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “continues” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations on these words and similar expressions. Forward-looking statements are based on current expectations. However, actual results may differ materially from expectations due to the risks, uncertainties and other factors that affect the Company’s business. These factors include, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the failure to satisfy conditions to completion of the Merger, including receipt of regulatory approvals;

•	changes in the business or operating prospects of the Company;

•	changes in healthcare and other laws and regulations;

•	economic conditions;

•	adverse litigation or regulatory developments;

•	competition;

•	success in implementing business development plans and integrating newly acquired assets;

•	the ability to hire and retain healthcare professionals;

•	the ability to meet capital needs, including the ability to manage indebtedness; and

•

other risks detailed in the Company’s reports filed with the SEC, including, but not limited to, those described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual report on Form 10-K for the year ended June 30, 2012.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this information statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this information statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we undertake no obligation to publicly update or revise any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

THE PARTIES TO THE MERGER AGREEMENT

The Company

Vanguard Health Systems, Inc.

20 Burton Hills Blvd., Suite 100

Nashville, TN 37215

The Company owns and operates twenty-eight acute care and specialty hospitals and complementary facilities and services in metropolitan Chicago, Illinois; metropolitan Phoenix, Arizona; metropolitan Detroit, Michigan; San Antonio, Texas; Harlingen and Brownsville, Texas; and Worcester and metropolitan Boston, Massachusetts. The Company’s principal executive offices are located at 20 Burton Hills Boulevard, Suite 100, Nashville, TN 37215 and its telephone number is (615) 665-6000. The Company’s website is www.vanguardhealth.com. Additional information about the Company is included in documents incorporated by reference into this information statement and our filings with the SEC, copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information” beginning on page 71.

Buyer

Tenet Healthcare Corporation

1445 Ross Avenue, Suite 1400

Dallas, TX 75202

Buyer operates forty-nine hospitals, one hundred twenty-six free-standing outpatient centers and Conifer Health Solutions, a leader in business process solutions for health care providers that serves over six hundred hospital and other clients nationwide. Buyer’s principal executive offices are located at 1445 Ross Avenue, Suite 1400, Dallas, TX 75202 and its telephone number is (469) 893-2200. Buyer’s website is www.tenethealth.com.

Merger Sub

Orange Merger Sub, Inc.

c/o Tenet Healthcare Corporation

1445 Ross Avenue, Suite 1400

Dallas, TX 75202

Merger Sub, incorporated in the State of Delaware, was formed by Buyer solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly owned subsidiary of Buyer and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Merger Sub’s principal executive offices are located at c/o Tenet Healthcare Corporation, 1445 Ross Avenue, Suite 1400, Dallas, TX 75202.

THE MERGER

Background of the Merger

From time to time since its initial public offering in June 2011, the Board and Company management have considered various strategic opportunities to maximize stockholder value. As part of the Company’s ongoing strategic planning process, the Board and Company management periodically review and assess the Company’s competitive position and actively monitor and assess developments in the healthcare industry and the healthcare regulatory environment. Company management also meets regularly with members of the Board in the ordinary course of business to discuss the strategic direction of the Company and potential actions to maximize stockholder value, including strategic alternatives such as potential acquisitions, dispositions, strategic partnerships and other business combinations.

Since the Company’s initial public offering, the Company has taken a number of actions to enhance stockholder value, such as its redemption of its 10.375% senior notes, its acquisition of Valley Baptist Health System in September 2011, the addition of new capacity at hospitals in San Antonio, Texas and Phoenix, Arizona and its construction of a new acute care hospital and related ambulatory facilities in New Braunfels, Texas. Throughout this period, the Board and Company management have also increased their focus on ambulatory and population health services and the quality of care provided by the Company’s hospitals. The Company has also been actively engaged in discussions related to both acquisitions and strategic partnerships in multiple regions in the United States.

The Board and Company management also periodically discuss and consider potential risks that the Company faces, including the effect of general economic weakness in the markets served by the Company, diminished demand for elective services, increasing levels of uncompensated care caused by a shift from services provided to managed care covered patients to uninsured patients, as well as other challenges to the Company’s ability to achieve its business plan and its ability to maintain revenue growth and profit margins in future periods. The Board and Company management focused in particular on the Company’s need to grow in order to achieve economies of scale, enhance market diversity and remain competitive in existing markets as well as look for new opportunities. In addition, the Board and Company management routinely discuss certain regulatory risks facing the Company, including Medicaid eligibility reductions and rate cuts, the uncertainty of future state government reimbursement policies and the impact of the Patient Protection and Affordable Care Act (the “PPACA”).

During early 2012, the Company engaged with Bidder A, a large predominately non-profit health system, and began having discussions regarding a strategic combination. On February 8, 2012, the Company entered into a non-disclosure agreement with Bidder A. On May 14, 2012, Company management met with Bidder A to discuss the implications and opportunities for a combination of the two organizations. Several days subsequent to the meeting, Bidder A called Company management expressing a desire to postpone further discussions until the end of the year due to other priorities. During the second half of 2012, the Board and Company management also began considering and discussing certain alternative strategies. On July 26, 2012, senior management, in consultation with certain members of the Board, contacted J.P. Morgan to explore strategic alternatives relating to the Company, including a possible sale of the Company’s real property. On August 1, 2012 and September 25, 2012, advisors from J.P. Morgan met with members of the Board and Company management and presented and discussed several potential structures pursuant to which the Company could monetize its real property assets. Transactions considered included (i) a separation of the Company’s existing business into one company that would hold its real estate assets and another company that would hold its operating assets, (ii) a third-party sale or distribution to Company stockholders of the operating business, (iii) a real estate investment trust (“REIT”) acquiring the real estate company for cash and/or stock and/or (iv) the entry into a lease and/or management agreement between the real estate holding company (or acquiring REIT) and the operating business covering the acquired real property assets. J.P. Morgan’s representatives highlighted to the Board and Company management that a sale of the Company’s real estate to a REIT could demand a significant premium, based on the fact that REITs had been trading at significantly higher multiples than operators of acute care facilities, historically low interest rates and the need of certain REITs to continue to execute acquisitions to meet investor return targets. J.P. Morgan noted that certain REITs were actively in the process of expanding their medical-care-related portfolios due to favorable macroeconomic trends and noted the REITs’ relatively low cost-of-capital. J.P. Morgan’s representatives also discussed the financial analysis J.P. Morgan conducted with regard to the proposed structures, including illustrative financial statements prepared in connection therewith, and summarized and described comparable precedent transactions.

In November 2012, the Company contacted the law firm Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to assist the Company in connection with potential strategic alternatives, including its consideration of a sale of its real property assets. Representatives from Skadden spoke with certain members of the Board and Company management on November 27, 2012. Skadden described certain of the legal and tax implications of the structures that had previously been presented by J.P. Morgan and described to members of the Board and Company management certain of the relative benefits and risks of each type of structure. At the conclusion of the meeting, members of the Board and Company management concluded that selling the Company’s real estate assets to a REIT could create significant stockholder value and was worthy of further consideration; however, the Company would need to first conduct additional internal analyses before further exploration of a transaction. On December 17, 2012, Company management met with Bidder A to gauge Bidder A’s interest in restarting discussions.

In late January 2013, Company management requested that J.P. Morgan discuss with the Board the financial aspects of the proposed transaction structures discussed to date.

On January 23, 2013, representatives of J.P. Morgan summarized alternative transaction structures for the Board, noting that a sale of the Company’s real estate assets to a REIT could create a beneficial strategic partnership, allowing the Company to leverage the REIT’s lower cost of capital and to facilitate a broader transition from the Company’s core services towards new sectors of healthcare. J.P. Morgan’s representatives recommended that the Company contact two REITs, Bidder B and Bidder C, in order to determine their respective levels of interest in such a transaction.

Following a discussion among the Board and representatives of J.P. Morgan, the Board excused J.P. Morgan and went into an executive session with certain members of management and Skadden to discuss the potential strategic benefits of the proposed transaction structures and to consider the pros and cons of certain structural alternatives. The Board and Company management discussed the potential benefits to the Company’s stockholders, including the ability to pursue opportunities in less capital-intensive healthcare business segments, such as ambulatory services, and, together with a REIT partner, to pursue opportunities in more capital-intensive business segments, including through the expansion of current hospital assets and the construction of new hospitals in underserved areas. Skadden also provided the Board with an overview of the directors’ fiduciary duties in connection with the exploration of strategic alternatives and the applicable legal standards of review.

During the meeting, the Board also considered the possible disruption to the Company’s business that could result from the public announcement of an exploratory process and the resulting distraction of the attention of Company management and employees, concluding that such risks could be minimized by proceeding on a targeted, non-public basis. Company management also informed the Board of Bidder A’s continued interest in pursuing a potential transaction with the Company. The Board then determined, based on the materials and other information presented at the meeting, that it was in the best interests of the Company and its stockholders to continue exploring potential transactions involving the Company and authorized Company management and J.P. Morgan to contact the two potential REIT buyers.

During the last two weeks of February, Company management, at the direction of the Board, contacted representatives of Bidder B and Bidder C to discuss potential transactions involving the Company.

The Company also contacted Bidder A to inform Bidder A of the Company’s exploration of REIT-related opportunities and to gauge its continued interest. On February 20, 2013, Company management met with Buyer’s President and Chief Executive Officer, Trevor Fetter, in Dallas. After discussion of various industry topics, as well as the Company’s exploration of alternative strategies for growth and stockholder value, Mr. Fetter expressed an interest in having a preliminary conversation regarding a combination of Buyer and the Company.

The Company negotiated and entered into a non-disclosure agreement with Bidder B on March 14, 2013 and with Bidder C on March 26, 2013 and provided confidential materials to each. The non-disclosure agreements entered into with each of Bidder B and Bidder C (as well as with Buyer and Bidder A, as noted below) included customary standstill provisions, the terms of which standstills terminated upon announcement of the Company’s entry into the Merger Agreement.

Company management also requested that J.P. Morgan look more closely at the financial statements of Bidder A, as well as Buyer, and to conduct an analysis of the potential value creation that would result from a strategic combination with either such counterparty. Company management and J.P. Morgan determined that Bidder A and Buyer would be the ideal strategic candidates to approach based primarily on the markets in which each operates and each operator’s familiarity with the Company management team. Company management and J.P. Morgan also noted that engagement with Bidder A and Buyer would, among other things, provide additional reference for assessing a potential REIT transaction.

The Company negotiated and entered into a non-disclosure agreement with Buyer, as well as a new non-disclosure agreement with Bidder A, on March 6, 2013 and provided confidential materials to each.

On March 14, 2013, certain Company subsidiaries amended the Company’s senior secured credit agreement and used a portion of the additional borrowing made available through the amendment to redeem the Company’s remaining 10.375% senior discount notes.

On March 18, 2013, members of Company management and representatives of J.P. Morgan met with the senior management and financial advisors of Bidder B. During the presentation, Messrs. Martin, Pitts and Roe discussed with Bidder B the current trends in the healthcare industry and noted that significant value could be unlocked through a transaction between the two parties.

On March 25, 2013, the Company disclosed that VHS Phoenix Health Plan, LLC (“PHP”), a health plan subsidiary of the Company, was not awarded an acute care program contract with the Arizona state Medicaid program. At such time, PHP represented approximately 80% of the segment revenues, and substantially all of the segment EBITDA, within the Company’s Health Plans segment as reported in its periodic reports with the SEC.

On March 26, 2013, members of Company management and representatives of J.P. Morgan met with the senior management of Bidder A. Mr. Pitts and Mr. Timothy M. Petrikin, Executive Vice President, Ambulatory Care Services, discussed with Bidder A current trends in the healthcare industry and noted that significant synergies could be achieved and significant value could be unlocked in a transaction between the two parties.

On March 27, 2013, members of Company management and representatives of J.P. Morgan met with members of Buyer management, including Mr. Fetter, and representatives of Buyer’s financial advisor, Lazard Frères & Co. LLC. Messrs. Pitts and Petrikin discussed with Buyer and its financial advisor current trends in the healthcare industry and noted that significant synergies could be achieved and significant value could be unlocked in a transaction between the two parties.

On March 29, 2013, members of Company management met with the management of Target A, a hospital operator, to gauge Target A’s interest in a strategic discussion between the two parties.

On April 3, 2013, members of Company management and representatives from J.P. Morgan had further discussions with senior management of Bidder A regarding the structure of a potential transaction between Bidder A and the Company.

On April 4, 2013, Bidder A indicated to Company management that it was no longer interested in pursuing a transaction with the Company.

On April 10, 2013, Company management directed J.P. Morgan to send letters requesting the submission of a preliminary, non-binding written proposal by Buyer, Bidder B and Bidder C for the acquisition of the Company, with instructions to submit such proposals by April 19, 2013.

On April 11, 2013, Mr. Fetter met with Mr. Pitts in Dallas and expressed an interest in moving forward with discussions involving a potential transaction and communicated Buyer’s expectation to provide the Company with a view on valuation in early-to mid-May 2013.

On April 12, 2013, the Company negotiated and entered into a non-disclosure agreement with Target A.

On April 19, 2013, each of Bidder B and Bidder C submitted a proposal for an acquisition of the Company’s real estate assets. On April 20 and 21, 2013, Company management discussed the two proposals with J.P. Morgan and Skadden.

On April 24, 2013, at a meeting of the Board, representatives of J.P. Morgan updated the directors as to the proposals received from Bidder B and Bidder C and provided an overview of the Company’s ongoing pursuit of potential partnerships, acquisitions and sales. Bidder B submitted an all-cash proposal to purchase the Company’s real property assets and spin off the Company’s operating assets to the Company’s stockholders. Bidder C submitted a proposal to purchase the Company’s real property assets that noted flexibility with respect to the form of consideration and with respect to whether the operating assets be spun off or sold to a third party. The proposals submitted by Bidder B and Bidder C (as calculated based on the implied equity value per diluted share at the mid-point of each proposal’s range, taking into account the terms of the proposals’ contemplated leases between the REIT and the operating company) valued the Company (taking into account both the Company’s real property assets and its operating assets) at $17.32 per share and $16.31 per share, respectively. Each proposal also contemplated restrictions on the operations of the spun-off operating company, including financial and operating covenants and broad transfer restrictions. During the presentation, J.P. Morgan’s representatives noted that the offers received from the two REITs were lower than J.P. Morgan, Company management and the Board had expected and unsatisfactory, even when taking into account the disruption caused by PHP not having been awarded the program contract in March 2013. The Board also discussed the potential impact of the covenants and restrictions imposed on the operating company under the terms of the Bidder B and Bidder C proposals. In addition, the Board discussed the difficulties, risks and uncertainties with respect to the Bidder B and Bidder C proposals in valuing the operating assets to be spun off to the Company’s stockholders or the price at which such spun-off company would be traded, as well as the fact that such spun-off company would be initially dependent on the REIT buyer as its sole landlord.

Representatives of J.P. Morgan then reviewed with the Board the Company’s current situation as compared to its peers and discussed the opportunities and challenges the Company would face if the Board chose not to continue with the exploratory process and remained on its current trajectory. J.P. Morgan’s representatives then further discussed the possibility of seeking a strategic combination with Buyer, including the stockholder value that could be delivered by leveraging scale and synergies with another hospital operator, the public markets’ supportiveness of strategic combinations and the availability of debt financing.

Also at the April 24, 2013 meeting, J.P. Morgan’s representatives reviewed with the Board considerations regarding the Company’s pursuit of a potential acquisition of Target A, including J.P. Morgan’s estimate, based on projections from Company management, of a range of $21.00 to $27.00 for the implied share price of the

Company after giving effect to the proposed acquisition, that such an acquisition could deliver potential synergies to Company stockholders, enhance the Company’s scale and take advantage of current conditions in the debt and equity markets. The Board also noted certain risks and uncertainties with respect to an acquisition of Target A, including the resulting increase in the Company’s leverage, heightened exposure to certain near-term regulatory and economic uncertainties and various execution risks (such as the potential divestiture of Company assets, increased regulatory supervision and integration risks).

Following these discussions, the Board directed Company management to (i) inform Bidder B and Bidder C that their indications of interest were not attractive enough to continue discussions, (ii) allow Buyer to continue its diligence and provide an indication of interest and (iii) further explore the potential acquisition of Target A. In determining not to continue discussions with Bidder B and Bidder C, the Board considered the low purchase prices, the uncertain valuation of the operating company and the restrictions that the operating company would be subject to following the completion of any such transaction.

On May 6, 2013, Company management received an oral indication of interest from Buyer, valuing the Company between $18 and $20 per share in cash. Company management indicated to Buyer that it required a higher price in order to enter into a transaction. On May 8, 2013, Mr. Pitts met with Mr. Fetter and indicated that the Company would allow Buyer to continue financial and business diligence with a view to improving its offer. On May 10, 2013, Buyer submitted a request for additional due diligence information to the Company. On May 17, 2013, an electronic data room was opened to Buyer.

On May 8, 2013, Company management received a revised verbal indication of interest from Bidder B to purchase the Company’s real property assets and spin off from the Company its operating assets to the Company’s stockholders, which proposal (as calculated based on the implied equity value per diluted share, taking into account the terms of the contemplated lease between the REIT and the operating company) valued the Company (taking into account both the Company’s real property assets and its operating assets) at $18.28 per share. Company management did not view Bidder B’s revised proposal as attractive for reasons similar to those determined after the submission of Bidder B’s initial bid.

On May 13, 2013, Company management met with Target A management to discuss healthcare industry trends and opportunities to realize synergies and unlock stockholder value through a transaction between the two parties.

On June 5, 2013, Mr. Fetter communicated to Mr. Martin that Buyer would be willing to acquire the Company at a price of $20.00 per share in cash. On June 6, 2013, Company management indicated to Buyer that the Board expected a higher price than $20.00 per share and that Buyer needed to move quickly given other strategic alternatives being considered.

On June 11, 2013, the Board met to receive an update relating to the ongoing exploration of strategic opportunities, including the recent discussions with Buyer, as well as to discuss the budget for the upcoming fiscal year. In advance of the meeting, the Board received presentation materials from J.P. Morgan summarizing the offer made by Buyer and from Skadden summarizing the Board’s fiduciary duties under applicable law. Mr. Martin began the meeting with a status report on the Company’s current financial position and a description of management’s expectations for the coming year. Mr. Martin reported that Mr. Fetter had indicated that Buyer’s board of directors would be meeting again on June 13, 2013 to discuss the transaction and that Buyer’s outside counsel, Gibson, Dunn & Crutcher LLP (“Gibson”), would deliver a proposed merger agreement to Skadden prior to such meeting. Representatives of Skadden then discussed with the Board its fiduciary duties under applicable law and reminded the Board that it was under no obligation to enter into any such transaction. The Board then discussed whether to form a special committee. The Board inquired as to directors’ conflicts of interests and determined that none existed. The Board also concluded that no management arrangements, liquidity or timing concerns or other special factors that could give rise to a conflict of interest existed. The Board then determined that such a committee would not be formed because the interests of the Company’s majority stockholder group were aligned with the Company’s other stockholders. Skadden representatives then described the public company sale process generally and answered questions from the Board relating to public company merger agreements.

Representatives of J.P. Morgan also relayed the discussions held with Buyer since the prior Board meeting. J.P. Morgan’s representatives described the Company’s and Buyer’s current financial positions and compared each with other comparable companies in their industry peer group, noting the risks the Company faces because of its significant capital expenditure commitments (including an $850 million capital expenditure commitment relating to the Company’s acquisition of Detroit Medical Center) relative to its current cash flow and the potential for declining operating margins in the future, as well as describing the expected synergies and cost savings of a transaction with Buyer.

Representatives of J.P. Morgan then summarized for the Board the various strategic avenues that had been explored with Company management over the preceding months. J.P. Morgan’s representatives advised the Board of the view of Company management and J.P. Morgan that, of the various potential buyers of the Company or its real estate that were known to the Company or J.P. Morgan, Bidder A and Buyer were the most logical strategic candidates to approach based primarily on the markets in which each operates and each operator’s familiarity with the Company management team. During this discussion with the Board, J.P. Morgan noted its view that financial sponsors would have difficulty bidding above $18 per share. At the Board’s request, J.P. Morgan’s representatives also led a discussion with the Board, for each known potential strategic buyer, of the reasons that J.P. Morgan’s representatives and Company management believed that each such hospital operator likely would not have the ability and/or the willingness to consider such a transaction at a value equal to or in excess of that proposed by Buyer, including based on certain operators’ inability to raise sufficient cash and/or issue sufficient stock consideration, limitations stemming from non-profit and/or private ownership structures, an aversion of certain buyers to investing in predominantly urban-based hospitals, preferences for services other than acute care and significant overlap in key markets.

The Board and its advisors then discussed the Company’s consideration of the potential acquisition of Target A as an alternative strategy for growth. Members of Company management described the potential advantages and disadvantages of pursuing such a transaction, including the various potential benefits, risks and uncertainties identified and discussed at prior Board meetings.

Messrs. Martin and Pitts then led a discussion regarding the risks, uncertainties and benefits that the Company would face if it remained an independent company. The Board discussed pending changes to the regulatory landscape, noting that hospitals may not be primary beneficiaries under the new regulatory landscape, and that the Company would likely be faced with difficult decisions in the near- to medium-term based on uncertainty surrounding the PPACA and decreasing reimbursement rates. Mr. Pitts also reiterated that cash flows over the next several years may be negatively affected based on the Company’s large capital expenditure commitments, noting that such negative cash flows will increase as the Company completes current construction-in-progress, while at the same time the Company’s government reimbursements will be cut in advance of realizing the benefits of additional covered persons under the PPACA. The Board also discussed the benefits of remaining an independent company, including the possibility of proceeding with an acquisition of Target A.

The Board then discussed Buyer’s offer and inquired as to the terms that could be expected in the draft merger agreement. Representatives of Skadden described the anticipated transaction terms and reminded the Board that it need not make any decision about the proposed transaction at such time, noting that the directors should only make such a decision after informing themselves of all reasonable alternatives and concluding that a sale of the Company is in the best interests of all stockholders of the Company, as compared to remaining an independent company, after considering the attendant risks, uncertainties and benefits that remaining independent would entail. Following the meeting, the Company’s non-management directors and the Majority Stockholders had follow-up calls with representatives of Skadden, including to discuss their fiduciary duties in more detail.

Later on June 11, 2013, after the conclusion of the Board meeting, Gibson sent Skadden a draft of the merger agreement. That evening, Skadden sent a list of high level issues to Company management for its review, which noted, among other things, Buyer’s proposal that the Majority Stockholders deliver an action by written consent approving the transaction within eight hours of the Company’s entry into the merger agreement and without any “fiduciary out” allowing the Company, following the delivery of such written consent, to entertain potential competing proposals and/or terminate the merger agreement in order to enter into an agreement for a “superior proposal.”

On June 12, 2013, Skadden sent a revised draft of the merger agreement to Gibson that, among other things, included a 45-day post-announcement “fiduciary out” period following the delivery of the action by written consent, during which period the Board could (subject to certain procedures and limitations) entertain competing proposals and/or terminate the merger agreement in order to enter into an agreement with a third party in connection with a superior proposal.

On June 13, 2013, Company management met with Target A management to further discuss the opportunities to realize synergies and unlock value through a transaction between the two parties.

On June 14, 2013, the Board met to discuss the status of negotiations with Buyer. J.P. Morgan made a presentation to the Board that included a financial analysis of the proposed transaction and summarized the other strategic options that the Board had considered.

Messrs. Martin and Pitts began the meeting by providing an update to the Board as to what had occurred since the prior meeting and noted that the main obstacles to entering into a definitive agreement with Buyer would likely be purchase price and certain open business issues in the draft merger agreement. Mr. Pitts told the Board that Mr. Fetter had been in contact with potential financing sources and had engaged in substantive discussions with Bank of America and MLPSF, which had been granted access to the electronic data room. According to Mr. Fetter, Bank of America and MLPSF would be able to provide a financing commitment within the following week. Mr. Pitts also updated the Board regarding the status of the potential acquisition of Target A, noting that Company management had met with Target A’s management to discuss price and other transaction terms. Messrs. Martin and Pitts also noted that Company management communicated to Buyer the need to move quickly in finalizing transaction terms (to the extent mutually satisfactory terms could be agreed to) based on the Company considering a time-sensitive potential acquisition as an alternative to the proposed transaction with Buyer.

Mr. Roe then reminded the Board that the Company had lowered its annual earnings guidance in April 2013 after the completion of its third fiscal quarter. Mr. Martin then led a discussion regarding the Company’s recent financial performance.

Representatives of J.P. Morgan then gave a presentation highlighting the Company’s available alternatives. J.P. Morgan’s representatives confirmed the view of Company management and J.P. Morgan expressed at the Board’s June 11, 2013 meeting that, of the various potential buyers of the Company or its real estate that were known to the Company or J.P. Morgan, Bidder A and Buyer were the most logical strategic candidates to approach based primarily on the markets in which each operates and each operator’s familiarity with the Company management team. Representatives of J.P. Morgan then described the process by which they analyzed Buyer’s current offer and the other strategic alternatives that the Company had explored. Company management and the financial advisors then expressed skepticism as to whether a higher price from a competing buyer would surface.

The Board then discussed the terms of the draft merger agreement. Skadden outlined certain issues raised by the draft provided by Gibson, and Mr. Martin stated that he would not, and would recommend that the Board should not, approve a transaction with Buyer that included certain terms proposed by Buyer in its initial draft, including the absence of a “fiduciary out” provision. Representatives of Skadden again outlined the Board’s fiduciary duties in a change of control transaction, including in respect of the Board’s ability to entertain and, if appropriate, accept a superior offer that could emerge after signing. Mr. Martin then reiterated his view that Buyer would need to increase its $20.00 per share offer and show significant movement on certain key contract points in order for the Board to approve the proposed transaction. Among other things, the Board discussed that it was essential that the merger agreement include a “fiduciary out” for a superior proposal.

J.P. Morgan then discussed with the Board its existing relationships with Buyer and the Company, as well as Blackstone and its portfolio companies. Representatives of J.P. Morgan noted that it maintained business relationships with Buyer and Blackstone and their respective affiliated entities in the ordinary course and disclosed the nature and scope of those relationships. Representatives of J.P. Morgan were then excused from the meeting. The Board and Skadden then discussed J.P. Morgan’s historical relationships, its fee structure, engagement letter and internal controls with respect to the types of business relationships identified by J.P. Morgan. The Board then unanimously confirmed its engagement of J.P. Morgan for the current transaction.

Later on June 14, 2013, Gibson sent Skadden a revised draft of the merger agreement. Representatives of Skadden, J.P. Morgan and Company management held a conference call to discuss the revised draft, which reverted to certain terms included in the initial Gibson draft that had been discussed at the Company’s Board meeting that day. Company management, Skadden and J.P. Morgan agreed that Skadden should contact Gibson immediately to relay the message that the Company would not accept these terms and that no transaction would be possible unless these terms were revised. That evening, Skadden and Gibson discussed the provisions at issue, including the “fiduciary out” and certain remedies upon termination, and later in the evening representatives of J.P. Morgan discussed the same with Buyer’s financial advisor. Mr. Martin then directed Skadden to prepare a list of issues that remained open in the draft merger agreement and to prepare a revised draft of the merger agreement for senior management to review.

On June 15, 2013, Skadden sent a revised merger agreement to Gibson that, among other things, provided for a 30-day post-announcement “fiduciary out” period following the delivery of the action by written consent. Over the next several days, Buyer and its advisors continued to conduct due diligence on the Company, including reviewing additional documentation that had been posted to the electronic data room.

On June 18, 2013, Gibson sent Skadden a revised merger agreement, as well as a draft voting agreement proposed to be entered into among the Company, the Majority Stockholders and Buyer. Representatives of Skadden discussed the drafts with Company management and prepared a revised executive summary of the merger agreement and voting agreement, which were provided to the Board in anticipation of the Board’s meeting on June 19, 2013.

On June 19, 2013, the Board met to discuss the draft transaction documentation and the status of the negotiations. In advance of the meeting, Skadden sent the current draft of the merger agreement to the Board, as well as an executive summary of the draft merger agreement. Mr. Martin opened the meeting with an update regarding the ongoing discussions between the Company and Buyer since the previous Board meeting. Mr. Martin informed the Board that Mr. Fetter had confirmed that Buyer’s board of directors had authorized Mr. Fetter to offer to increase Buyer’s purchase price to $21.00 per share in cash, and Mr. Martin noted that this price represented a premium in excess of 60% over that day’s closing price. Mr. Martin also relayed Mr. Fetter’s statement that Buyer would likely be unwilling to enter into a transaction after June 24, 2013. Mr. Martin also noted that, according to Mr. Fetter, Buyer’s board of directors would not authorize a purchase price any higher than the current offer of $21.00 per share. Later during the meeting, one of the Company’s directors asked for and received the Board’s authorization to contact Mr. Fetter directly to determine whether any further increase to the price could be obtained.

Mr. Pitts then provided an update as to the contract negotiations that had taken place since the prior Board meeting. He confirmed that several of the most important issues from the preceding week had been resolved along the lines discussed with the Board at the prior meeting, including the inclusion of a “fiduciary out” that would provide the Board a 30-day window, subject to certain requirements and limitations, to entertain and, if applicable, enter into an agreement providing for, a superior proposal.

Mr. Roe then discussed with the Board the Company’s financial condition, including the uncertain impact of the PPACA on the healthcare industry over the next several quarters.

Mr. Martin then asked the representatives of J.P. Morgan to review the proposed transaction with the Board. J.P. Morgan presented the Board with preliminary valuation analyses which included, among other things, comparable company analysis, a review of precedent transactions and discounted cash flow analysis.

Mr. Martin then asked the Company’s legal advisors to summarize the transaction terms and Skadden reviewed in detail the terms of the draft merger agreement and voting agreement with the Board. Skadden also identified certain open items that remained the subject of continuing negotiations. Skadden then discussed the Board’s fiduciary duties in connection with the proposed transaction. Members of Company management then reported to the Board that, while it was expected that directors or officers of the Company may become directors or employees of Buyer after the Merger, such directors and officers had refrained and would refrain from discussions with Buyer regarding any such roles until after transaction terms had been finalized.

Later on June 19, 2013, Skadden sent Gibson further revised drafts of the transaction documents and, during the days that followed, Skadden and Gibson continued to negotiate and exchange drafts of such documents.

On June 20, 2013, Messrs. Martin and Pitts met with Mr. Ed Kangas, non-executive Chairman of Buyer, to discuss the potential combination of Buyer and the Company.

On June 21, 2013, Gibson sent Skadden a draft commitment letter from Bank of America relating to Buyer’s contemplated debt financing. Also on June 21, 2013, the Company entered into a formal engagement letter with J.P. Morgan, effective as of March 1, 2013, the date on which J.P. Morgan became the Company’s financial advisor in connection with a possible strategic transaction.

Later on June 21, 2013, the Board met again to discuss, and to consider approving, the proposed transaction. In advance of the Board meeting, Skadden provided the Board with an executive summary of the latest draft of the proposed merger agreement. J.P. Morgan made a presentation summarizing its valuation analysis and provided its oral fairness opinion as to the transaction, which would form the basis from which it would provide both its oral and written fairness opinion should the Board approve the sale of the Company. At the meeting, Messrs. Pitts and Martin and representatives of Skadden provided an update on merger negotiations, and the director that had been authorized on June 19 to speak with Buyer regarding the purchase price reported to the Board that his attempts to further increase the price were unsuccessful.

J.P. Morgan then reviewed with the Board certain financial analyses of the $21.00 purchase price, noting that such price represented an approximately 70% premium over the day’s closing price, an approximately 48% premium over the 90-day average price and an approximately 17% premium over the Company’s initial public offering price. Representatives of J.P. Morgan then delivered to the Board its oral opinion, which was confirmed by delivery of a written opinion, dated June 21, 2013, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the purchase price to be received by the Company’s stockholders was fair, from a financial point of view, to such holders. J.P. Morgan’s financial analysis and written opinion is described below in “— Opinion of J.P. Morgan” beginning on page 26. Following J.P. Morgan’s presentation, there was discussion again addressing potential J.P. Morgan conflicts that had previously been identified to, and discussed by, the Board.

Skadden then discussed the Board’s fiduciary duties and reiterated that the Board could still choose to abandon the transaction. The Board also discussed that both Messrs. Martin and Pitts had received unsolicited offers from Buyer for positions with Buyer following the Merger, but Messrs. Martin and Pitts reconfirmed that no negotiations would occur or agreements be entered into until after the terms of the Merger Agreement had been approved by the Company.

Following additional discussion and deliberation, the Board unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and authorized the Company to enter into the Merger Agreement upon acceptable resolution of the remaining contractual issues.

Following the meeting, Skadden and Gibson continued to finalize the Merger Agreement and the related disclosure letters. The Company, Buyer and Merger Sub entered into the Merger Agreement, and Buyer and the Majority Stockholders entered into the Voting Agreement, during the early hours of June 24, 2013. The Majority Stockholders subsequently executed and delivered the Written Consent, and, before market open on June 24, 2013, the Company and Buyer issued a joint press release announcing the transaction.

Reasons for the Merger

In the course of the Board making the determinations described above in “— Background of the Merger” beginning on page 14, the Board consulted with Company management, as well as the Company’s legal and financial advisors, and considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

•

the belief of the Board that it has obtained the highest price per share of its Company Common Stock that Buyer is willing to pay as a result of extensive negotiations with, and provision of due diligence materials and information to, Buyer;

•

the fact that alternative proposals received by the Company were not as competitive as Buyer’s offer, including proposals received by two REITs, and that the Company’s potential acquisition of another hospital operator presented certain risks and uncertainties, including increases in the Company’s leverage, heightened exposure to certain near-term regulatory and economic uncertainties and various execution risks;

•

the fact that the Merger Consideration of $21.00 per share to be received by the stockholders of the Company in the Merger represents a significant premium over the market price at which shares of Company Common Stock traded prior to the announcement of the execution of the Merger Agreement, including the fact that the Merger Consideration of $21.00 per share represented a premium of approximately:

•	20% over the 52-week high price of shares of Company Common Stock as of June 21, 2013, the last trading day before the announcement of the execution of the Merger Agreement;

•	70% over the closing price of shares of Company Common Stock on June 21, 2013, the last trading day before the announcement of the execution of the Merger Agreement; and

•	17% over the Company’s initial public offering price;

•	the fact that the shares of Company Common Stock have never traded at prices higher than the Merger Consideration since the Company went public in 2011;

•	the fact that the Merger Consideration is all cash, which provides liquidity and certainty of value to the stockholders of the Company;

•

the Company’s current and historical financial condition, results of operations, competitive position, strategic options and prospects, as well as the financial plan and prospects if the Company were to remain an independent public company and the potential impact of those factors on the trading price of Company Common Stock (which cannot be quantified numerically);

•	the prospective risks to the Company as an independent public company, including the risks and uncertainties with respect to:

•

achieving the Company’s growth plans in light of the current and foreseeable market conditions, including the risks and uncertainties in the reimbursement policies of state governments and the impact of the PPACA;

•

the inherent uncertainty of attaining Company management’s internal financial projections and that the Company’s actual financial results in future periods could differ materially from Company management’s forecasted results in both the near and long term;

•	the Company’s cash flow challenges during the second half of 2012 and 2013;

•	increased capital expenditure payments for projects committed to and started at a time with less operating volatility;

•

declining revenues caused by diminished demand for elective services and the increased level of uncompensated care caused by a shift from services provided to managed care covered patients to uninsured patients;

•	the consistent and growing shift of inpatient to outpatient settings and observation status at lower net revenue levels;

•	the materially declining growth of Medicare program payments and the proposed cuts to Medicare and Medicaid disproportionate share hospital payments as a result of the PPACA;

•	general economic weakness in the markets served by the Company;

•	the Medicaid eligibility reductions in Arizona and Medicaid rate cuts in Arizona, Texas and Illinois;

•	the loss of a significant amount of Medicaid managed care business in Arizona effective October 1, 2013; and

•	the “risk factors” set forth in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2012;

•

the support of the Majority Stockholders, which controlled approximately 54.7% of the aggregate outstanding shares of Company Common Stock as of June 21, 2013 and will be receiving the same form and amount of Merger Consideration for their shares of Company Common Stock as all other stockholders;

•

the oral opinion of J.P. Morgan, which was confirmed by delivery of a written opinion, dated June 21, 2013, and based upon and subject to the assumptions, limitations, qualifications and conditions described in J.P. Morgan’s written opinion, that the Merger Consideration of $21.00 in cash per share to be received in the Merger by holders of Company Common Stock was fair, from a financial point of view, to such holders, and the financial analyses related thereto prepared by J.P. Morgan and described below in “— Opinion of J.P. Morgan” beginning on page 26;

•	the terms of the Merger Agreement and the related agreements, including:

•	the limited number and nature of the conditions to Buyer’s obligation to consummate the Merger;

•

the inclusion of provisions that allowed the Board, under certain circumstances and even though the Company obtained stockholder approval by written consent, until 11:59 p.m. New York City time on July 24, 2013, to consider and respond to unsolicited bona fide Acquisition Proposals or furnish information to and engage in discussions or negotiations with the person making such Acquisition Proposals, subject to certain notice and other requirements, and until 11:59 p.m. New York City time on July 24, 2013 to terminate the Merger Agreement in order to accept a superior proposal, subject to certain notice requirements and other conditions and the requirement that the Company pay the Termination Fee as more fully described in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 59;

•

our ability to terminate the Merger Agreement in order to accept a financially superior proposal, subject to paying the Termination Fee, which the Board determined was reasonable in light of, among other things, the benefits of the Merger to the stockholders of the Company, the typical size of such fees in similar transactions and the likelihood that a fee of such size would not preclude or unreasonably restrict the emergence of alternative transactions proposals as more fully described in “The Merger Agreement — Effect of Termination; Termination Fees and Expenses” beginning on page 60; and

•

that Buyer’s obligations pursuant to the Merger Agreement are not subject to any financing condition or similar contingency based on Buyer’s ability to obtain financing; and that, if Buyer is unable to obtain financing, the Company’s remedies against Buyer would not be limited and the Company would be entitled to specifically enforce the Merger Agreement, including the obligation of Buyer to consummate the Merger, as more fully described in “— Financing” beginning on page 33;

•	the fact that the Merger Agreement contains customary terms and was the product of arm’s-length negotiations; and

•	the availability of appraisal rights to our stockholders who properly exercise their statutory rights under Section 262 of the DGCL (see “Appraisal Rights” beginning on page 65 and Annex C).

The Board also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the Merger, including the following factors:

•

the fact that following the completion of the Merger, the Company will no longer exist as an independent public company and that the Company’s existing stockholders will not be able to participate in any future earnings or growth of the Company, or in any future appreciation in value of shares of Company Common Stock;

•	the fact that the Merger Consideration consists of cash and will therefore be taxable to the stockholders of the Company for U.S. federal income tax purposes;

•

the restrictions on the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding an Acquisition Proposal and the requirement that the Company pay Buyer the Termination Fee if the Board accepts a superior proposal;

•

the fact that, while the Merger is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and as a result, it is possible that the Merger may not be completed, as described under “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 57;

•

the possibility of disruption to the Company’s business that could result from the announcement of the Merger and the resulting distraction of Company management’s attention from day-to-day operations of the business and its ability to attract and retain key employees during the pendency of the Merger;

•	the fact that the Company has incurred and will incur substantial expenses related to the transactions contemplated by the Merger Agreement, regardless of whether the Merger is consummated;

•

the fact that the Merger Agreement prohibits the Company from taking a number of actions relating to the conduct of its business prior to the closing without the prior written consent of Buyer, which may delay or prevent the Company from undertaking business opportunities that may arise during the pendency of the Merger, whether or not the Merger is completed; and

•

certain execution risks relating to the consummation of the Merger, including the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, any the failure to satisfy conditions to completion of the Merger, including receipt of regulatory approvals and any adverse litigation or regulatory developments.

During its consideration of the transaction with Buyer, the Board was also aware of and considered that the Company’s directors and executive officers may have interests in the Merger that differ from, or are in addition to, their interests as stockholders of the Company generally, as described under “— Interests of Our Directors and Executive Officers in the Merger” beginning on page 35.

The Board concluded that the potentially negative factors associated with the Merger were outweighed by the potential benefits that it expected stockholders of the Company would receive as a result of the Merger, including the belief of the Board that the Merger would maximize the immediate value of the Company Common Stock and eliminate the risks and uncertainties affecting the future prospects of the Company as a stand-alone company. The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but summarizes the material information and factors considered by the Board in its consideration of the Merger. The Board reached the decision to recommend and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in light of the factors described above and other factors the Board felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and individual members of the Board may have given different weights to different factors. The Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Company management, J.P. Morgan and Skadden, as financial and legal advisor respectively, and considered the factors overall to be favorable to, and to support, its determinations. It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 12.

Opinion of J.P. Morgan

Opinion of Financial Advisor

Pursuant to an engagement letter, dated June 21, 2013, the Company retained J.P. Morgan as its financial advisor in connection with the proposed Merger and to deliver a fairness opinion in connection with the proposed Merger. At the meeting of the Board on June 21, 2013, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Merger Consideration to be paid to stockholders of the Company in the proposed Merger was fair, from a financial point of view, to such stockholders. J.P. Morgan has confirmed its June 21, 2013 oral opinion by delivering its written opinion to the Board, dated June 21, 2013, that, as of such date, the Merger Consideration to be paid to stockholders of the Company in the proposed Merger was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of J.P. Morgan, dated June 21, 2013, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this information statement and is incorporated herein by reference. Stockholders of the Company are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the Board, is directed only to the Merger Consideration to be paid to the stockholders of the Company in the Merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the Company Special Meeting (if applicable). The summary of the opinion of J.P. Morgan set forth in this information statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft, dated June 21, 2013, of the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•

compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with Company management with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan has not independently verified (nor has J.P. Morgan assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Buyer under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement and that the definitive Merger Agreement would not differ in any material respects from the draft Merger Agreement furnished to it. J.P. Morgan also assumed that the representations and warranties made by the Company and Buyer in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the Merger.

The projections furnished to J.P. Morgan for the Company were prepared by the Company management (for a more detailed discussion, see “— Certain Company Forecasts” beginning on page 31). The Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Company management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the stockholders of the Company in the proposed Merger, and J.P. Morgan has expressed no opinion as to the fairness of the Merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or the underlying decision by the Company to engage in the Merger. J.P. Morgan expressed no opinion as to the amount or nature of any compensation to any officers, directors or employees of any party to the Merger, or any class of such persons relative to the Merger Consideration to be paid to the stockholders of the Company in the Merger or with respect to the fairness of any such compensation.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

Public Trading Multiples

Using publicly available information, including published equity research analysts’ estimates, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the business of the Company or aspects thereof. The companies selected by J.P. Morgan were: HCA Holdings, Inc. (“HCA”), Buyer, Community Health Systems, Inc. (“Community”), Health Management Associates Inc. (“HMA”), and LifePoint Hospitals, Inc. (“LifePoint”). These companies were selected, among other reasons, because they operate in the same industries as the Company, and, in certain cases, are similar to the Company based on operational characteristics and financial metrics.

For each selected company, J.P. Morgan calculated the ratio of such company’s expected earnings before interest, taxes, depreciation and amortization (“EBITDA”), based on street quarterly estimates, for the twelve months ended June 30, 2014, and divided its Enterprise Value (as defined below) by its EBITDA (“EV/EBITDA”). For purposes of these analyses, a company’s “Enterprise Value” was calculated as the fully diluted common equity value of such company as of June 20, 2013 plus the value of such company’s indebtedness and minority interests and preferred stock, minus such company’s cash, cash equivalents and short-term and long-term liquid investments. For purposes of calculating the Enterprise Value of the Company, the Company’s indebtedness excluded pension liabilities. For purposes of this analysis, the HMA multiple was shown using the unaffected equity value as of May 24, 2013 before Glenview’s Schedule 13D and filing under the HSR Act.

The following table represents the results of this analysis:

Selected Group	2013E EV/EBITDA	2014E EV/EBITDA
HCA	7.4x	7.2x
Buyer	8.0x	7.0x
Community	7.2x	6.8x
HMA	7.0x	6.5x
LifePoint	7.3x	7.0x

Based on the results of this analysis, J.P. Morgan applied an EV/EBITDA of 6.5x to 7.5x to the Company’s estimated EV/EBITDA for the twelve months ended June 30, 2014, as estimated by Company management. This resulted in implied equity values per share of $12.30 to $18.95.

For each selected company, J.P. Morgan also calculated the multiple of the stock price of its common equity divided by the published equity research analysts’ estimates (and for the Company, management estimates) of cash earnings per share (“P/E Ratio”).

The following table represents the results of this analysis:

Selected Group	2013E P/E	2014E P/E
HCA	11.0x	11.0x
Buyer	18.5x	13.2x
Community	12.7x	11.1x
HMA	13.6x	11.7x
LifePoint	16.0x	15.1x

Based on the results of this analysis, J.P. Morgan selected a P/E Ratio reference range of 12.0x to 16.0x for the twelve months ended June 30, 2014 and applied such multiple reference range to the Company cash earnings per share estimates for the twelve months ended June 30, 2014 as provided by the Company management. This resulted in implied equity values of $9.45 to $12.60 per share.

Selected Transaction Analysis

Using publicly available information, J.P. Morgan examined selected transactions with respect to selected companies engaged in businesses which J.P. Morgan judged to be analogous to the business of the Company or aspects thereof. For each of the selected transactions, J.P. Morgan calculated the target company’s EBITDA as publicly reported for the latest twelve months prior to the transaction (“LTM EBITDA”), and divided the Enterprise Value of such target company by such LTM EBITDA (“Transaction Multiple”). Specifically, J.P. Morgan reviewed the following transactions (Transaction Multiple in parentheses): the 2000 acquisition of Quorum Health Resources by Triad Health Systems, Inc. (7.9x); the 2004 acquisition of IASIS Healthcare Corporation by Texas Pacific Group (8.6x); the 2004 acquisition of Vanguard Health Systems, Inc., by The Blackstone Group L.P. (9.0x) (“Blackstone”); the 2006 acquisition of HCA by K.K.R. & Co. L.P., Bain Capital, LLC, and Merrill Lynch (7.7x); the 2007 acquisition of Triad Health Systems, Inc. by Community (9.8x); the 2011 acquisition of HealthONE LLC by HCA (6.0x); and the final offer in the proposed 2011 acquisition of Buyer by Community (6.7x). For purposes of this analysis, the Company’s EBITDA was adjusted to exclude $31.6 million of EBITDA during the twelve months ending March 31, 2013, which reflected Company management’s estimates of the EBITDA loss resulting from the conversion of the Company’s Phoenix Health Plan contract to a capped contract in April 2013. For purposes of this analysis, for the 2011 acquisition by HCA, J.P. Morgan utilized EBITDA calculated for the next twelve months as estimated by published research equity analysts rather than LTM EBITDA, because LTM EBITDA was not publicly available.

Based on the results of this analysis, J.P. Morgan selected a Transaction Multiple reference range of 7.0x to 9.0x. J.P. Morgan then applied this reference range to the Company’s LTM EBITDA and arrived at an estimated range of equity values for the Company’s Common Stock of between $13.70 and $26.35 per share.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for the Company Common Stock. Discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered after-tax free cash flows generated by this asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “Present Value.” The “Unlevered Free Cash Flows” refers to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs. “Present Value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present. “Terminal Value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period. In performing this analysis, J.P. Morgan used the Unlevered Free Cash Flows that the Company is projected to generate during fiscal years 2014 through 2023 provided by the Company management. Based on Company management’s estimate of a 1.0% terminal value growth rate in the industry in which the Company operates, J.P. Morgan also calculated a range of Terminal Values of the Company by applying a terminal value growth rate ranging from 0.5% to 1.5% to the unlevered free cash flow of the final year of the ten year period. The Unlevered Free Cash Flows and the range of Terminal Values were then discounted to present values using a range of discount rates from 7.5% to 8.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company, which included an analysis of the companies listed under the “Public Trading Multiples” described above. Based on the results of this analysis, J.P. Morgan arrived at an estimated range of equity values for the Company Common Stock of between $16.50 and $24.60 per share.

Other Information

J.P. Morgan also noted that the 52-week trading range of the Company Common Stock ending on June 20, 2013 ranged from a low of $7.97 to a high of $17.45. J.P. Morgan also noted that the price targets set by twelve published equity research analysts covering the Company ranged from $13.00 to $18.50. J.P. Morgan noted that historical stock trading and analyst price targets analyses are not valuation methodologies, but were presented merely for informational purposes.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the Merger.

As part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to deliver an opinion to the Company’s Board with respect to the Merger on the basis of such experience and its familiarity with the Company.

For services rendered in connection with the Merger, the Company has agreed to pay J.P. Morgan $25 million in respect thereof, $21 million of which will become payable only if the proposed Merger or similar transaction is consummated. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws. Please be advised that during the two years preceding the date of the written opinion, neither J.P. Morgan nor its affiliates has had any material financial advisory relationships or other material commercial or investment banking relationships with Buyer. During the two years preceding the date of its written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company, for which J.P. Morgan and such affiliates have received approximately $6.3 million related to corporate finance and transaction services. Such services during such period have included acting as joint bookrunner on a debt offering for the Company’s indirect wholly owned subsidiaries, Vanguard Health Holding Company II, LLC and Vanguard Holding Company II, Inc., in March 2012. In addition, during the two years preceding the date of its written opinion, J.P. Morgan and its affiliates have had commercial and investment banking relationships with Blackstone and its affiliates, the holder of approximately 37.7% of the outstanding Company Common Stock, and certain of its portfolio companies, for which J.P. Morgan and such affiliates have received approximately $286.2 million related to corporate finance, transaction services and asset management services. Such services during such period have included (i) advising Blackstone on its acquisition of Top Ryde City in January 2013; (ii) advising Blackstone on its acquisition of Valad Property Group in August 2011; (iii) acting as agent or bookrunner on syndicated credit facilities for certain portfolio companies of Blackstone; and (iv) acting as bookrunner on public offerings of debt and equity securities for certain portfolio companies of Blackstone.

In addition, in the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of the Company for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Certain Company Forecasts

The Company does not as a matter of general practice develop or publicly disclose long-term forecasts or internal projections of its future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, certain projected financial information was prepared by Company management and made available to the Board and J.P. Morgan in connection with the Board’s exploration of strategic alternatives. Certain projected financial information was also provided to Buyer and its financial advisor during the due diligence process.

The financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the Company’s Form 10-K for the year ended June 30, 2012 and the other reports filed by the Company with the SEC.

The financial projections were prepared solely for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial projections included below were prepared by Company management. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the projections is provided in this information statement only because the projections were made available to Buyer and also to the Board and J.P. Morgan. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information.

On March 27, 2013, Company management provided Buyer and J.P. Morgan with projected financial information prepared by Company management. On April 8, 2013, Company management provided Buyer and J.P. Morgan with revised projected financial information prepared by Company management to reflect the impact of PHP not having been awarded the program contract in March 2013. On May 19, 2013, Company management provided Buyer and J.P. Morgan further revised projected financial information prepared by Company management to reflect results of the Company’s third fiscal quarter. On May 23, 2013, Company management provided Buyer and J.P. Morgan a summary of assumptions of potential financial impacts of certain regulatory changes on the Company, which assumptions were discussed with Buyer.

In connection with J.P. Morgan’s financial analysis of Buyer’s final $21.00 purchase price and the delivery of J.P. Morgan’s oral and written opinion on June 21, 2013, as described below in “—Opinion of J.P. Morgan,” beginning on page 26, J.P. Morgan used projections (the “Projections”) based on the May 19, 2013 projected financial information and reflecting Company management’s assumptions relating to the financial impact of certain known regulatory changes on the Company from the summary provided on May 23, 2013 (in preparing these updated Projections, Company management assumed that there would be a reduction of $18.75 million in FY2014 EBITDA and reductions of $25 million in each of 2015E-2017E EBITDA as a result of disproportionate share hospital cuts). As of June 21, 2013, Company management viewed the Projections to be the most reliable financial projections reasonably available for the Company and no longer considered the previously prepared projected financial information to be reliable.

The following table presents a summary of the material unaudited Projections, as described above:

Summary Financial Projections

(dollars in millions)

	Year Ending June 30,
	2012A	2013E	2014E	2015E	2016E	2017E
Revenue	$5,949	$6,036	$6,080	$6,499	$6,882	$7,247
EBITDA(1)	$576	$557	$556	$626	$689	$757
Adjusted EBITDA(2)	$544	$531	$556	$626	$689	$757
Net Income	$59	$48	$63	$82	$106	$149
Depreciation and Amortization	$258	$256	$268	$289	$307	$308
Capital Expenditures(3)	$293	$419	$500	$226	$201	$201
Free Cash Flow(4)	$114	$(48)	$(121)	$208	$294	$365

(1)	EBITDA is income (loss) from continuing operations before income taxes less interest expense (net of interest income), depreciation and amortization, non-controlling interests, equity method income, stock compensation, gain or loss on disposal of assets, realized gains or losses on investments, acquisition related expenses, debt extinguishment costs, impairment and restructuring charges, pension expense (credits), and discontinued operations, net of taxes.
(2)	Reflects pro forma adjustment to exclude $32.3 million and $26.0 million of EBITDA in FY2012 and FY2013, respectively, related to the PHP contract that was converted to a capped contract in April 2013.
(3)	FY2013 and FY2014 capital expenditures reflect expansion initiatives. The April 8, 2013 revised projected financial information for FY2013 and FY2014 capital expenditures were $524 million and $450 million, respectively.
(4)	Free cash flow is EBITDA less capital expenditures less cash interest.

Except as may be required by applicable securities laws, the Company does not intend to update or otherwise revise the financial projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the financial projections are shown to be in error or no longer appropriate.

Financing

Buyer estimates the total amount of funds necessary to complete the merger and the related transactions to be approximately $4.6 billion, which includes refinancing the Company’s debt and the paying of related fees and expenses in connection with the Merger, the financing arrangements and the related transactions. Buyer has received debt financing commitments from the Commitment Parties.

Notwithstanding such arrangements, the obligations of Buyer and Merger Sub under the Merger Agreement are not subject to any financing condition.

Buyer has received the debt financing commitment made by the Commitment Parties under the Debt Commitment Letter pursuant to which the Commitment Parties have committed to provide a $1.8 billion senior secured term credit facility and a $2.8 billion senior unsecured bridge credit facility (collectively, the “Facilities”), which is to be provided by a syndicate of lenders (the “Lenders”) to be arranged by the Commitment Parties. The obligation of the Lenders to provide the debt financing on the terms outlined in the Debt Commitment Letter is subject to the following conditions, among others:

•	the payment of all fees and expenses payable under the Debt Commitment Letter to the extent invoiced at least three business days prior to the consummation of the Merger;

•	the preparation, negotiation, execution and delivery of definitive documentation with respect to the Facilities consistent with the Debt Commitment Letter;

•

the absence of any change, event, effect, development or circumstance since June 30, 2012 that has or would reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole;

•	the making of certain Merger Agreement representations and credit facility representations consistent with the Debt Commitment Letter;

•

the consummation of the Merger substantially concurrently with the initial borrowing under the Facilities in accordance with the terms of the Merger Agreement and all other related documentation (without amendment, modification or express waiver thereof which is materially adverse to the Lenders without the prior written consent of the Commitment Parties);

•	the receipt of a certification as to the solvency of Buyer and its subsidiaries, including guarantors, on a consolidated basis and a pro forma basis for the Merger by the Commitment Parties;

•

the receipt by the Commitment Parties of (i) customary legal opinions and customary corporate resolutions, certificates and other closing documents and (ii) satisfactory evidence that the Commitment Parties shall have a valid and perfected first priority (subject to certain exceptions) lien and security interest in the collateral listed in the Debt Commitment Letter;

•

the receipt by the Commitment Parties of certain audited and unaudited financial statements of Buyer and the Company within certain specified time periods, and a pro forma balance sheet and related statements of operations and cash flows of Buyer for the twelve-month period ending with the latest fiscal quarter covered by quarterly financial statements after giving effect to the Merger, all of which financial statements shall be prepared in accordance with GAAP;

•

the receipt, at least twenty consecutive business days prior to the consummation of the Merger, subject to certain customary blackout periods, of (i) completed information memoranda for public and private lenders, in each case relating to the Facilities suitable for use in a customary syndication of bank financing, and (ii) an offering memorandum with respect to high yield senior unsecured notes that are expected to be issued and sold in lieu of all or a portion of the drawings under the senior unsecured bridge credit facility together with customary financial information for an offering of high yield unsecured notes;

•	arrangements for the refinancing of the Company’s existing indebtedness (subject to certain exceptions) shall have been made; and

•

Buyer and the Company and their subsidiaries shall have provided to the agents under the Facilities, at least five business days prior to the consummation of the Merger, the documentation and other information that are required by regulatory authorities under applicable “know-your-customer” rules and regulations that have been requested in writing by such agents at least ten business days prior to the consummation of the Merger.

Although the debt financing described in this information statement is not subject to the Lenders’ satisfaction with their due diligence or to a “market out,” such financing might not be funded on the closing date because of failure to meet the specified closing conditions. As of the date of this information statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated. The definitive documentation governing the debt financing facilities has not been finalized, and accordingly, the actual terms may differ from those described in this information statement.

Marketing Period

As used in the Merger Agreement and this summary, the “marketing period” means the first period of twenty consecutive business days after the date of the Merger Agreement throughout which:

•

Buyer shall have received certain financial and other information required to be provided by the Company under the Merger Agreement in connection with the debt financing of the Merger and such information complies with certain requirements set forth in the Merger Agreement that will enable Buyer, Merger Sub and their financing sources to market the debt financing;

•

the conditions to Buyer’s and Merger Sub’s obligations to complete the Merger have been satisfied or waived (other than the conditions with respect to (i) this information statement having been cleared by the SEC and sent to stockholders of the Company at least twenty days prior to the closing date and (ii) from and after November 13, 2013, the receipt of certain scheduled consents, waivers and approvals of governmental entities); and

•

no event has occurred nor does any condition exist that would cause any of the closing conditions to fail to be satisfied (unless waived) assuming the closing were to occur at any time during the twenty consecutive business day period.

If the marketing period is not completed (i) on or prior to August 20, 2013, then the marketing period will commence no earlier than September 3, 2013, and (ii) prior to December 21, 2013, then the marketing period will commence after January 1, 2014. The marketing period also excludes July 5, 2013 and November 29, 2013, which dates for purposes of such calculation will not be counted as business days. Additionally, the marketing period will not be deemed to have commenced (and will be delayed) if, prior to the completion of such twenty consecutive business day period, (i) the Company’s independent auditors have withdrawn its audit opinion with respect to any financial information or financial statements required to be provided by the Company under the Merger Agreement in connection with the debt financing of the Merger, (ii) the Company publicly announces any intention to restate any financial information or financial statements included in any such required information or any such restatement is under consideration, or (iii) the Company is late in filing any material report required to be filed with the SEC.

Interests of Our Directors and Executive Officers in the Merger

You should be aware that the Company’s executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of the stockholders of the Company generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below.

Summary Table

The following table shows, as of July 2, 2013, with respect to Charles N. Martin, Jr., Phillip W. Roe, Keith B. Pitts, Bradley A. Perkins, M.D. and Kent H. Wallace (the “Named Executive Officers” identified in Company’s Proxy Statement, filed with the SEC on October 19, 2012 and incorporated herein by reference) and each other executive officer and each director of the Company who served as a director or executive officer of the Company at any point in time on or following July 1, 2012: (1) the number of shares of Company Common Stock underlying outstanding Company Options, (2) the value of the outstanding Company Options based on the excess, if any, of the per share Merger Consideration of $21.00 per share over the respective per share exercise price of the outstanding Company Options, (3) the number of shares of Company Common Stock underlying unvested RSUs, (4) the value of unvested RSUs based on the per share Merger Consideration of $21.00 per share, (5) the number of shares of Company Common Stock underlying unvested PSUs, (6) the value of unvested PSUs based on the per share Merger Consideration of $21.00 per share, and (7) the aggregate value of outstanding equity awards based on the per share Merger Consideration of $21.00 per share. Please see below for a full explanation of the treatment of various equity awards in the Merger.

Name	Shares Underlying Outstanding Options (#)	Intrinsic Value of Outstanding Options ($)	Shares Underlying Unvested Restricted Stock Units (#)	Value of Unvested Restricted Stock Units ($)	Number of Performance- Based Restricted Stock Units to Vest[1] (#)	Value of Unvested Performance- Based Restricted Stock Units ($)	Aggregate Value of Outstanding Equity Awards ($)
Executive Officers
Charles N. Martin, Jr.	671,506	2,604,664.34	121,933	2,560,593.00	328,389	6,896,169.00	12,061,426.34
Phillip W. Roe	326,538	2,798,135.57	24,074	505,554.00	58,533	1,229,193.00	4,532,882.57
Keith B. Pitts	380,881	1,718,668.90	27,157	570,297.00	65,998	1,385,958.00	3,674,923.90
Bradley A. Perkins, M.D.	401,671	4,961,049.78	79,418	1,667,778.00	47,027	987,567.00	7,616,394.78
Timothy Petrikin	33,567	308,480.73	43,388	911,148.00	32,895	690,795.00	1,910,423.73
Mark R. Montoney, M.D.	297,920	3,795,500.80	26,064	547,344.00	32,097	674,037.00	5,016,881.80
Alan G. Thomas	211,046	1,524,686.80	25,539	536,319.00	31,309	657,489.00	2,718,494.80
James H. Spalding	112,378	1,140,812.40	24,962	524,202.00	30,444	639,324.00	2,304,338.40
Joseph D. Moore	137,055	0.00	0	0.00	0	0.00	0.00
Gary D. Willis	59,583	759,085.60	24,252	509,292.00	17,095	358,995.00	1,627,372.60

Directors
Carol J. Burt	0	0.00	24,662	517,902.00	0	0.00	517,902.00
Philip N. Bredesen	0	0.00	24,662	517,902.00	0	0.00	517,902.00
Neil P. Simpkins	0	0.00	0	0.00	0	0.00	0.00
Michael A. Dal Bello	0	0.00	0	0.00	0	0.00	0.00
Robert Galvin, M.D.	0	0.00	0	0.00	0	0.00	0.00
Stephen R. D’Arcy	0	0.00	0	0.00	0	0.00	0.00
M. Fazle Husain	0	0.00	0	0.00	0	0.00	0.00

Former Executive Officers and Directors
Kent H. Wallace	0	0.00	0	0.00	0	0.00	0.00

(1)	Because the Board has not certified results for the 2013 fiscal year, in addition to the actual number of unvested earned PSUs for fiscal years preceding 2013, the values in this column includes the target number of PSUs awarded for the 2013 fiscal year.

Treatment of Equity Awards

Options

At the Effective Time, each option (each, a “Company Option”) to purchase shares, whether vested or unvested, that is outstanding immediately prior to the Effective Time will be canceled in exchange for a cash payment, subject to any required tax withholdings, equal to the excess, if any, of the per share Merger Consideration over the exercise price per share under such Company Option multiplied by the number of shares subject to such option. If the exercise price per share of any such Company Option is equal to or greater than $21.00 per share, such Company Option shall be canceled without any cash payment being made in respect thereof.

RSUs

At the Effective Time, each restricted stock unit (other than a PSU) (each, an “RSU”), whether vested or unvested, that is outstanding immediately prior to the Effective Time will be canceled in exchange for a cash payment, subject to any required tax withholdings, equal to the per share Merger Consideration.

PSUs

At the Effective Time, each restricted stock unit that vests in whole or in part based on achievement of one or more performance metrics (but excluding restricted stock units that may be subject to acceleration of vesting upon occurrence of a liquidity event (as described in the applicable award agreements)) (each, a “PSU”), whether vested or unvested, that is outstanding immediately prior to the Effective Time will be canceled in exchange for a cash payment, subject to any required tax withholdings, equal to the per share Merger Consideration multiplied by the following number of shares with respect to each PSU award: (i) if the applicable performance period has not been completed as of the Effective Time, the target number of shares subject to the award of such PSUs and (ii) if the applicable performance period has been completed as of the Effective Time, the number of shares previously determined to be earned for such performance period under the award of such PSUs.

Treatment of Previous Cash Distribution

Prior to its initial public offering, the Company made a cash distribution in January 2010 and a cash dividend in January 2011 to all stockholders, including to holders of certain outstanding RSUs and Company Options. However, cash dividends with respect to such RSUs and Company Options were deferred until such equity awards vest. Upon the completion of the Merger, all RSUs and Company Options will vest and the related cash dividends will be paid. The amount of such unpaid dividends is approximately as follows: Charles N. Martin, Jr.: $0.00; Phillip W. Roe: $115,969.99; Keith B. Pitts: $84,297.32; Bradley A. Perkins, M.D.: $911,949.71; and all other executive officers as a group: $495,115.59.

Executive Employment Agreements and Severance Protection Agreements

Severance Under Employment Agreements

The Company has entered into substantially similar employment agreements with each of its Named Executive Officers and other executive officers (other than Gary Willis). According to the terms of the employment agreements, if an executive officer’s employment is terminated by the Company without “cause” or by the executive officer for “good reason” following a “change in control” (each as defined in the employment agreements), the executive officer (other than Kent H. Wallace) is entitled to:

•

no later than the fifth day following the executive officer’s termination, a payment of full salary through the date of termination, a pro rata portion of the current year actual bonus through the date of termination, and all other unpaid amounts to which the executive officer is entitled as of the date of termination under any compensation plan or program of the Company (at the time such payments are due);

•

no later than the fifth day following the executive officer’s termination, a lump sum cash payment equal to three times the sum of the salary and the average of the annual bonuses actually paid for the two fiscal years ending prior to the year of the term of the employment agreement in which termination occurred (or paid with respect to one year, if bonus was paid with respect to only one year prior to the year of the term of the employment agreement in which termination occurred (or, with respect to Mr. Petrikin, his target bonus shall be utilized if no full fiscal year bonus has yet been paid)) (the “Average Annual Bonus”); and

•

continuing coverage under life insurance, medical, health, disability and similar welfare benefit plans for the greater of the remainder of the term of the employment agreement and eighteen months (which benefits will be reduced if the executive officer receives comparable benefits from a subsequent employer during such period).

For purposes of the employment agreements, following a change in control transaction, “good reason” is generally defined to include (i) a material reduction in the executive’s base compensation, (ii) a material reduction in the executive’s authority, duties or responsibilities, (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive reports, (iv) a material reduction in the budget over which the executive retains authority, (v) a material change in the geographic location at which the executive must perform services, or (vi) any other action/inaction that constitutes a material breach of the employment agreement by the Company. In addition, “cause” is generally defined to include (x) the willful failure or refusal by the executive to perform his duties for ten days following a written demand from the Company to so perform, (y) the willful engaging by the executive in misconduct which is materially injurious to the Company, or (z) the executive’s conviction of, or a no contest plea to, a felony.

Severance Under Severance Protection Agreements

Gary Willis has executed a severance protection agreement with the Company. Pursuant to the severance protection agreement, if Mr. Willis’ employment is terminated by the Company without “cause” or by Mr. Willis for “good reason” following a “change in control” (each as defined in the severance protection agreement), or under certain circumstances, prior to, and in connection with, a “change in control,” during the term of the agreement (which continues in effect for not less than three years after a “change in control”), he is entitled to:

•

a payment of full salary through the date of termination and all other unpaid amounts to which Mr. Willis is entitled as of the date of termination under any compensation plan or program of the Company;

•

(a) any incentive compensation which has been allocated or awarded to Mr. Willis for a completed fiscal year or other measuring period preceding the date of his termination under any incentive plan but has not yet been paid, and (b) a pro rata portion (based on target payout of awards) to the date of termination of the value of any contingent incentive compensation awarded to Mr. Willis for all uncompleted periods under the plan for the year (or other measuring period) in which the date of termination occurs;

•

no later than the fifth day following Mr. Willis’ termination, a lump sum severance cash payment equal to 250% of the sum of (a) the higher of his annual base salary in effect immediately prior to the circumstance upon which the notice of termination is based or in effect immediately prior to the “change in control” and (b) the higher of the target bonus which Mr. Willis could have earned under the Company’s annual incentive plan in the year of termination or the year of a “change in control”; and

•

continuous life, disability, accident, health and dental insurance benefits for eighteen months after termination (which benefits will be reduced if Mr. Willis receives comparable benefits from a subsequent employer during such period).

For purposes of the severance protection agreement, “good reason” is generally defined to include (i) a material reduction in Mr. Willis’ base compensation, (ii) a material reduction in Mr. Willis’ authority, duties or responsibilities, (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom Mr. Willis reports, (iv) a material reduction in the budget over which Mr. Willis retains authority, (v) a material change in the geographic location at which Mr. Willis must perform services, or (vi) any other action/inaction that constitutes a material breach of the severance protection agreement by the Company. “Cause” is generally defined to include (x) the willful failure by Mr. Willis to substantially perform his duties, (y) the willful engaging by Mr. Willis in misconduct which is demonstrably and materially injurious to the Company, or (z) Mr. Willis’ conviction of a felony or a criminal act involving moral turpitude.

Summary of Severance

Not taking into account any potential reductions relating to Code Section 280G that are described below, the aggregate amount of cash severance and benefits potentially payable pursuant to the employment agreements and severance protection agreements to the executive officers assuming the Merger occurred on September 3, 2013 and assuming each executive officer experienced a qualifying termination on such date, would be approximately as follows: Charles N. Martin, Jr.: $11,029,065.04; Phillip W. Roe: $5,212,345.80; Keith B. Pitts: $5,480,552.04; Bradley A. Perkins, M.D.: $4,580,285.04; and all other executive officers, as a group: $17,899,933.81. Kent H. Wallace is not entitled to any payments in connection with the Merger, having resigned as the President and Chief Operating Officer of the Company on February 28, 2013; in connection with Mr. Wallace’s termination, the Company agreed to waive the non-competition covenant under Mr. Wallace’s employment agreement, but Mr. Wallace continues to be subject to the covenant restricting his solicitation of employees of the Company and its subsidiaries as well as restrictions prohibiting disclosure of confidential information.

280G Cutback

Each executive officer’s employment agreement or severance protection agreement contains a parachute payment cutback provision, such that if any amounts or benefits payable to the executive officer under the employment agreement or any other agreement, plan or program of the Company (or its affiliate) would not be deductible under Code Section 280G, then such payments will be reduced to the extent necessary to make such payments and benefits deductible under Code Section 280G.

Covenants

Each executive officer (other than Gary Willis) is subject to (i) a non-solicitation of employees covenant applicable for 24 months following the executive’s termination of employment and (ii) a non-competition covenant applicable for 24 months following the executive officer’s termination of employment, except if the executive officer’s employment is terminated by the Company or the executive officer resigns for “good reason.”

Post-Closing Compensation

Pursuant to the Merger Agreement, for one year following the Effective Time, Buyer will cause the surviving corporation to provide employees of the surviving corporation or any of its subsidiaries as of the consummation of the Merger (other than collectively-bargained employees), including executive officers, (i) base salary and bonus opportunities (excluding equity based compensation) each at least as favorable as such employees received prior to the Effective Time (provided that reductions in compensation after the Effective Time that are applicable to similarly-situated employees of Buyer and its affiliates may be applied on a comparable basis to such Company employees) and (ii) employee benefits Buyer or its affiliates provide to their similarly situated employees or employee benefits substantially comparable in the aggregate to the employee benefits provided by the Company prior to the consummation of the Merger.

Indemnification and Exculpation of Directors and Executive Officers

The Company’s directors and executive officers are entitled to certain continued indemnification and insurance coverage under the Merger Agreement after the Merger is completed. For a more complete description, please see “The Merger Agreement — Indemnification and Insurance” on page 56.

Quantification of Potential Payments to Named Executive Officers in Connection with the Merger

Golden Parachutes

In accordance with Item 402(t) of Regulation S-K, the table below entitled “Golden Parachute Compensation” sets forth the estimated amounts of compensation that are based on or otherwise relate to the Merger that may become payable to each of Named Executive Officers. Please see the previous portions of this section for further information regarding this compensation.

The amounts indicated below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Merger is consummated on September 3, 2013, and the employment or service of each of the Named Executive Officers was terminated by the Company without cause or by the Named Executive Officer for good reason on that date. As described below, some of the amounts set forth in the table would be payable by virtue of the consummation of the Merger (“single-trigger” payments) and some amounts would be payable only if a termination of employment or service occurs in connection with or following the Merger (“double-trigger” payments). In addition to the assumptions regarding the consummation date of the Merger and termination of the employment or service of the Named Executive Officers, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a Named Executive Officer in connection with the Merger may differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)	Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Charles N. Martin, Jr.	11,002,105	11,627,285.36	0	26,960.04	0	0	22,656,350.40
Chairman of the Board, President and Chief Executive Officer

Phillip W. Roe	5,188,350	3,305,122.33	0	23,995.80	0	115,996.99	8,633,465.12
Executive Vice President, Chief Financial Officer and Treasurer

Kent H. Wallace	0	0	0	0	0	0	0
Former President and Chief Operating Officer

Keith B. Pitts	5,453,592	3,009,006.01	0	26,960.04	0	84,297.32	8,573,855.37
Vice Chairman

Bradley A. Perkins, M.D.	4,553,325	6,164,155.74	0	26,960.04	0	911,949.71	11,656,390.49
Executive Vice President and Chief Transformation Officer

(a)	On February 28, 2013, Kent H. Wallace resigned as the President and Chief Operating Officer of the Company. As a result of such termination Mr. Wallace is not entitled to any payments in connection with the Merger.

(b)	The amounts in this column represent the aggregate dollar amount of cash severance payments which the Named Executive Officers would be entitled to receive pursuant to their employment agreements upon the consummation of the Merger followed by a qualifying termination of employment or service at any time following the consummation of the Merger, as indicated in the table below. The table below assumes that at the Effective Time no base salary earned by the applicable Named Executive Officer is unpaid and no other otherwise vested amounts are due and payable to the applicable Named Executive Officer.

Name	Severance – three times Base Salary ($)(1)	Severance – three times Average Annual Bonus ($)(1) and (2)	Pro Rata Bonus for Fiscal 2014 ($)(1) and (3)	Total ($)
Charles N. Martin, Jr.	3,750,000	7,002,105	250,000	11,002,105
Phillip W. Roe	2,025,000	3,050,850	112,500	5,188,350
Keith B. Pitts	2,100,000	3,236,925	116,667	5,453,592
Bradley A. Perkins, M.D.	2,025,000	2,415,825	112,500	4,553,325

(1)	Upon a qualifying termination at any time after a change in control, the Named Executive Officers listed in this table would each be entitled to receive lump cash severance equal to three times the sum of his annual base salary and Average Annual Bonus. In addition, each of these Named Executive Officers would be entitled to receive a pro rata bonus in respect of the portion of the Company’s 2014 fiscal year preceding the termination based on actual performance of the Company.
(2)	Because the Board has not certified results for the 2013 fiscal year, in addition to the actual amount of bonuses for fiscal years preceding 2013 which, as applicable, were included in the determination of the Average Annual Bonus, the values in this column, where applicable, were determined by reference to the target bonus for the 2013 fiscal year.
(3)	The pro rata bonus for 2014 will be equal to the pro rata amount of the bonus based on the amounts of time that such Named Executive Officer was employed with the Company during the 2014 fiscal year and the Company’s ultimate performance during the 2014 fiscal year. Because it is too early in the year to speculate regarding the potential performance of the Company during its 2014 fiscal year, the amounts shown above represent the pro rata amount of the Named Executive Officer’s target bonus.

(c)	The amounts in this column represent the value of unvested Company Options, RSUs and PSUs held by the Named Executive Officers, which would be converted into rights to receive payment as described above in “— Interests of Our Directors and Executive Officers in the Merger — Treatment of Equity Awards.” For purposes of determining the value of the unvested Company Options, RSUs and PSUs, the price per share utilized is equal to the Merger Consideration ($21.00). The amounts in this column consist of:

Name	Company Options ($)(1)	RSUs ($)(2)	PSUs ($)(2)	Total ($)
Charles N. Martin, Jr.	2,170,523.36	2,560,593	6,896,169	11,627,285.36
Phillip W. Roe	1,570,375.33	505,554	1,229,193	3,305,122.33
Keith B. Pitts	1,052,751.01	570,297	1,385,958	3,009,006.01
Bradley A. Perkins, M.D.	3,508,810.74	1,667,778	987,567	6,164,155.74

(1)	Pursuant to the Merger Agreement, all outstanding vested and unvested options shall be canceled at the Effective Time in exchange for a cash payment, less any required tax withholdings, equal to the excess, if any, of the per share Merger Consideration over the exercise price per share under such option multiplied by the number of shares subject to such option. The values in this column represent the portion of such value attributable to unvested options.

(2)	Pursuant to the Merger Agreement, each PSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time will be canceled in exchange for a cash payment, less required tax withholdings, equal to the per share Merger Consideration. Each PSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time will be canceled in exchange for a cash payment, less required tax withholdings, equal to the per share Merger Consideration multiplied by the following number of shares subject to an applicable PSU award: (i) if the applicable performance period has not been completed as of the Effective Time, the target number of shares and (ii) if the applicable performance period has been completed as of the Effective Time, the number of shares previously determined to be earned for such performance period. Because the Board has not certified results for the 2013 fiscal year, in addition to the actual number of unvested earned PSUs for fiscal years preceding 2013 which will vest as a result of the consummation of the Merger, the values in this column include the target number of PSUs awarded for the 2013 fiscal year.
(e)	The amounts in this column represent the value that the Named Executive Officers would receive upon a qualifying termination of employment after a change in control of continued coverage for each Named Executive Officer under the Company’s life insurance, medical, health, disability and similar welfare benefit plans for 18 months. The value in this column does not reflect a potential reduction in such coverage if a Named Executive Officer receives comparable benefits from a subsequent employer during the period during which the Company is required to provide such benefits.

Name	Medical Coverage ($)	Life Insurance Coverage ($)	Disability Coverage ($)	Other ($)	Total ($)
Charles N. Martin, Jr.	25,835.04	1,125	0	0	26,960.04
Phillip W. Roe	22,870.80	1,125	0	0	23,995.80
Keith B. Pitts	25,835.04	1,125	0	0	26,960.04
Bradley A. Perkins, M.D.	25,835.04	1,125	0	0	26,960.04

(g)	The amounts in this column represent unpaid cash distributions payable to the Named Executive Officers in respect of certain Company Options and RSUs as described above in “— Interests of Our Directors and Executive Officers in the Merger — Treatment of Previous Cash Distribution.”
(h)	The amounts in this column represent the aggregate dollar value of the sum of all amounts reported in columns (b) through (g). Because each Named Executive Officer’s employment agreement includes a “cutback” to the extent necessary to avoid the Company losing any deduction pursuant to Section 280G of the Code, payments and benefits to a Named Executive Officer may be less than those shown above if any payments or benefits provided under the employment agreements contingent upon the Merger, together with all other payments/benefits payable to the Named Executive Officer in connection with the Merger, would otherwise be non-deductible pursuant to Code Section 280G and the total amount of such payments and benefits were reduced to the extent necessary to render the remaining payments and benefits deductible under Code Section 280G. The amount of such reduction, if any, will not be finally determined until termination of employment or service. The table below summarizes the amounts which are payable on a “single-trigger” and “double-trigger” basis, respectively.

Name	Single-Trigger ($)	Double-Trigger ($)
Charles N. Martin, Jr.	11,627,285.36	11,029,065.04
Phillip W. Roe	3,421,119.32	5,212,345.80
Keith B. Pitts	3,093,303.33	5,212,345.80
Bradley A. Perkins, M.D.	7,076,105.45	4,580,285.04

New Arrangements with Buyer

Prior to the Effective Time, Buyer may, in its discretion, initiate negotiations of agreements, arrangements and understandings with any of the Company’s executive officers or directors regarding compensation, benefits or treatment of the Company’s equity held by them in the Merger and may enter into definitive agreements with such executive officers or directors regarding the foregoing. To the Company’s knowledge, as of the date of this information statement, Buyer has not entered into any such new agreements, arrangements or understandings regarding compensation, benefits or alternative treatment of shares with any of the Company’s executive officers or directors other than Mr. Martin’s agreement to join Buyer’s board of directors following the consummation of the Merger, and other than an arrangement with Mr. Pitts, as described below.

On June 24, 2013, following execution of the Merger Agreement, Buyer and Mr. Pitts entered into a letter agreement (the “letter agreement”) that will be effective upon the consummation of the Merger, which provides that Mr. Pitts will become the Vice Chairman of Buyer. In addition, the letter agreement provides that Mr. Pitts will be granted future long-term incentive grants (which are typically awarded annually and based on guidelines established by Buyer’s Compensation Committee) and will receive an up-front grant of Buyer restricted stock units (“Buyer RSUs”) valued at $2,500,000, which will be granted upon consummation of the Merger and will vest in the same manner as standard annual Buyer RSU grants, over three years in one-third annual increments. Mr. Pitts will also participate in Buyer’s supplemental executive retirement plan (the “Buyer SERP”) and, upon completion of five years of service with Buyer following the Merger, the Buyer SERP will credit his pre-closing service with the Company for purposes of calculating benefits under the Buyer SERP. Within one year following the Merger, Mr. Pitts will be eligible to participate in the Buyer’s Executive Severance Plan, which provides certain severance benefits in the event of a qualifying termination (i.e., without “cause” or for “good reason”); at such time, Mr. Pitts’ employment agreement with the Company described herein will terminate. Buyer’s Executive Severance Plan currently provides severance benefits of two and one-half times the sum of base salary and target annual bonus for a qualifying termination outside of a change of control of Buyer, and three times the sum of base salary and target annual bonus for a qualifying termination related to a change of control of Buyer. By accepting the terms of the letter agreement, Mr. Pitts agreed to waive any occurrence of “good reason” under his employment agreement with the Company that results from the Company no longer being a publicly traded company as a result of the consummation of the Merger or his acceptance of his role with Buyer described in the letter agreement. Except as modified in the letter agreement, other terms of his employment agreement with the Company will remain in effect.

Appraisal Rights

Our stockholders have the right under Delaware law to dissent from the adoption of the Merger Agreement, to exercise appraisal rights and to receive payment in cash for the fair value of their shares of Company Common Stock determined in accordance with Delaware law. The fair value of shares of Company Common Stock, as determined in accordance with Delaware law, may be more or less than the Merger Consideration to be paid to non-dissenting stockholders in the Merger. To preserve their rights, stockholders who wish to exercise appraisal rights must follow specific procedures. Dissenting stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this information statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C. See “Appraisal Rights” beginning on page 65.

Litigation Related to the Merger

The Company is aware of two lawsuits relating to the Merger Agreement filed by purported stockholders of the Company against the Company, the Board, Merger Sub and Buyer. On June 25, 2013, a purported stockholder filed a putative class action lawsuit in the Chancery Court for Davidson County, Tennessee, captioned James A. Kaurich v. Vanguard Health Systems, Inc., et al., Case No. 13-905-IV. On June 27, 2013, a second purported stockholder filed a substantively identical putative class action lawsuit in the Chancery Court for Davidson County, Tennessee, captioned Marion Edinburgh TTEE FBO Marion Edinburgh Trust U/T/D/ 7/8/1991 v. Vanguard Health Systems, Inc., et al., Case No. 13-921-IV. Both complaints name as defendants the Company, Buyer, Merger Sub, and the Director Defendants and allege that the Director Defendants breached their fiduciary duties by approving the Merger through an unfair process and at an unfair price, and allege that the Company, Merger Sub, and Buyer aided and abetted the Director Defendants’ breach of their fiduciary duties. Both complaints seek to enjoin the Merger and to create a constructive trust for the purportedly improper benefits received by the Director Defendants.

Delisting and Deregistration of Company Common Stock

If the Merger is completed, the Company Common Stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the SEC on account of the Company Common Stock.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the Merger to holders of Company Common Stock whose shares of Company Common Stock are converted into the right to receive cash in the Merger. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. The discussion applies only to shares of Company Common Stock held as capital assets (generally, property held for investment), and does not address the tax consequences that may be relevant to holders of Company Common Stock that are subject to special tax rules, including (but not limited to) insurance companies, United States expatriates, tax-exempt organizations, broker-dealers, financial institutions, cooperatives, traders in securities that elect to mark to market, United States Holders (as defined below) whose functional currency is not the U.S. dollar, holders who hold Company Common Stock through pass-through entities for United States federal income tax purposes, or as part of a hedge, straddle or conversion transaction, holders deemed to sell Company Common Stock under the constructive sale provisions of the Code, or holders who acquired Company Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. Except as specifically noted below, this summary does not address any aspect of state, local or foreign taxation, and does not address any United States federal taxation other than income taxation.

For purposes of this summary, a “United States Holder” means a beneficial owner of Company Common Stock that is a citizen or individual resident of the United States, a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or any State thereof (including the District of Columbia), or any estate or trust the income of which is subject to United States federal income tax regardless of its source. If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a holder of Company Common Stock, the United States federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. Partners should consult their own tax advisors as to the particular United States federal income tax consequences to them. The term “Non-United States Holder” refers to any beneficial owner of Company Common Stock other than a United States Holder. The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law as of the date hereof. Because individual circumstances may differ, each holder of Company Common Stock should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Merger, including the application and effect of state, local, foreign and other tax laws.

United States Holders. The receipt of cash by a United States Holder for shares of Company Common Stock pursuant to the Merger (or pursuant to the proper exercise of appraisal rights) will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a United States Holder who receives the Merger Consideration will recognize gain or loss equal to the difference between the holder’s adjusted tax basis in the Company Common Stock converted to cash in the Merger and the amount of cash received therefor. Gain or loss will be calculated separately for each block of Company Common Stock converted in the Merger (generally shares acquired at the same cost in a single transaction). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Company Common Stock has been held for more than one year as of the Effective Time. The deductibility of capital losses is subject to certain limitations. A United States Holder who receives cash pursuant to the proper exercise of appraisal rights should consult such holder’s own tax advisor regarding the tax implications of the Merger.

Cash consideration received by a non-corporate United States Holder in the Merger may be subject to backup withholding at a 28% rate. Backup withholding generally will apply only if the United States Holder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each United States Holder should complete and sign the Form W-9 that will be part of the letter of transmittal to be returned to the paying agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent (or other agent).

Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service, or “IRS.” To avoid backup withholding, a tendering United States Holder should complete IRS Form W-9.

Non-United States Holders. A Non-United States Holder that receives cash for shares of Company Common Stock pursuant to the Merger (or pursuant to the proper exercise of appraisal rights) generally will not be subject to United States federal income tax on any gain realized on the disposition, unless (i) such holder is an individual who is present in the United States for 183 or more days during the taxable year of such disposition and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder, subject to an applicable treaty providing otherwise, or (iii) such holder’s shares of Company Common Stock constitute a “U.S. real property interest” under FIRPTA.

If you are a Non-United States Holder who is an individual and has been present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are satisfied, you will be subject to a 30% tax on the gross amount of your capital gains (or such lower rate as may be specified under an applicable income tax treaty).

If you are a Non-United States Holder and your gain is effectively connected with a U.S. trade or business (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by you), then you will be subject to U.S. federal income tax on your gain on a net basis in the same manner as United States Holders. Non-United States Holders that are corporations may also be subject to a branch profits tax on their effectively connected income at a rate of 30% or such lower rate as may be specified in an applicable income tax treaty, subject to adjustments.

If your shares of Company Common Stock constitute a “U.S. real property interest” under FIRPTA, and you held (actually or constructively) more than five percent of our shares at any time during the five-year period ending on the date of the Merger, you will be required to file a U.S. federal income tax return and will be subject to U.S. federal income tax on your net gain from your shares of Company Common Stock in the same manner as United States Holders. The Company believes that its shares of Company Common Stock do not constitute a U.S. real property interest under FIRPTA.

Backup withholding imposed at a rate of 28% and information reporting may apply to the payment of cash received by a Non-United States Holder for Company Common Stock pursuant to the Merger (or pursuant to the proper exercise of appraisal rights) unless the holder certifies under penalties of perjury to its Non-United States Holder status or otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. To avoid backup withholding, a tendering Non-United States Holder should complete IRS Form W-8BEN or other applicable IRS Form W-8.

Non-United States Holders should consult their tax advisors regarding the application of United States federal income tax laws, including information reporting and backup withholding, to their particular situations.

Regulatory Approvals

Regulatory approvals required to complete the Merger include expiration or termination of the required waiting period under the HSR Act, following required notifications and review by the DOJ or the FTC. Each of the Company and Buyer filed a notification and report form with the DOJ and FTC on July 2, 2013 and requested early termination of the waiting period.

At any time before or after consummation of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, or part of it, seeking divestiture of assets of the Company or Buyer, or requiring the Company or Buyer to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under such state’s antitrust laws, as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of assets of the Company or Buyer, or requiring the Company or Buyer to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

In addition, federal and state laws and regulations may require that the Company or Buyer obtain consents, waivers, approvals or certificates of need from, file new license and/or permit applications with, and/or provide notice to, applicable healthcare, insurance and other governmental entities in connection with the Merger. It is a condition to completion of the Merger that all consents, waivers and approvals of all applicable governmental entities shall have been obtained, subject to certain exceptions. For the first six months following the date of the Merger Agreement, the parties will not be required to consummate the Merger unless certain governmental approvals have been obtained. Such approvals include, but are not limited to, approvals from or filings with certain state departments of insurance and state departments of public health. Following the date that is six months after the date of the Merger Agreement, the parties will be required to complete the Merger so long as all consents, waivers and approvals of all applicable governmental entities have been obtained, except where the failure to obtain such consents, waivers or approvals would not, individually or in the aggregate, reasonably be expected to have a material adverse effect or give rise to a violation of criminal law.

While the Company and Buyer expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, require changes to the terms of the Merger Agreement or require the Company or Buyer to make certain commitments with respect to the operation of the business following completion of the Merger. In certain cases, these conditions or changes could result in the conditions to the Merger not being satisfied. For a more detailed discussion, see “The Merger Agreement — Regulatory Filings; Reasonable Best Efforts” beginning on page 52.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with factual information about us. Such information can be found elsewhere in this information statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information,” beginning on page 72.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Buyer or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement (such disclosures include information that has been included in the Company’s public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Buyer or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Form of Merger

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with Delaware law, at the consummation of the Merger, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation and a wholly owned direct subsidiary of Buyer.

Consummation and Effectiveness of the Merger

The Merger will become effective upon the filing of the certificate of merger with the Secretary of State of Delaware or at such later time as Buyer and the Company agree in writing and as specified in the certificate of merger. The Closing will occur on the later of (a) the date that is the second business day after the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the consummation of the Merger set forth in the Merger Agreement (other than the conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions), and (b) the earlier of (i) any business day during the marketing period (as defined in “The Merger — Marketing Period” beginning on page 34) specified by Buyer with at least two business days’ prior notice to the Company and (ii) the business day following the final day of the marketing period, unless another date, time or place is agreed to in writing by Buyer and the Company.

Consideration to be Received in the Merger

Upon consummation of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the consummation of the Merger, other than shares for which appraisal rights have been properly demanded and not withdrawn, shares held in treasury and certain shares owned by Buyer, Merger Sub or any other subsidiary of Buyer or the Company, will automatically be canceled and will be converted into the right to receive the Merger Consideration, upon surrender of each respective share certificate and letter of transmittal, if applicable.

In addition, upon consummation of the Merger:

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each Company Option, whether vested or unvested, that is outstanding immediately prior to the consummation of the Merger will be canceled in exchange for a cash payment, subject to any required tax withholdings, equal to the excess, if any, of the per share Merger Consideration over the exercise price per share under such Company Option multiplied by the number of shares of Company Common Stock subject to such Company Option (and if the exercise price per share of any such Company Option is equal to or greater than the Merger Consideration, such Company Option will be canceled without any cash payment being made in respect thereof);

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each RSU, whether vested or unvested, that is outstanding immediately prior to the consummation of the Merger will be canceled in exchange for the per share Merger Consideration multiplied by the number of shares of Company Common Stock subject to such RSU, subject to any required tax withholdings; and

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each PSU, whether vested or unvested, that is outstanding immediately prior to the consummation of the Merger will be canceled in exchange for the per share Merger Consideration multiplied by the following number of shares of Company Common Stock, subject to any required tax withholdings, for each PSU award: (i) if the applicable performance period has not been completed as of the consummation of the Merger, the target number of shares of Company Common Stock subject to the award of such PSUs; and (ii) if the applicable performance period has been completed as of the consummation of the Merger, the number of shares of Company Common Stock previously determined to be earned for such performance period under the award of such PSUs.

Appraisal Shares

Any appraisal shares will not be converted into the right to receive the Merger Consideration, unless and until such holder fails to perfect, effectively withdraws or loses the right to appraisal under Delaware law. If any such holder loses the right to appraisal, each such share of such holder will be converted into the right to receive the Merger Consideration as of the later of the consummation of the Merger and the time that the right to appraisal has been irrevocably lost, withdrawn or expired. The Company will serve prompt notice to Buyer of any demands for appraisal, attempted withdrawals of such notices or demands and any other instruments served pursuant to Delaware law received by the Company, and Buyer will have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company will not settle or make any payment with respect to the withdrawal of appraisal demands without the prior written consent of Buyer.

Procedures for Receiving Merger Consideration

As soon as reasonably practicable after the consummation of the Merger (but no later than three business days later), the paying agent will mail to each holder of record of a share certificate that, immediately prior to the consummation of the Merger, represented outstanding shares of Company Common Stock subsequently converted into the right to receive the Merger Consideration, a letter of transmittal and instructions for use in effecting the surrender of the share certificates in exchange for the applicable Merger Consideration.

Upon surrender to the paying agent of a share certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents, (i) the holder of such share certificate will be entitled to receive, in exchange for such share certificate, the applicable amount of Merger Consideration that such holder has the right to receive and (ii) the surrendered share certificate will be canceled.

Within three business days of the consummation of the Merger, Buyer has agreed to cause the paying agent to issue and deliver to each holder of uncertificated shares a check or wire transfer for the amount of cash, without interest, that such holder is entitled to receive, without such holder being required to deliver a certificate or an executed letter of transmittal to the paying agent, and such shares will be canceled.

If payment of the Merger Consideration is to be made to a person other than the person in whose name the share is registered, it will be a condition of payment that proper endorsement or transfer be documented and the proper taxes be paid.

Buyer, the surviving corporation and the paying agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to the Merger Agreement to any holder of shares of Company Common Stock, appraisal shares, Company Options, PSUs or RSUs, such amounts as are required to be deducted and withheld pursuant to any applicable tax laws.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Buyer, Merger Sub and the Company, including representations and warranties relating to, among other things:

•	organization, good standing, authority and similar matters of the Company, the Company’s subsidiaries, Buyer and Merger Sub;

•	due authorization, execution, delivery and enforceability of the Merger Agreement;

•	absence of conflicts with the parties’ governing documents, contracts, applicable laws and NYSE regulations;

•	absence of required approvals and authorizations of or other filings with governmental entities;

•	absence of pending or, to the knowledge of the respective parties, threatened litigation that would reasonably be expected to have a material adverse effect on the respective parties;

•	accuracy of information supplied by each of Buyer and the Company in connection with this information statement; and

•	absence of brokers’, financial advisors’ and investment bankers’ fees or commissions.

In addition, the Merger Agreement contains the following customary representations and warranties of the Company:

•	capitalization;

•	ownership of the Company’s subsidiaries and joint ventures;

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Board approval of the Merger Agreement and the Merger, including the determination that the Merger is advisable and that the terms are fair to, and in the best interest of, the stockholders of the Company, the Board directing the Merger Agreement to be submitted to the stockholders of the Company for adoption and approval, and a Board resolution recommending that the stockholders of the Company approve and adopt the Merger Agreement and the Merger;

•	documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;

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compliance of financial statements with applicable accounting requirements and SEC, NYSE, Sarbanes-Oxley Act and Regulation S-K rules and regulations and preparation in accordance with GAAP, and the absence of certain undisclosed liabilities;

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since June 30, 2012, the absence of any change, event or development that has had or would reasonably be expected to have a material adverse effect; the absence of any material loss affecting properties or assets; the absence of material changes to compensation or benefits and conduct of business in the ordinary course consistent with past practice;

•	compliance with laws;

•	employee benefit plans and matters relating to ERISA;

•	labor and employment matters;

•	compliance with environmental laws and regulations;

•	filing of tax returns, payment of taxes and other tax matters;

•	material contracts;

•	ownership and use of real property;

•	inapplicability of certain state takeover laws;

•	the absence of a stockholder rights plan;

•	the absence of related party transactions since July 1, 2011;

•	unlawful payments and other illegal financial activities; and

•	the receipt of a fairness opinion from J.P. Morgan.

The Merger Agreement also contains the following customary representations and warranties of Buyer and Merger Sub:

•	formation of Merger Sub solely for the purpose of the transactions contemplated in the Merger Agreement;

•	solvency of the surviving corporation following the Merger;

•	absence of ownership by Buyer, Merger Sub or their respective affiliates of capital stock of the Company; and

•	financing commitments to consummate the Merger.

Certain of the representations and warranties in the Merger Agreement are qualified as to “materiality,” “material adverse effect” or “Buyer material adverse effect.” The Merger Agreement provides that a material adverse effect means, with respect to the Company, any event, change, circumstance, occurrence, effect or state of facts that (i) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) prevents or materially delays the consummation of the Merger or its related transactions or would reasonably be expected to do so. With respect to (i) in the preceding sentence, material adverse effect will not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from:

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any changes generally affecting the industries in which the Company and its subsidiaries operate, or the United States economy or financial markets generally, including effects on such industries, economy or markets resulting from regulatory and political conditions;

•	any outbreak or escalation of hostilities or acts of war, terrorism or occurrence of natural disasters;

•	any changes in the law or GAAP;

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any failure of the Company or its subsidiaries to meet projections, any declines in stock price, trading volume or credit ratings, any change in the Company’s stock price or trading volume, excluding the causes of such changes; or

•	the announcement or pendency of the Merger or related transactions or actions or inactions expressly required by such agreements or with the written consent or at the written direction of Buyer.

The Merger Agreement also provides that a Buyer material adverse effect means, with respect to Buyer or Merger Sub, any event, change, circumstance, occurrence, effect or state of facts that prevents or materially delays the consummation of the Merger and related transactions or would reasonably be expected to do so.

Conduct of Business by the Company Prior to Consummation of the Merger

The Company agreed that prior to the consummation of the Merger, unless Buyer otherwise agrees in writing (and except as set forth in the Merger Agreement and the confidential disclosures the Company delivered in connection therewith), the Company has agreed to and will cause its subsidiaries to (i) subject to restrictions and exceptions in the Merger Agreement, carry on its business in the ordinary course consistent with prior practice in all material respects and (ii) use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, consultants and employees and to preserve the current relationships of it and its subsidiaries with customers, suppliers, licensors, licensees, distributors and other persons or entities having business dealings with it.

Further, the Company agreed that until the consummation of the Merger, it will not and will cause each of its subsidiaries not to (except as set forth in the Merger Agreement and the confidential disclosures the Company delivered in connection therewith, or with the prior written approval of Buyer, such approval, in certain circumstances, not to be unreasonably withheld or delayed):

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declare, set aside or pay any dividends on or make any other distributions, whether in cash, stock or property, in respect of its capital stock (except for those required by company incentive plans with respect to outstanding equity awards);

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purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests (except for those required by Company plans with respect to outstanding equity awards);

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split, combine, reclassify or otherwise amend the terms of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests (except for those required by Company plans with respect to outstanding equity awards);

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issue, deliver, sell, grant, pledge or otherwise encumber any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of shares, other than the issuance of shares of Company Common Stock upon the exercise of Company Options or the vesting or the delivery of RSUs or PSUs;

•	amend, or otherwise change, or authorize or publicly propose to amend or otherwise change, the Company’s certificate of incorporation or bylaws;

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acquire or agree to acquire, by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof in each case, involving an expenditure by the Company or any of its subsidiaries in excess of $3,000,000 or any assets that are otherwise material to the Company and its subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice or securities held for investment purposes in the ordinary course;

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sell, lease, license, sell and leaseback, abandon (other than allowing a contract to expire), mortgage or otherwise encumber, or otherwise dispose, even in part, any of the Company’s material properties, assets or rights or any interest therein, other than dispositions to the Company or its subsidiaries;

•	adopt or enter into a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization;

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incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness, or amend, modify or refinance any indebtedness in excess of $3,000,000 individually or $10,000,000 in the aggregate or make any material loans, advances or capital contributions to, or investments in, any other entity other than a subsidiary of the Company or securities held for investment purposes in the ordinary course of business;

•	incur or commit to incur any capital expenditure in excess of $3,000,000 individually or $10,000,000 in the aggregate other than as provided in the Company’s capital expenditure budget;

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pay, discharge, settle or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of the Merger Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

•	cancel any material indebtedness owed to the Company or any of its subsidiaries;

•	waive, release, grant or transfer any right of material value;

•	modify, amend or extend, or terminate or cancel, any material contract or enter into a contract that would be a material contract, excluding renewals of existing contracts;

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commence any action, or compromise, settle or agree to settle, any action by or against a third party other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $2,000,000 individually or $10,000,000 in the aggregate, but in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company;

•	change the financial or tax accounting methods, principles or practices of the Company, except as required by applicable laws and regulations, or revalue any of its material assets;

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settle or compromise any material liability for taxes, amend any material tax return, make any material tax election or take any material position on any material tax return filed on or after the date of the Merger Agreement or change any method of accounting for tax purposes, unless required by applicable law;

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except as provided by Company plans already in effect and except with respect to bonuses for any completed fiscal year based on the achievement of performance targets previously adopted, (i) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits or except in connection with a promotion to an open non-officer position, grant any new type of compensation or benefits or pay such individuals any bonuses; (ii) except in connection with a promotion to an open non-officer position or hiring any non-officer, grant or pay such individuals any severance, change in control or termination pay, or modifications thereto or increases therein; (iii) pay any benefit or grant or amend any award or compensation or benefit plan (unless such action does not materially increase the cost of maintaining or providing benefits under an existing employee compensation or benefit plan) or adopt any new compensation or benefit plan or accelerate the vesting or provide for funding or payment of any compensation or benefit; (iv) adopt or enter into any collective bargaining agreement or other labor union contract; or (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company plan or other contract;

•	renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would materially restrict the operations of the Company or its subsidiaries;

•	enter into any new line of business outside of its existing businesses;

•	take or omit any action that could reasonably be expected to result in any of the conditions to the Merger not being satisfied; or

•	authorize, or commit, resolve or agree to take, any of the foregoing actions.

Regulatory Filings; Reasonable Best Efforts

The Company, Merger Sub and Buyer have agreed to use reasonable best efforts to:

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(A) obtain required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any material contract or otherwise, as requested by Buyer; (B) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities; (C) make all necessary registrations, declarations and filings with any governmental entity, including filings required under the HSR Act; (D) take all steps as may be necessary to obtain an approval or waiver from, or avoid any action by, any governmental entity; (E) vigorously resist and contest any action, including administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that could restrict consummation of the Merger, including any antitrust laws; and (F) execute and deliver any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement; and

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cooperate with one another by (A) giving reasonable notice of, and allowing the other to attend and participate in communications with governmental entities with respect to any filing, investigation, possible resolution or commitment or other inquiry or proceeding related to the transactions contemplated by the Merger Agreement; (B) not participating in any meeting or substantive discussion with any governmental entity relating to any filings or investigation concerning the Merger Agreement or related transactions, without consulting or inviting the other party and its representatives in advance, unless prohibited by the governmental entity or otherwise impractical; (C) promptly furnishing the other party, subject to confidentiality agreements and to the extent practical, all correspondence, filings and communications that they, their affiliates or their respective representatives intend to submit to or receive from any governmental entities; (D) providing one another promptly with final copies of submissions to any governmental entity subject to confidentiality requirements; and (E) promptly furnishing the other party, subject to appropriate confidentiality agreements, with additional information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental entity.

Buyer agreed to take any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental entity with respect to the transactions contemplated by the Merger Agreement so as to enable the Closing to occur as soon as reasonably possible, including (i) proposing, negotiating, committing, agreeing or proffering to sell, license, dispose, divest or hold separate (in a trust or otherwise) by consent decree or otherwise or taking any other action with respect to any of the assets or businesses of Buyer, or assuming the consummation of the Merger, the surviving corporation or otherwise taking or committing to take actions that limit Buyer’s freedom of action with respect to, or their ability to retain, any of the businesses or assets of Buyer or the Company in each case, as may be required in order to obtain any clearances or approvals required to consummate the transactions contemplated by the Merger Agreement, or avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing, (ii) agreeing or proffering to limit in any manner whatsoever or not to exercise any rights of ownership of any securities, or (iii) entering into any agreement that in any way limits the ownership or operation of any business of Buyer, the Company, the surviving corporation or any of their respective affiliates, although neither Buyer nor the Company is required to resolve any objections asserted under antitrust laws by any governmental entity likely to either (x) be materially adverse to Buyer and its subsidiaries taken as a whole, or (y) materially and adversely diminish the benefits reasonably expected to be derived by Buyer from the transactions contemplated by the Merger Agreement.

Written Consent

Immediately following the execution and delivery of the Merger Agreement, the Company agreed to, in accordance with Delaware law, seek and use its reasonable best efforts to obtain the irrevocable Written Consent of the Majority Stockholders, constituting a majority in voting power of the outstanding shares of Company Common Stock. The Written Consent was delivered on June 24, 2013 following the execution of the Merger Agreement.

No Solicitation

The Company has agreed that it will not permit or authorize any of its subsidiaries to, and will use its reasonable best efforts to cause any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of the Company or any of its subsidiaries not to, directly or indirectly:

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solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer that constitutes or is reasonably likely to lead to an Acquisition Proposal (other than to inform the party making the Acquisition proposal of the restrictions on the Company in the Merger Agreement with respect to Acquisition Proposals);

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person or entity any confidential information with respect to an Acquisition Proposal; or

•	resolve, agree or publicly propose to do any of the foregoing.

The Company has agreed, and will cause its subsidiaries and use its reasonable best efforts to cause its representatives, to immediately cease and terminate all then existing discussions and negotiations with any person or entity with respect to any Acquisition Proposal, to request the prompt return or destruction of all confidential information previously furnished in connection therewith and not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its affiliates or representatives is a party with respect to any Acquisition Proposal, and to enforce the provisions of any such agreement.

The Merger Agreement provides that the term “Acquisition Proposal” means any proposal or offer from any third party relating to any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) assets or businesses that generate 15% or more of net revenues or net income or that represent 15% or more of the total assets (based on the fair market value) of the Company and its subsidiaries, taken as a whole, or (ii) 15% or more of any class of capital stock, other equity securities or voting power of the Company or its subsidiaries.

In addition, the Company has agreed to promptly advise Buyer in writing in the event the Company, its subsidiaries or representatives receive:

•	any indication by any person or entity that it is considering making an Acquisition Proposal,

•	any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or

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any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the person or entity making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such person or entity.

Additionally, the Company has agreed to keep Buyer informed in all material respects on a timely basis of the status and details of any such Acquisition Proposal, request, inquiry, proposal or offer including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.

Superior Proposal

Notwithstanding the restrictions described above, if at any time prior to 11:59 p.m., New York City time, on July 24, 2013 the Company had received an unsolicited written Acquisition Proposal that the Board reasonably believes to be bona fide, the Company had not breached its obligations pursuant to the non-solicitation covenant within the Merger Agreement, and if the Board determined:

•	after consultation with its financial advisor and outside counsel that the Acquisition Proposal constituted, or was reasonably expected to lead to, a superior proposal; and

•	after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law,

then the Company may have: (A) furnished information with respect to the Company and its subsidiaries to the person or entity making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms similar to those in the confidentiality agreement between Buyer and the Company, provided that all such information was provided to Buyer prior to or substantially concurrently with the time it was provided to such person or entity and (B) participated in discussions or negotiations with the party making such Acquisition Proposal regarding such Acquisition Proposal.

The Merger Agreement provides that the term “superior proposal” means any unsolicited bona fide written Acquisition Proposal that the Board determines if consummated would result in a third party (or the stockholders of any such third party) owning, directly or indirectly:

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assets or businesses of the Company and its subsidiaries that generate 50% or more of the net revenues or net income, or that represents 50% or more of the total assets based on fair market value, of the Company and its subsidiaries immediately prior to such transaction; or

•	50% or more of any class of capital stock, other equity securities or voting power of the Company, any of its subsidiaries or any resulting parent company of the Company,

which, in either case, the Board determines (after consultation with, and taking into account the advice of, its financial advisor and outside counsel) would be more favorable to the stockholders of the Company from a financial point of view than the Merger, taking into account all legal, financial, regulatory and other aspects of such offer (including the financing terms thereof) and would be reasonably likely to be completed on the terms proposed.

Without limiting any of the foregoing, the Company has agreed to promptly (within twenty-four hours) notify Buyer in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal and in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. However, in the event that a third party contacts the Company or its representatives or affiliates regarding a potential Acquisition Proposal, Buyer has agreed that the Company will not be in breach of the Merger Agreement to the extent the Company or such representative responds to such third party that it is unable to discuss or respond to such matters without first complying with the aforementioned procedures, provided that the Company provides written notice of such communication to Buyer promptly following such communication.

Nothing in the Merger Agreement prohibits the Company from taking and disclosing to stockholders of the Company a position pursuant to SEC rules with respect to a tender or exchange offer by a third party or making any similar disclosure to stockholders of the Company to the extent required by applicable law, provided that the Board expressly reaffirms its recommendation in favor of the approval of the Merger in such disclosure.

Change of Recommendation

The Board and any committee thereof cannot:

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(A) withdraw (or modify or qualify in a manner adverse to Buyer) the recommendation or declaration of advisability by the Board or any committee of the Board of the Merger Agreement, of the Merger or any of the related transactions, (B) recommend or otherwise declare advisable the approval by the stockholders of the Company of any Acquisition Proposal or (C) resolve, agree or propose to take any such actions; or

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cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract related to or which is intended to or is reasonably like to lead to an Acquisition Proposal, or resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, at any time prior to 11:59 p.m., New York City time, on July 24, 2013, the Board may have, if, after consultation with outside counsel, it determined that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law, caused or permitted the Company to change its recommendation of the Merger Agreement in response to either a superior proposal or an intervening event, or, solely in response to an unsolicited superior proposal that did not otherwise result from a breach of the non-solicitation provisions of the Merger Agreement, caused the Company to terminate the Merger Agreement and substantially concurrently enter into an alternative acquisition agreement with respect to such superior proposal, but only:

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after the third day following the Company’s written notification to Buyer advising Buyer that the Board intended to take such action and specifying the reasons therefor, including the terms and conditions of any superior proposal (and the identity of the person or entity making such superior proposal) that was the basis for the proposed action; and

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if Buyer made a proposal during such three day period to adjust the terms and conditions of the Merger Agreement, the Board continued to determine after consultation with outside counsel and its financial advisor that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law;

provided that the Board could not change its recommendation in response to an intervening event unless (A) the Company provided Buyer with a detailed written description of the intervening event as soon as reasonably practicable after becoming aware of it; (B) the Company kept Buyer reasonably informed of developments with respect to such intervening event; (C) the Company notified Buyer in writing within three days before making a change in recommendation with respect to such intervening event of its intention to do so and its specific reasons for doing so; and (D) if Buyer made a proposal during the three day period to adjust the terms and conditions of the Merger Agreement, the Board, after taking into consideration the adjusted terms and conditions of the Merger Agreement as proposed by Buyer, continued to determine in good faith (after consultation with outside counsel) that the failure to make such a change in recommendation would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law. During the three day period prior to its change of recommendation, the Board must have caused its financial and legal advisors to negotiate in good faith with Buyer.

The Merger Agreement provides that the term “intervening event” means an event, change, fact, occurrence, development or circumstance that is material to the Company that was not known to, or if known, the material consequences of which were not known to or reasonably foreseeable by, the Board prior to the execution of the Merger Agreement, which event, change, fact, occurrence, development or circumstance, or any material consequence thereof, would have become known to the Board prior to the receipt of the Company stockholder approval. However, for the purposes of intervening event, the existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof does not constitute an intervening event.

Employees

For one year following the consummation of the Merger, Buyer has agreed to cause the surviving corporation to provide employees of the surviving corporation or any of its subsidiaries as of the consummation of the Merger (other than collectively-bargained employees) (“Affected Employees”) (i) base salary and bonus opportunities (excluding equity based compensation) each at least as favorable as Affected Employees received prior to the consummation of the Merger (provided that reductions in compensation after the consummation of the Merger that are applicable to similarly-situated employees of Buyer and its affiliates may be applied on a comparable basis to Affected Employees) and (ii) employee benefits Buyer or its affiliates provide to their similarly situated employees or employee benefits substantially comparable in the aggregate to the employee benefits provided by the Company prior to the consummation of the Merger. In addition, for one year following the consummation of the Merger, upon involuntary termination of employment, Buyer will cause the surviving corporation to provide each Affected Employee who is covered by Company severance policy immediately prior to the consummation of the Merger with severance payments no less favorable than those consistent with the Company’s past practices and policies.

Buyer has agreed to use commercially reasonable efforts to ensure that Affected Employees receive full credit for such Affected Employees’ service with the Company and its subsidiaries for purposes of eligibility and vesting, but not for purposes of pension benefit accruals, under any benefit plans maintained by Buyer, the surviving corporation and any of their subsidiaries (“Buyer Employee Plans”) in which an employee participates after the consummation of the Merger to the same extent recognized by the Company prior to the consummation of the Merger, provided, however, that such service will not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

Buyer has agreed that (i) each Affected Employee will be eligible to participate, without any waiting periods, in Buyer Employee Plans to the extent such coverage replaces coverage under similar Company plans in which such Affected Employee participated prior to the consummation of the Merger, (ii) for each Buyer Employee Plan providing benefits to any Affected Employee any pre-existing conditions or limitations, evidence of insurability, activity-at-work or similar requirements and eligibility waiting periods will be waived with respect to each Affected Employee, and (iii) all Affected Employees will receive credit under Buyer Employee Plans for any previously paid deductible, co-insurance and annual out-of-pocket maximums.

Buyer has agreed to cause the surviving corporation and its subsidiaries to assume and honor in accordance with their terms all written employment, severance, retention and termination agreements applicable to the Affected Employees, and the transactions contemplated by the Merger Agreement will be deemed a “Change in Control” or similar concept under any Company plan. Nevertheless, nothing will obligate Buyer or the surviving corporation to maintain the employment of any Affected Employee for any specific period of time or will be construed to establish, amend, or modify any Buyer Employee Plan, program, agreement or arrangement or is intended to confer upon any person any rights as a third-party beneficiary of the Merger Agreement.

As of the consummation of the Merger, the terms and conditions of employment for collectively-bargained employees of the surviving corporation and its subsidiaries will be governed by the applicable collective bargaining agreement until its expiration, modification or termination in accordance with its terms and applicable laws.

Indemnification and Insurance

All rights to indemnification currently existing in favor of the current or former directors, officers or employees of the Company and its subsidiaries will be assumed and performed by the surviving corporation and will continue in full force and effect with respect to any claims against such directors, officers or employees arising out of such acts or omissions, except as otherwise required by applicable law. Beginning from the consummation of the Merger, Buyer has agreed to cause the surviving corporation and its subsidiaries to perform their respective indemnity obligations.

In addition, for a period of six years after the consummation of the Merger, Buyer has agreed to maintain directors’ and officers’ liability insurance that provides coverage for acts or omissions occurring at or prior to the consummation of the Merger, for those who are covered by such policy on the date of the Merger Agreement; provided, however, that Buyer and the surviving corporation will not be required to pay in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that Buyer may (A) substitute the current policies with another policy the material terms of which are no less favorable to each person currently covered under the Company’s existing policies and (B) request that the Company obtain an extended reporting period coverage under its existing insurance program.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements in which each of Buyer and the Company covenants or agrees to consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements (including any broadly disseminated employee, vendor or similar communication) with respect to the Merger Agreement, the Merger and the other transactions contemplated thereby, and will not issue any such press release or make any public announcement without the prior consent of the other party, which consent will not be unreasonably withheld, except without such consent as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

In addition, the Company has agreed to:

•

afford to Buyer, Merger Sub and their respective representatives reasonable access during normal business hours, during the period prior to the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms, to its properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company has agreed, and will cause each of its subsidiaries to, promptly make available to Buyer any information concerning its business, properties, assets, books, contracts, commitments and personnel as Buyer or its representatives may reasonably request; provided, however, that the Company will not be required to disclose any information to the extent such disclosure would contravene applicable law. Any such investigation will be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company and its subsidiaries. However, the Company will not be required to provide access to, or to disclose information, as would jeopardize the attorney-client privilege of the Company or its subsidiaries or violate the terms of any confidentiality agreement or other contract with a third party, as applicable; provided, that, in such circumstance, the Company will cooperate with Buyer to implement a procedure to permit access to or disclosure of such information in a manner that would not reasonably be expected to jeopardize the attorney-client privilege or violate the terms of any confidentiality agreement or other contract with a third party, as applicable; and

•

in consultation with Buyer, prepare and file with the SEC this information statement; and, promptly after receiving clearance from the SEC, mail this information statement to stockholders of the Company.

Conditions to Consummation of the Merger

The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

•	this information statement having been cleared by the SEC and sent to stockholders of the Company at least twenty days prior to the consummation of the Merger;

•	the expiration or termination of any waiting period (and/or extensions thereof) applicable to the Merger under the HSR Act;

•

the absence of any order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition, or any law, in any such case, that prohibits or makes illegal the consummation of the Merger;

•

the receipt of certain consents, waivers and approvals from applicable governmental entities, subject to certain exceptions; for the first six months following the date of the Merger Agreement, the parties will not be required to consummate the Merger unless certain governmental approvals have been obtained, including approvals from or filings with certain state departments of insurance and state departments of public health; and

•

after the date that is six months after the date of the Merger Agreement, the parties are required to complete the Merger so long as all consents, waivers and approvals of all applicable governmental entities have been obtained, except where the failure to obtain such consents, waivers or approvals would not, individually or in the aggregate, reasonably be expected to have a material adverse effect or give rise to a violation of criminal law.

The obligations of Buyer and Merger Sub to effect the Merger are subject to satisfaction or waiver at or prior to the consummation of the Merger of, among other things, the following additional conditions:

•

the accuracy of the representations and warranties of the Company with regards to outstanding capital stock, brokers and authority in all respects (subject, in the case of outstanding capital stock, to de minimis inaccuracies) at and as of the date of the Merger Agreement and at and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

the accuracy of the Company’s representations and warranties with regards to capitalization (other than as to outstanding capital stock) in all material respects at and as of the date of the Merger Agreement and at and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•

other than the representations and warranties mentioned in the two bullets directly above, the accuracy of all other representations and warranties of the Company (without giving effect to any materiality or material adverse effect qualifiers) at and as of the date of the Merger Agreement and at and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except as had not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the consummation of the Merger;

•	the absence of any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, had or would reasonably be expected to have a material adverse effect; and

•	the Company having delivered to Buyer a certificate, signed by an executive officer of the Company, to the effect that each of the conditions specified above has been satisfied.

The obligations of the Company to effect the Merger are also subject to satisfaction or waiver on or prior to the Closing of, among other things, the following additional conditions:

•

the accuracy of the representations and warranties of Buyer and Merger Sub (without giving effect to materiality or Buyer material adverse effect qualifiers) as of the date of the Merger Agreement and at and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except as had not and would not reasonably be expected to have, individually or in the aggregate, a Buyer material adverse effect;

•	each of Buyer and Merger Sub having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the consummation of the Merger; and

•	Buyer having delivered to the Company a certificate, signed by an executive officer of Buyer, to the effect that each of the conditions specified above has been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Merger by the mutual written consent of Buyer and the Company.

In addition, the Merger Agreement may be terminated by either Buyer or the Company if:

•

the Merger is not consummated prior to the Outside Date, provided, that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill its obligations under the Merger Agreement has been the primary cause of the failure of the Merger to be consummated by the Outside Date; or

•

any court of competent jurisdiction or other governmental entity issues a judgment, order, injunction, rule or decree, or takes any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and such judgment, order, injunction, rule, decree or other action will have become final and nonappealable; provided, that the party seeking to terminate the Merger Agreement must use its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action.

The Merger Agreement also may be terminated by Buyer if:

•

the Company breaches or fails to perform any of its representations, warranties, covenants or agreements (other than with respect to a breach of the non-solicitation and Written Consent provisions of the Merger Agreement, discussed in a separate termination provision below), or if any representation or warranty of the Company becomes untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the consummation of the Merger (A) would result in the failure of any of the conditions to the obligations of Buyer and Merger Sub and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty days after the giving of written notice to the Company of such breach or failure; provided, that Buyer has agreed not to have the right to terminate the Merger Agreement if Buyer or Merger Sub is then in material breach of any of its covenants or agreements such that the conditions to the obligations of the Company would not be satisfied; or

•

(A) the Board changes its recommendation of the Merger, (B) the Company fails to publicly reaffirm its recommendation of the Merger within ten business days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to the stockholders of the Company upon a request to do so Buyer, or (C) the Company having breached or failed to perform any of its obligations set forth in the non-solicitation and Written Consent provisions of the Merger Agreement in any material respect.

The Merger Agreement also may be terminated by the Company:

•

if Buyer or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, or if any representation or warranty of Buyer or Merger Sub becomes untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the consummation of the Merger (A) would result in the failure of any of the conditions to the obligations of the Company and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty days after the giving of written notice to Buyer of such breach or failure; provided, that the Company does not have the right to terminate the Merger Agreement if it is then in material breach of any of its covenants or agreements set forth in the Merger Agreement such that the conditions to the obligations of Buyer and Merger Sub would not be satisfied;

•	at any time prior to 11:59 p.m., New York City time, on July 24, 2013 in order to accept a superior proposal; provided, that the Company will have (A) substantially concurrently with such termination entered into the associated alternative acquisition agreement and (B) paid any termination fee amounts due pursuant to the Merger Agreement; or

•

if all of the conditions to the obligations of each party’s obligations to effect the Merger and the conditions to the obligations of Buyer and Merger Sub set forth in the Merger Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing) and Buyer or Merger Sub have failed for any reason to consummate the Closing no later than the second business day following the final day of the marketing period and the Company stood ready, willing and able to consummate the transactions contemplated by the Merger Agreement through the end of such period.

Effect of Termination; Termination Fees and Expenses

In the event of termination of the Merger Agreement, the Merger Agreement will immediately become void and have no effect, without any liability or obligation on the part of Buyer, Merger Sub or the Company and all fees and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, unless the Merger Agreement is terminated as a result of fraud or a breach (as defined in the Merger Agreement to mean a breach that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would cause a material breach of the Merger Agreement) of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

The Company has agreed to pay to Buyer a $61,000,000 Termination Fee, in no event more than once (provided, that the payment by the Company of the Termination Fee does not relieve the Company from any liability or damage resulting from a breach (as defined in the Merger Agreement and in the foregoing paragraph) of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or fraud), by wire transfer of immediately available funds to the accounts designated by Buyer:

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upon the earlier of the execution of a definitive agreement providing for, or upon consummation of any transaction contemplated by, an Acquisition Proposal, in the event that (A) prior to the termination of the Merger Agreement an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) is made directly to the stockholders of the Company or is otherwise publicly disclosed or otherwise communicated to senior management of the Company or the Board, (B) the Merger Agreement is subsequently terminated by the Company or Buyer because the Merger is not consummated by the Outside Date or by Buyer because the Company breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, and (C) within twelve months after the date of such termination, the Company enters into a definitive agreement providing for any Acquisition Proposal (and it is consummated), or successfully recommends or submits an Acquisition Proposal to its stockholders for adoption, or a transaction in respect of any Acquisition Proposal is consummated (in each case, whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated, publicly made known or publicly announced);

•

as promptly as reasonably practicable after termination (and, in any event, within two business days), in the event that (A) the Board changes its recommendation of the Merger; (B) the Board fails to reaffirm its recommendation of the Merger following an Acquisition Proposal within ten business days of the receipt of an Acquisition Proposal if requested by Buyer to do so; or (C) the Company breaches the non-solicitation and Written Consent provisions of the Merger Agreement, provided that Buyer has not failed to fulfill any of its obligations under the Merger Agreement in any material respect; or

•

substantially concurrently with, and as a condition to the effectiveness of, termination, in the event that the Merger Agreement is terminated by the Company because the Company has accepted a superior proposal.

Additionally, if the Company fails to promptly pay the Termination Fee as required, and Buyer or Merger Sub commences a suit that results in a judgment against the Company for the Termination Fee or any portion thereof, the Company has agreed to pay to Buyer or Merger Sub its costs and expenses (including reasonable attorneys’ fees) in connection with the suit, together with interest.

Amendment and Waiver

The Merger Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors at any time prior to the consummation of the Merger, whether before or after the Company stockholder approval has been obtained, provided, however, that after the Written Consent has been obtained, no amendment may be made that pursuant to applicable law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. The Merger Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Prior to the consummation of the Merger, either Buyer, Merger Sub or the Company may in writing:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	subject to applicable law, waive compliance with any of the agreements or conditions of the other parties contained in the Merger Agreement.

The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of those rights; provided, however, that after the Company stockholder approval has been obtained, no waiver may be made that pursuant to applicable law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver will be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy will operate as a waiver, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Except as otherwise set forth in the Merger Agreement, the rights and remedies of the parties are cumulative and are not exclusive of any rights or remedies which they would have otherwise.

Specific Performance

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce the terms and provisions of the Merger Agreement (including the right of a party to cause the other party to consummate the Merger and the other transactions contemplated thereby), in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties agreed not to oppose the granting of an injunction, specific performance and other equitable relief on the basis that either the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with any such order or injunction and will be entitled to such remedies without proof of actual damages.

Governing Law

The Merger Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles of Delaware.

VOTING AGREEMENT AND WRITTEN CONSENT

Concurrently with the execution of the Merger Agreement, the Majority Stockholders, who are the record and/or beneficial owners of 42,602,645 shares of Company Common Stock entitled to vote on the approval of the Merger and the adoption of the Merger Agreement, entered into the Voting Agreement with Buyer. The Voting Agreement provides that, so long as it had not previously been terminated in accordance with its terms, following the execution of the Voting Agreement and the Merger Agreement, the Majority Stockholders were required to execute and deliver to the Company the Written Consent. Following the execution of the Merger Agreement, on June 24, 2013, the Majority Stockholders, owning approximately 54.7% of the shares of Company Common Stock issued and outstanding on such date, executed and delivered the Written Consent.

The Voting Agreement further provides that, during the term of the Voting Agreement, each Majority Stockholder must vote its pro rata portion of the number of Company Common Stock that in the aggregate represents 40% of the Company Common Stock issued and outstanding as of the date of the Voting Agreement against, and will not consent to, any of the following: (i) any action or agreement submitted for the vote or written consent of stockholders of the Company that the Majority Stockholders know or reasonably suspect is in opposition to the Merger or would result in the breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Majority Stockholders in the Voting Agreement, and (ii) any Acquisition Proposal and any other action, agreement or transaction submitted for the vote or written consent of stockholders of the Company that the Majority Stockholders know or reasonably suspect would impede, interfere with, delay, postpone, discourage, frustrate the purposes of, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the Voting Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Majority Stockholders of their obligations under the Voting Agreement.

The Majority Stockholders have also agreed to not exercise any appraisal rights in connection with the Merger. While the Voting Agreement remains in effect, the Majority Stockholders are prohibited from transferring any shares of Company Common Stock beneficially owned by the Majority Stockholders, subject to certain exceptions.

The Majority Stockholders also agreed that they will, and will direct their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives to, cease any discussions or negotiations with respect to any Acquisition Proposal. The Majority Stockholders will not, and will not authorize any of their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives to, directly or indirectly (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal, (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to an Acquisition Proposal or any proposal or offer that is intended to lead to an Acquisition Proposal or that requires the Company to abandon the Merger Agreement, (iv) make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Company Common Stock in connection with any vote or other action or any of the matters subject to the voting requirements under the Voting Agreement, other than to recommend that stockholders of the Company vote in favor of the adoption of the Merger Agreement and as otherwise expressly provided in the Voting Agreement or to otherwise vote or consent with respect to the shares of Company Common Stock covered by the Voting Agreement in a manner that would not violate the voting requirements under the Voting Agreement, or (v) agree to do any of the foregoing. However, to the extent the Company is permitted to take the actions set forth above with respect to an Acquisition Proposal and the Majority Stockholders have not breached the provisions listed in this paragraph, then the Majority Stockholders and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives will be free to participate in any discussions or negotiations regarding an Acquisition Proposal and to otherwise take any actions that the Company would be permitted to take pursuant to the Merger Agreement.

The Voting Agreement will terminate upon the earliest of (i) the date the Merger Agreement is terminated in accordance with its terms, (ii) the consummation of the Merger, (iii) the delivery of written notice by Buyer to the Majority Stockholders of the termination of the Voting Agreement and (iv) the delivery of written notice by the Majority Stockholders to Buyer of the termination of the Voting Agreement, to the extent permitted under applicable law, if the Merger Agreement is amended or waived without the prior consent of the Majority Stockholders if such amendment or waiver is adverse to the Majority Stockholders, including by reducing the amount, changing the form, or imposing any material restrictions or additional conditions on the receipt of the Merger Consideration.

MARKET PRICE OF OUR STOCK

Company Common Stock is listed on the NYSE under the trading symbol “VHS”. The following table sets forth the high and low daily closing sales prices per share of Company Common Stock on the NYSE for the periods indicated.

	High	Low
Fiscal Year Ended June 30, 2012
First Quarter	$18.00	$10.16
Second Quarter	10.81	8.66
Third Quarter	11.55	9.80
Fourth Quarter	9.92	7.35

Fiscal Year Ended June 30, 2013
First Quarter	12.37	8.21
Second Quarter	12.60	9.68
Third Quarter	17.45	12.20
Fourth Quarter	20.76	11.95

The closing sale price of Company Common Stock on the NYSE on June 21, 2013, which was the last trading day before we announced the Merger, was $12.37. On July 25, 2013, the last practicable trading day before the date of this information statement, the closing price of Company Common Stock on the NYSE was $20.90. You are encouraged to obtain current market quotations for Company Common Stock.

We have never paid dividends on outstanding Company Common Stock.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to Section 262 of the DGCL, which is attached to this information statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of these rights.

If you comply with the applicable statutory procedures of Section 262 of the DGCL, you may be entitled to appraisal rights under Section 262 of the DGCL. To exercise and perfect appraisal rights, a record holder of shares of Company Common Stock must follow precisely the statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder to perfect appraisal rights.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this information statement. The following is intended as a brief summary of the material provisions of statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which appears in Annex C to this information statement. All references in Section 262 and this summary to “stockholder” are to the record holder of the shares of Company Common Stock immediately prior to the Effective Time as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL may result in the loss of appraisal rights.

Under the DGCL, holders of shares of Company Common Stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares of Company Common Stock appraised by the Court of Chancery of the State of Delaware, or the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of those shares, together with interest but exclusive of any element of value arising from the accomplishment or expectation of the Merger.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, the corporation must notify each of its stockholders who was a stockholder on the record date (which may be fixed in advance by the corporation (not more than ten days prior to the date of the notice), or if not fixed in advance, will either be the day before the notice is given (if sent prior to the Effective Time) or will be the date of the Effective Time (if sent following the Effective Time)) that appraisal rights are available, and must include in each such notice a copy of Section 262 of the DGCL. This information statement constitutes such notice to the holders of shares of Company Common Stock and Section 262 of the DGCL is attached to this information statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Holders of shares of Company Common Stock who desire to exercise their appraisal rights must deliver to the Company a written demand for appraisal of their shares of Company Common Stock no later than twenty days after the date of mailing of the information statement (which includes the notice of written consent and appraisal rights), or August 21, 2013. A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Company Common Stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of Company Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares of Company Common Stock through the Effective Time. Accordingly, a stockholder who is the record holder of shares of Company Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

All written demands for appraisal of shares of Company Common Stock must be mailed or delivered to: Vanguard Health Systems, Inc., 20 Burton Hills Blvd., Suite 100, Nashville, TN, 37215, Attention: General Counsel. Only a holder of record of shares of Company Common Stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of shares of Company Common Stock (a) must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares, (b) should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name, and (c) must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. The demand cannot be made by the beneficial owner if he or she is not the record holder of the shares of Company Common Stock. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm, trust or other nominee, submit the required demand in respect of those shares of Company Common Stock. If you hold your shares of Company Common Stock through a bank, brokerage firm, trust or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm, trust or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. A person having a beneficial interest in shares of Company Common Stock held of record in the name of another person, such as a broker, bank, trust or other nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights in accordance with Section 262 of the DGCL.

If shares of Company Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by the fiduciary in that capacity. If the shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm, trust or other nominee, who holds shares of Company Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company Common Stock as to which appraisal is sought. If you hold shares of Company Common Stock through a broker who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares of Company Common Stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Where no number of shares of Company Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Common Stock held in the name of the record owner.

Within ten days after the Effective Time, the surviving corporation in the Merger must give written notice that the Merger has become effective to each of the stockholders of the Company who properly asserted appraisal rights under Section 262 of the DGCL. At any time within sixty days after the Effective Time, any stockholder who has demanded an appraisal, but has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the consideration specified by the Merger Agreement for that stockholder’s shares of Company Common Stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty days after the Effective Time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within sixty days after the Effective Time, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of such stockholder’s shares of Company Common Stock as determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within one hundred and twenty days after the Effective Time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company Common Stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders of shares of Company Common Stock should not assume that the surviving corporation will file a petition.

Accordingly, it is the obligation of the holders of shares of Company Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Company Common Stock within the time prescribed in Section 262 and the failure of a stockholder to file such a petition within the period specified in Section 262 could result in a loss of such stockholder’s appraisal rights. In addition, within one hundred and twenty days after the Effective Time, any stockholder who has properly complied with the requirements of Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Company Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after such written request has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Company Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within twenty days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Company Common Stock and with whom agreements as to the value of their shares of Company Common Stock have not been reached by the surviving corporation. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Company Common Stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. After determination of the stockholders entitled to appraisal of their shares of Company Common Stock, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court of Chancery will determine the fair value of the shares of Company Common Stock, as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Company Common Stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the Merger, is not an opinion as to fair value under Section 262. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, we do not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Merger Consideration. In determining “fair value,” the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the parties participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares of Company Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company Common Stock, other than with respect to payment as of a record date prior to the Effective Time. If no petition for appraisal is filed within one hundred and twenty days after the Effective Time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of Company Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest, and subject to reduction for any required withholding taxes. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within one hundred and twenty days after the Effective Time. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 at any time within sixty days after the Effective Time (or thereafter with the written approval of the Company) and accept the Merger Consideration, without interest and subject to reduction for any required withholding taxes, offered pursuant to the Merger Agreement. Once a petition for appraisal has been filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of the Company without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, that such restriction shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the appraisal proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration, without interest and subject to reduction for any required withholding taxes, within sixty days after the Effective Time. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the stockholders of the Company who may wish to dissent to the Merger and pursue appraisal rights should consult their legal and financial advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of July 5, 2013 (except as otherwise provided) with respect to shares of Company Common Stock beneficially owned by each of the Company’s directors and the named executive officers, all directors and executive officers as a group and each person the Company believes to be the beneficial owner of more than 5% of the outstanding shares of Company Common Stock as of such date. Each beneficial owner’s percentage ownership is determined by assuming that options or PSUs that are held by this person (but not those held by any other person) and that are exercisable within sixty days have been exercised. Except as indicated in the footnotes to the table, each of the stockholders listed below has sole voting and investment power with respect to shares owned by such stockholder. In the case of the Company’s directors and executive officers, the information below has been provided by such persons at the Company’s request.

Name and Address of Beneficial Owner	Number of Outstanding Shares Owned(1)	Percentage of Outstanding Shares(2)
Principal Stockholders
Blackstone Funds(3)	29,381,564	37.7%
MSCP Funds(4)	7,707,834	9.9%

Directors and Executive Directors
Charles N. Martin, Jr.(5)	4,097,145	5.3%
Phillip W. Roe(6)	684,417	*
Kent H. Wallace	—	—
Keith B. Pitts(7)	1,634,874	2.1%
Bradley A. Perkins, M.D.(8)	201,971	*
Philip N. Bredesen	3,564	*
Carol J. Burt	3,564	*
Michael A. Dal Bello(9)	—	—
Stephen R. D’Arcy	—	—
Robert Galvin, M.D.(9)	—	—
M. Fazle Husain(10)	7,515,136	9.6%
Neil P. Simpkins(9)	29,381,564	37.7%
All directors and executive officers as a group (17 persons)(11)	43,472,238	55.8%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC, generally includes voting or investment power with respect to securities and, except for amounts set forth herein, does not include shares of Company Common Stock that may be deemed to be beneficially owned pursuant to the 2011 Stockholders’ Agreement of Vanguard Health Systems, Inc., dated as of June 21, 2011. Shares of Company Common Stock subject to options or PSUs currently exercisable, or issuable, as the case may be, or exercisable within sixty days of the date hereof, are deemed outstanding for computing the percentage ownership of the person holding such options, or PSUs, but are not deemed outstanding for computing the percentage of any other person.
(2)	Based on 77,924,675 shares of Company Common Stock outstanding as of July 5, 2013.
(3)

Reflects 20,585,466 shares directly held by Blackstone FCH Capital Partners IV L.P., 3,601,578 shares directly held by Blackstone Health Commitment Partners L.P., 385,659 shares directly held by Blackstone Capital Partners IV-A L.P., 1,248,232 shares directly held by Blackstone Family Investment Partnership IV-A L.P., 1,290,366 shares directly held by Blackstone FCH Capital Partners IV-A L.P., 1,487,725 shares directly held by Blackstone FCH Capital Partners IV-B L.P. and 782,538 shares directly held by Blackstone Health Commitment Partners-A L.P. (collectively, the “Blackstone Funds”). The general partner of each of the Blackstone Funds, other than Blackstone Family Investment Partnership IV-A L.P., is Blackstone Management Associates IV L.L.C. The general partner for Blackstone Family Investment Partnership IV-A L.P. is BCP IV Side-by-Side GP L.L.C. The majority of the membership interests in Blackstone

Management Associates IV L.L.C. are held by Blackstone Holdings III L.P. The sole member of BCP IV Side-by-Side GP L.L.C. is Blackstone Holdings III L.P. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Mr. Schwarzman. As a result of his control of Blackstone Group Management L.L.C., Mr. Schwarzman has voting and investment power with respect to the shares held by the Blackstone Funds. Each of such Blackstone entities (other than the Blackstone Funds to the extent of their direct holdings) and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares. The address of each of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(4)	The MSCP Funds consist of the following six funds: Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P., MSDW IV 892 Investors, L.P., Morgan Stanley Capital Investors, L.P. and Morgan Stanley Dean Witter Capital Investors IV, L.P. The address of each of Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P. and MSDW IV 892 Investors, L.P. is c/o Metalmark Capital LLC, 1177 Avenue of the Americas, New York, New York 10036. The address of each of Morgan Stanley Capital Investors, L.P. and Morgan Stanley Dean Witter Capital Investors IV, L.P. is c/o Morgan Stanley, 1585 Broadway, New York, New York 10036. Metalmark Capital LLC shares investment and voting power with Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P. and MSDW IV 892 Investors, L.P. over 7,515,136 of these 7,707,834 shares of our common stock that are indirectly owned by these four funds.
(5)	Includes 435,528 options to purchase Company Common Stock which are vested or will vest within sixty days of July 5, 2013 and 63,174 PSUs that will vest within sixty days of July 5, 2013. Also, includes an aggregate of 1,090,354 shares of Company Common Stock directly owned by four of his family trusts.
(6)	Includes 217,212 options to purchase Company Common Stock which are vested or will vest within sixty days of July 5, 2013 and 10,385 PSUs that will vest within sixty days of July 5, 2013.
(7)	Includes 297,041 options to purchase Company Common Stock which are vested or will vest within sixty days of July 5, 2013 and 11,684 PSUs that will vest within sixty days of July 5, 2013.
(8)	Includes 148,749 options to purchase Company Common Stock which are vested or will vest within sixty days of July 5, 2013 and 10,385 PSUs that will vest within sixty days of July 5, 2013.
(9)	Mr. Simpkins is a member of Blackstone Management Associates IV L.L.C. and Mr. Dal Bello and Dr. Galvin are each employees of affiliates of Blackstone, but each disclaims beneficial ownership over the shares beneficially owned by the Blackstone Funds.
(10)	Mr. Husain is a Managing Director of Metalmark Capital LLC and exercises shared voting or investment power over the shares of Company Common Stock directly owned by Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P., and MSDW IV 892 Investors, L.P. and, as a result, may be deemed to be the beneficial owner of the 7,515,136 shares of Company Common Stock owned by these four funds. Mr. Husain disclaims beneficial ownership of such shares of Company Common Stock as a result of his employment arrangements with Metalmark, except to the extent of his pecuniary interest therein ultimately realized. Metalmark Capital does not have investment and voting power with respect to 192,698 shares of Company Common Stock indirectly owned by Morgan Stanley Capital Investors, L.P. and Morgan Stanley Dean Witter Capital Investors IV, L.P., and these 192,698 shares are not included in the 7,515,136 shares contained in this table for Mr. Husain.
(11)	Includes 1,652,311 options to purchase Company Common Stock which are vested or will vest within sixty days of July 5, 2013 and 115,944 PSUs that will vest within sixty days of July 5, 2013.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other documents with the SEC. These reports contain additional information about the Company. Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. The Company’s SEC filings are made electronically available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “Investor Relations” section of the Company’s website at www.vanguardhealth.com. Our website address is being provided as an inactive textual reference only. The information provided on our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.

The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the Effective Time. The Company also incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:

Vanguard Health Systems, Inc. Filings:	Periods:
Annual Report on Form 10-K	Fiscal Year ended June 30, 2012

Quarterly Reports on Form 10-Q	Fiscal Quarters ended September 30, 2012, December 31, 2012 and March 31, 2013

Current Reports on Form 8-K	Filed August 23, 2012, September 12, 2012, October 23, 2012, November 20, 2012, January 28, 2013, February 14, 2013, March 19, 2013, March 25, 2013, April 2, 2013, and June 24, 2013.

The Company undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at Vanguard Health Systems, Inc., 20 Burton Hills Blvd., Suite 100, Nashville, TN 37215, Attention: Investor Relations Department, Telephone: (615) 665-6000.

Buyer and Merger Sub have supplied, and the Company has not independently verified, the information in this information statement relating to Buyer and Merger Sub.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of our information statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document. Please direct your inquiry or request by mail or telephone to us at the above address and telephone number. If you want to receive separate copies of the information statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in or incorporated by reference in this information statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this information statement. This information statement is dated July 26, 2013. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this information statement.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

TENET HEALTHCARE CORPORATION,

ORANGE MERGER SUB, INC.

and

VANGUARD HEALTH SYSTEMS, INC.

Dated as of June 24, 2013

A-i

A-ii

Page
Section 8.10	Specific Performance	A-47
Section 8.11	Severability	A-47
Section 8.12	Waiver of Jury Trial	A-47
Section 8.13	Counterparts	A-47
Section 8.14	Facsimile or .pdf Signature	A-47
Section 8.15	No Presumption Against Drafting Party	A-47

Exhibit A	Form of Voting Agreement	A-1
Exhibit B	Form of Certificate of Incorporation of Surviving Corporation	B-1
Exhibit C	Form of Bylaws of Surviving Corporation	C-1
Exhibit D	Form of Stockholder Consent	D-1

A-iii

INDEX OF DEFINED TERMS

Acquisition Proposal	5.4(f)(i)
Action	3.10
Adverse Recommendation Change	5.4(b)(i)
Affected Employees	5.12(a)
Affiliate	8.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	5.4(b)(ii)
Antitrust Laws	5.7(a)
Book-Entry Shares	2.3(b)
breach	7.2(c)
Business Day	8.3(b)
Certificate of Merger	1.3
Certificates	2.3(b)
Closing	1.2
Closing Date	1.2
Code	2.4
Company	Preamble
Company Board	Recitals
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Disclosure Letter	Article III
Company Joint Venture	3.3(b)
Company Parties	5.17
Company Plans	3.12(a)
Company Preferred Stock	3.2(a)
Company PSU	2.2(c)
Company RSU	2.2(b)
Company SEC Documents	3.6(a)
Company Stock Awards	3.2(d)
Company Stock Option	2.2(a)
Company Stock Plans	2.2(a)
Company Stockholder Approval	3.4(a)
Confidentiality Agreement	5.6
Contract	3.5(a)
control	8.3(c)
DGCL	Recitals
Dissenting Shares	2.5
Effective Time	1.3
Environmental Law	3.14(b)
ERISA	3.12(a)
ERISA Affiliate	8.3(d)
Exchange Act	3.5(b)
Financing	4.10(a)
Financing Commitments	4.10(a)
Financing Sources	8.3(e)
GAAP	3.6(b)
Governmental Entity	3.5(b)
Hazardous Substance	3.14(c)
HSR Act	3.5(b)
Indebtedness	8.3(f)
Information Statement	5.5(b)
Intervening Event	5.4(f)(iii)
IRS	3.12(a)
J.P. Morgan	3.22

knowledge	8.3(g)
Law	3.5(a)
Leased Real Property	3.17(b)
Liens	3.2(b)
Marketing Period	8.3(h)
Material Adverse Effect	3.1(a)
Material Contract	3.16(a)
Measurement Date	3.2(a)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Multiemployer Plan	3.12(b)(iv)
NYSE	2.2(e)
Outside Date	7.1(b)(i)
Owned Real Property	3.17(a)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Employee Plans	5.12(b)
Parent Material Adverse Effect	4.1
Paying Agent	2.3(a)
Payment Fund	2.3(a)
PBGC	3.12(b)(ii)
Permits	3.11
Permitted Lien	8.3(i)
Person	8.3(j)
Proxy Statement	5.5(b)
Real Property Leases	3.17(b)
Related Party	3.20
Repayment Debt	8.3(k)
Repayment Indentures	5.14
Representatives	5.4(a)
Required Information	8.3(l)
Sarbanes-Oxley Act	3.6(a)
SEC	3.6(a)
Securities Act	3.5(b)
Shares	2.1(a)
Stockholder Approval Date	5.4(a)
Stockholder Consent	5.5(a)
Stockholder Consent Delivery Period	5.5(a)
Subsidiary	8.3(m)
Superior Proposal	5.4(f)(ii)
Surviving Corporation	1.1
Takeover Laws	3.18
Tax Returns	3.15(j)
Taxes	3.15(j)
Termination Fee	7.3(b)
Undertaking	5.7(c)
Voting Agreement	Recitals
Written Consent End Date	8.3(n)

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 24, 2013, by and among Tenet Healthcare Corporation, a Nevada corporation (“Parent”), Orange Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Vanguard Health Systems, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the merger, on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the boards of directors of Parent and Merger Sub have each unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, following the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are (i) executing and delivering to the Company and Parent a written consent pursuant to which such holders shall approve and adopt this Agreement in accordance with Section 228 and Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) entering into an agreement, substantially in the form of Exhibit A hereto (the “Voting Agreement”), with Parent pursuant to which each such stockholder has agreed, among other things, to vote (or act by written consent with respect to) certain of its shares of capital stock in favor of the adoption of this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, on the later of (i) the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) and (ii) the earlier of (A) a date during the Marketing Period to be specified by Parent on no fewer than two Business Days’ notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of the Financing) and (B) the first Business Day following the final day of the Marketing Period, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date or time as Parent and the Company shall agree in writing and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of the Company shall be amended so that it reads in its entirety as set forth in Exhibit B hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company shall be amended so that they read in their entirety as set forth in Exhibit C hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled in accordance with Section 2.1(b) and (ii) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive $21.00 in cash, without interest, and subject to deduction for any required withholding Tax (the “Merger Consideration”). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be paid in accordance with Section 2.3.

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) If at any time during the period between the date of this Agreement and the Effective Time any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted so as to provide Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2 Treatment of Options and Other Equity-Based Awards.

(a) At the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted under the Company’s 2004 Stock Incentive Plan and 2011 Stock Incentive Plan (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company Stock Option as soon as practicable following the Effective Time, but no later than the payment date for the first full payroll cycle following the Closing Date, an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess of the Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option; provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled without any cash payment being made in respect thereof.

(b) At the Effective Time, each Company restricted stock unit, but excluding Company PSUs (but including an award that may be subject to acceleration of vesting upon occurrence of a Liquidity Event as described in the applicable award agreements) (each, a “Company RSU”), granted under the Company Stock Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company RSU as soon as practicable following the Effective Time, but no later than the payment date for the first full payroll cycle following the Closing Date, an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of the Merger Consideration and the number of Shares subject to such Company RSU.

(c) At the Effective Time, each Company restricted stock unit that vests in whole or in part based on achievement of one or more performance metrics (but excluding an award that may be subject to acceleration of vesting upon occurrence of a Liquidity Event as described in the applicable award agreements) (each, a “Company PSU”) granted under the Company Stock Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company PSU as soon as practicable following the Effective Time, but no later than the payment date for the first full payroll cycle following the Closing Date, an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (1) the total number of Shares subject to such Company PSU that vest and become payable, as described in the immediately following sentence, in connection with a change in control and (2) the Merger Consideration. The following number of Company PSUs shall vest under each Company PSU award: (i) if the applicable performance period has not been completed as of the Effective Time under the Company PSU award, the Company PSUs subject to such award shall become fully vested at the target level and (ii) if the applicable performance period has been completed as of the Effective Time under the Company PSU award, the number of Company PSUs previously determined to be earned for such performance period in respect of such award.

(d) Prior to the Effective Time, the Company shall deliver all required notices (which notices shall have been approved by Parent, in its reasonable discretion) to each holder of Company Stock Options, Company RSUs and Company PSUs setting forth each holder’s rights pursuant to the respective Company Stock Plan, stating that such Company Stock Options, Company RSUs and Company PSUs, as applicable, shall be treated in the manner set forth in this Section 2.2.

(e) The Company shall use its reasonable best efforts to ensure that, as of the Effective Time, (i) no holder of a Company Stock Option, Company RSU, Company PSU or any participant in any Company Stock Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive the payment contemplated by this Section 2.2 in cancellation and settlement thereof, and (ii) one or more equity incentive plans designated by Parent may assume the remaining shares available for grant under the Company Stock Plans in accordance with New York Stock Exchange (“NYSE”) rules.

Section 2.3 Exchange and Payment.

(a) At or immediately after the Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), in trust for the benefit of holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration in accordance with Section 2.1(a) (such cash, the “Payment Fund”). Except as otherwise provided in this Agreement, the Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II.

(b) As soon as reasonably practicable after the Effective Time (but in no event later than three Business Days thereafter), Parent shall cause the Paying Agent to mail to each holder of record of a certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Paying Agent may reasonably specify, subject to the Company’s reasonable approval) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the third Business Day thereafter, Parent shall cause the Paying Agent to issue and deliver to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration.

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such Tax has been paid or is not applicable.

(d) Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof pursuant to this Article II, without any interest thereon.

(e) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(f) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis. Any interest or other income resulting from such investments shall be paid to Parent, upon demand. Parent and the Surviving Corporation shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 2.3(f). Nothing contained herein and no investment losses resulting from investment of the Payment Fund shall diminish the rights of any holder of Certificates and/or Book-Entry Shares to receive Merger Consideration.

(g) Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any remaining holders of Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Merger Consideration (subject to abandoned property, escheat or other similar laws), without interest. None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(i) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.1(a) to pay for Shares for which appraisal rights have been perfected as described in Section 2.5 shall be returned to Parent, upon demand.

Section 2.4 Withholding Rights. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Options, Company RSUs, Company PSUs or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to

Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.1(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed with or furnished to the SEC and publicly available after July 1, 2012 and prior to the date hereof (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and predictive or forward-looking in nature), or (ii) the corresponding section or subsection of the disclosure letter delivered by the Company to Parent contemporaneously with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face, notwithstanding the omission of any cross-reference(s) to such other Section or subsection of this Article III), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (i) (only as to the Company’s Subsidiaries), and clauses (ii) and (iii), where the failure to be so organized, validly existing or in good standing, have such power and authority, or to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) prevents or materially delays the consummation of the Merger or the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, however, that in the case of clause (A) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes generally affecting the industries in which the Company and its Subsidiaries operate, the economy or the financial or securities markets, in the United States, including effects on the industries, economy or markets resulting from any regulatory and political conditions or developments after the date hereof, (2) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism or the occurrence of natural disasters, (3) changes in Law or GAAP (or interpretations thereof) after the date hereof, (4) the failure of the Company or its Subsidiaries to meet projections or guidance or declines in stock price, trading volume or credit ratings (except that the underlying cause of such failure or declines may be included for purposes of determining whether a Material Adverse Effect has occurred to the extent not excluded by another exception herein) or (5) the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement or any action or inaction expressly required by the terms of this Agreement or with the written consent or at the written direction of Parent; except, with respect to clauses (1), (2) and (3), to the extent the impact of such event, change, circumstance, occurrence, effect or state of facts is disproportionately adverse to the Company and its Subsidiaries, taken as a whole.

(b) The Company has previously made available to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect. The Company is not in violation of the Company Charter or Company Bylaws. The Company has made available to Parent true and complete copies (subject to redactions of confidential, competitively sensitive or privileged matters) of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the Company’s stockholders, the Company Board and each committee of the Company Board held since July 1, 2011.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 500,000,000 Shares and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on June 20, 2013 (the “Measurement Date”), (i) 77,885,707 Shares (excluding treasury shares) were issued and outstanding, (ii) no Shares were held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding, and no shares of Company Preferred Stock were held by the Company in its treasury, and (iv) 18,231,155 Shares were reserved for issuance pursuant to the Company Stock Plans (of which 5,428,158 Shares were subject to outstanding Company Stock Options, 2,006,469 Shares were subject to outstanding Company RSUs and 484,455 Shares were subject to outstanding Company PSUs).

(b) All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) other than Liens arising under federal or state securities laws.

(c) Other than with respect to Company RSUs, Company PSUs and Company Stock Options, neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Except as set forth in Section 3.2(a), and except for changes since the close of business on the Measurement Date resulting from the exercise of Company Stock Options or the vesting or the delivery of Company RSUs or Company PSUs, there are no outstanding (i) shares of capital stock or other voting securities or equity interests of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (iii) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (iv) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (iii), or (v) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. Except as set forth in Section 3.2(c) of the Company Disclosure Letter and the Voting Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(d) Section 3.2(d) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Company Stock Options, Company RSUs, Company PSUs and other similar rights to purchase or receive Shares or similar rights granted under the Company Stock Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, and the exercise price of each other Company Stock Option is no less than the fair market value of a Share as determined on the date of grant of such Company Stock Option. The Company has made available to Parent true and complete copies of all Company Stock Plans and the forms of all agreements evidencing outstanding Company Stock Awards. All Company Stock Awards can be involuntarily cancelled without the award holder’s consent upon the consummation of the Merger (including any options that have an exercise price equal to or greater than the Merger Consideration, and therefore with respect to which no payment will be made in connection with such cancellation).

Section 3.3 Subsidiaries; Joint Ventures.

(a) Section 3.3(a) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation.

(b) Section 3.3(b) of the Company Disclosure Letter sets forth a true and complete list of any joint venture, partnership, limited liability or other similar agreement or arrangement entered into by the Company or any of its Subsidiaries (each, a “Company Joint Venture”). Except for the capital stock of, or other equity or voting interests in, its Subsidiaries and the Company Joint Ventures or securities held for investment purposes in the ordinary course, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 3.4 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the

Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the adoption and approval of this Agreement by the holders of at least a majority in voting power of all outstanding Shares (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and approval and (iv) resolving to recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.4.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the Merger. No vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger. The delivery of the Stockholder Consent will constitute the Company Stockholder Approval.

Section 3.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, (ii) the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (iii) any legally binding bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iv) subject to the governmental filings and other matters referred to in Section 3.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) or any rule or regulation of the NYSE applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (ii), (iii) and (iv), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, (iv) any filings and approvals required under the rules and regulations of the NYSE, (v) filings and approvals required by state and local healthcare regulatory Governmental Entities listed in Section 3.5(b) of the Company Disclosure Letter, (vi) the consents and/or notices listed in Section 3.5(b) of the Company Disclosure Letter and (vii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.6 SEC Reports; Financial Statements.

(a) The Company has filed with or furnished to the Securities and Exchange Commission (“SEC”) on a timely basis, and has heretofore made available to Parent, true and complete copies of all forms, reports, schedules, statements and other documents (including all exhibits, amendments and supplements thereto) required to be filed with or furnished to the SEC by the Company since July 1, 2011 (all such documents the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount). Since July 1, 2011, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(f) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(g) The Company is in compliance in all material respects with (i) the applicable listing and corporate governance rules and regulations of the NYSE and (ii) the applicable provisions of the Sarbanes-Oxley Act.

(h) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

Section 3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2012 included in the Company SEC Documents, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2012, (c) for liabilities and obligations incurred in connection with or expressly contemplated by this Agreement and (d) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.8 Certain Information. The Information Statement or Proxy Statement, as applicable (and any amendment thereof), will not, when filed with the SEC and at the time it is mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference therein. The Information Statement or Proxy Statement, as applicable, will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

Section 3.9 Absence of Certain Changes or Events. Since June 30, 2012 through the date of this Agreement: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice in all material respects; (b) there has not been any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) neither the Company nor any of its Subsidiaries has made any material changes to the compensation or benefits of any of its employees, officers or directors that were not made in the ordinary course of business consistent with past practice or required by a preexisting Contract.

Section 3.10 Litigation. As of the date hereof, there is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) pending or, to the knowledge of the Company, threatened in writing against or affecting the Company, any of its Subsidiaries, any of their respective properties or assets, or any officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Action that (a) (i) does not involve an amount in controversy in excess of $5,000,000 and (ii) does not seek injunctive or other non-monetary relief or (b) individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, none of the Company, any of its Subsidiaries, or any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.11 Compliance with Laws. The Company and each of its Subsidiaries is and, at all times since July 1, 2011 has been, in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received, since July 1, 2011, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. Except as would not and would not reasonably be expected to interfere, in any material respect, with the ongoing operation of the business or any of the Company’s facilities, the Company and each of its Subsidiaries has in effect all permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any corporate integrity agreement with the United States Department of Health and Human Services.

Section 3.12 Benefit Plans.

(a) The Company has provided to Parent a true and complete list of each material (i) “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) “multiemployer plans” (within the meaning of ERISA section 3(37)), and (iii) stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, under which any current or former employee, director or consultant of the Company or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or the Company or its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements, other than Multiemployer Plans, as defined below, shall be collectively referred to as the “Company Plans.” With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description and summaries of material modifications thereto and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(b) With respect to the Company Plans, except as disclosed in the Company SEC Documents or to the extent that the inaccuracy of any of the representations set forth in this Section 3.12, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect:

(i) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no reportable event, as defined in Section 4043 of ERISA, no prohibited transaction by the Company or, to the knowledge of the Company, by any Person who the Company has an obligation to indemnify, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

(ii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits);

(iii) within the last year, the Company has not received any written or oral communication from the PBGC with respect to any Company Plan subject to Title IV of ERISA concerning the funded status of any such Company Plan;

(iv) (A) the Company and its ERISA Affiliates have no liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”); and (B) none of the Company, its Subsidiaries nor any ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete, partial or mass withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full; and

(v) with respect to each Company Plan currently or formerly maintained by the Company, a Subsidiary or any member of their Controlled Group that is subject to Title IV of ERISA, the Company has not incurred, nor does it reasonably expect to incur, any material liability to the Company Plan or to the PBGC in connection with such Company Plan.

(c) Each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan.

(d) None of the Company Plans provide for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(e) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has, to the knowledge of the Company, complied in form and operations with the requirements of Section 409A of the Code as in effect from time-to-time. The Company has no obligation to “gross up” any tax, interest charge or other obligation incurred pursuant to Section 409A or 4999 of the Code.

Section 3.13 Labor Matters.

(a) The Company and its Subsidiaries are and have been in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, immigration control and employee classification. Since July 1, 2011, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

(b) Except as set forth in Section 3.13(b) of the Company Disclosure Letter, no employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of the Company, since July 1, 2011, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. Except as set forth in Section 3.13(b) of the Company Disclosure Letter, there are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such charges or complaints are threatened, (ii) representation claims or petitions against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) material grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

Section 3.14 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) the business of the Company and each of its Subsidiaries is conducted in compliance with all, and has not been in violation of, applicable Environmental Laws, which violation remains outstanding; (ii) the Company and each of its Subsidiaries has obtained all Permits from all Governmental Entities that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries, which release remains unresolved, that would reasonably be expected to result in any remedial or investigative obligation, corrective action requirement or liability of the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) none of the Company or any of its Subsidiaries has received any written claims, notices, demand letters or, pursuant to the Federal Comprehensive Environmental Response, Compensation, and Liability Act requests for information from any Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, would reasonably be expected to give rise to, or has resulted in liability, in each case that remains outstanding, under any Environmental Law against the Company or any of its Subsidiaries and, to the knowledge of the Company, Hazardous Substances have not otherwise been released at or from any current or former properties or facilities owned or operated by the Company or any of its Subsidiaries that has resulted in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Law that remain outstanding; and (vi) none of the Company, its Subsidiaries, or any of their respective properties or facilities are subject to any pending or ongoing suit, settlement, court order, administrative order, regulatory requirement, judgment or claim under any Environmental Law.

(b) As used herein, “Environmental Law” means any Law governing (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, release or disposal of Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any substance regulated as a hazardous or toxic waste, pollutant or contaminant or as otherwise hazardous, toxic or radioactive under any Environmental Law, including but not limited to petroleum.

Section 3.15 Taxes.

(a) Each of the Company and its Subsidiaries has timely filed, taking into account any extensions, all federal income and other material Tax Returns required to be filed by it and each such Tax Return was complete and correct in all material respects at the time of filing. Each of the Company and its Subsidiaries has timely paid or caused to be timely paid all material Taxes required to be paid by it, and the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve (in addition to any reserve for deferred Taxes established to reflect timing differences between book and tax income) for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(b) No Tax Return of the Company or any of its Subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries. There is no outstanding deficiency, refund litigation, proposed adjustment or matter in controversy, other than any deficiency, proposed adjustment or matter in controversy that is being contested in good faith and for which adequate reserves or other appropriate provisions have been established in accordance with GAAP, with respect to any Taxes of any of the Company or any of its Subsidiaries. Each deficiency resulting from any completed audit or examination relating to Taxes of the Company or any of its Subsidiaries by any taxing authority has been timely paid or is being contested in good faith, with adequate reserves or other appropriate provisions having been established in accordance with GAAP. Neither the Company nor any of its Subsidiaries has received written notice from a taxing authority in any jurisdiction in which the Company or any Subsidiary has not filed a Tax Return for any period that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

(c) There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes has been executed or filed with any taxing authority. Neither the Company nor any of its Subsidiaries is party to or bound by any written tax sharing agreement, tax indemnity obligation or similar arrangement with respect to Taxes (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries).

(d) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent or that are being contested in good faith and for which adequate reserves or other appropriate provisions have been established in accordance with GAAP.

(e) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3111 and 3402 of the Code and similar provisions under any other domestic or foreign tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all material amounts required to be so withheld and paid over under applicable Laws.

(f) Neither the Company nor any of its Subsidiaries has any liability for Taxes of another Person (other than the Company or a Subsidiary of the Company) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law) as a result of filing Tax Returns on a consolidated, combined, unitary or group basis with such Person.

(g) The Company was not, at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h) There has been no “change in ownership” of the Company within the meaning of Section 382(g) of the Code within the three-year period preceding the Closing Date.

(i) Neither the Company nor any of its Subsidiaries has ever participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(2), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4.

(j) As used in this Agreement, (i) “Taxes” shall include (A) all forms of taxation, whenever created or imposed, and whether domestic or foreign, and whether imposed by a national, federal, state, provincial, local or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts and (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of any consolidated, combined, unitary, Affiliated or aggregate group for Tax purposes and (ii) “Tax Returns” shall mean all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes and any amended Tax Return.

Section 3.16 Contracts.

(a) Section 3.16 of the Company Disclosure Letter lists, as of the date hereof, each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) any Contract that limits in any material respect the ability of the Company or any of its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement, would so limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area;

(iii) any Contract with respect to the formation, creation, operation, management or control of a Company Joint Venture;

(iv) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $5,000,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice), with material obligations remaining to be performed or material liabilities continuing after the date of this Agreement;

(v) any Contract (A) evidencing Indebtedness for borrowed money in excess of $3,000,000, (B) granting a Lien on any property or asset of the Company or its Subsidiaries other than Permitted Liens, (C) restricting in any material respect the granting of Liens on any property or asset of the Company or its Subsidiaries, or the incurrence or guaranteeing of any Indebtedness by the Company or its Subsidiaries, (D) providing for or relating to any material interest, currency or hedging, derivatives or similar contracts or arrangements or (E) restricting payment of dividends or any distributions in respect of the equity interests of the Company or any of its Subsidiaries; or

(vi) any Contract that (A) obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $3,000,000 individually or $10,000,000 in the aggregate under such Contract (determined solely with respect to remaining periods under such Contract during which such Contract cannot be terminated without penalty or cost), or (B) imposes any material non-financial obligations on the Company or its Subsidiaries with respect to the ability of the Company or any Subsidiary to dispose of any assets;

provided, that (1) Company Plans and (2) any Contract between the Company, on the one hand, and one or more wholly-owned Subsidiaries of the Company, on the other hand, or between one or more wholly-owned Subsidiaries of the Company, shall not be required to be listed in Section 3.16 of the Company Disclosure Letter, shall not be required to be made available to Parent pursuant to Section 3.16(b) and shall not be deemed a “Material Contract” for any purposes hereunder (whether or not filed pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K). Each contract of the type described in clauses (i) through (vi) is referred to herein as a “Material Contract.”

(b) Except as would not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, as of the date hereof, (i) each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) the Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Material Contract; and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any written notice of any such default, event or condition. The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto.

Section 3.17 Real Property.

(a) Section 3.17(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all real property owned in fee by the Company or any of its Subsidiaries together with all appurtenant easements thereunder or relating thereto and all structures, fixtures and improvements located thereon (the “Owned Real Property”) (other than Owned Real Property of immaterial value that does not expose the Company or its Subsidiaries to a significant risk of material liability). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have good, valid and marketable title to all Owned Real Property, free and clear of all Liens, except for Permitted Liens and Liens in respect of the matters set forth in Section 3.17(a) of the Company Disclosure Letter.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each lease (collectively, “Real Property Leases”) entered into in connection with each parcel of real property that is used in the business of the Company and its Subsidiaries as presently conducted that is leased by the Company or any of its Subsidiaries, in each case as tenant (the “Leased Real Property”) is, and at the Closing, unless expired, shall be, legal, valid and binding and in full force and effect, and has not been and will not have been assigned, modified, supplemented or amended other than in the ordinary course of business. True, correct and complete copies of all material Real Property Leases and amendments thereto, if any, have been made available to Parent. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have valid and subsisting leasehold estates in, and enjoy peaceful and undisturbed possession under, all Real Property Leases, subject only to Permitted Liens. Except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have in all material respects performed all of the obligations required to be performed by it or them to date under such Real Property Leases. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, its Subsidiaries or, to the knowledge of the Company, the landlord or sublandlord under any Real Property Lease is in material default under any of the Real Property Leases, and no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would constitute a material default under any Real Property Lease or would permit the landlord or sublandlord under any Real Property Lease to terminate any Real Property Lease. The Owned Real Property and Leased Real Property comprise, in all material respects, all of the material real property used in the business of the Company and its Subsidiaries, taken as a whole, as presently conducted.

Section 3.18 State Takeover Statutes. The resolutions of the Company Board referred to in Section 3.4(b) are sufficient to render the provisions of Article X of the Company Charter inapplicable to Parent and Merger Sub and to this Agreement, the Merger, the Voting Agreement and the other transactions contemplated hereby and thereby. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) is, or at the Effective Time will be, applicable to this Agreement, the Merger, the Voting Agreement or any of the other transactions contemplated hereby or thereby.

Section 3.19 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 3.20 Related Party Transactions. No director, executive officer, stockholder beneficially owning more than 5% of the outstanding voting securities or Affiliate of the Company or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Related Party”), is a party to any Contract (other than a Company Plan) with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing since July 1, 2011, in each case, to the extent involving an amount in excess of $120,000. No Related Party of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has a Contract with the Company or any of its Subsidiaries. Except as set forth in Section 3.20 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is required to make any material payment, individually or in the aggregate (other than the payment of compensation and directors fees in the ordinary course of business), to any Related Party, pursuant to any Contract or otherwise.

Section 3.21 Certain Payments. Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees, in each case, acting for or on behalf of the Company) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.22 Brokers. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (“J.P. Morgan”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company and J.P. Morgan pursuant to which J.P. Morgan could be entitled to any payment from the Company relating to the transactions contemplated hereby.

Section 3.23 Opinion of Financial Advisor. The Company has received the opinion of J.P. Morgan, dated the date of this Agreement, to the effect that, as of such date (subject to the factors, assumptions, qualifications and limitations set forth in such opinion), the Merger Consideration is fair, from a financial point of view, to the holders of Shares, a signed true and complete copy of which opinion has been or will promptly be provided to Parent.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement or in any certificate delivered in accordance with the terms hereof (and notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation, projections, estimates, budgets or other information), each of Parent and Merger Sub acknowledges that none of the Company, its Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except as set forth in the corresponding section or subsection of the Disclosure Letter delivered by Parent to the Company contemporaneously with the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face, notwithstanding the omission of any cross-reference(s) to such other Section or subsection of this Article IV), Parent and the Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power. Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of clause (b) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that prevents or materially delays the consummation of the Merger or the other transactions contemplated by this Agreement or would reasonably be expected to do so.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of consummation of the Merger, to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in

Section 4.3(b), any Law or any rule or regulation of the NYSE applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) such filings and reports as required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, (iv) any filings required under the rules and regulations of the NYSE, (v) the consents and/or notices listed in Section 4.3(b) of the Parent Disclosure Letter, (vi) filings and approvals required by state and local healthcare regulatory Governmental Entities, and (vii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Certain Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Information Statement or Proxy Statement, as applicable (or any amendment thereof) will, when filed with the SEC and at the time it is mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Information Statement or Proxy Statement, as applicable, based on information supplied by or on behalf of Company specifically for inclusion or incorporation by reference therein.

Section 4.5 Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Parent or Merger Sub, threatened in writing against or affecting Parent or Merger Sub, any of their respective Subsidiaries, any of their respective properties or assets, or any officer or director of Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, none of Parent or any of its Subsidiaries, or any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6 Brokers. No broker, investment banker, financial advisor or other Person, other than Lazard Frères & Co. LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.7 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 4.8 Solvency. On and as of the Closing Date and after giving effect to the Merger, assuming (i) the accuracy of the representations and warranties of the Company set forth in Article III in all material respects (without regard to any materiality or Material Adverse Effect qualifiers), (ii) the performance in all material respects by the Company of its obligations under this Agreement, (iii) the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger and (iv) that the estimates, projections and forecasts of the Company and its Subsidiaries delivered to Parent on or prior to the date hereof have been prepared in good faith based on assumptions that were and continue to be reasonable, the Surviving Corporation and its Subsidiaries, on a consolidated basis, will not: (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value (determined on a going concern basis) of its assets is less than the amount required to pay its probable liability on its existing debts as they mature); (b) have incurred debts beyond its ability to pay them as they become due; or (c) be engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital with which to conduct its business. Furthermore, no transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or its Subsidiaries.

Section 4.9 Share Ownership. None of Parent, Merger Sub or their respective Affiliates owns any shares of capital stock of the Company or has any rights to acquire any shares of capital stock of the Company (except pursuant to this Agreement).

Section 4.10 Financing.

(a) Parent has delivered to the Company a true, complete and correct copy of the executed debt commitment letter, dated as of the date hereof among Parent, Bank of America N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (including funding of the Payment Fund) and related fees and expenses and the refinancing of outstanding indebtedness of the Company (the “Financing”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated, and as of the date hereof, the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Except for the fee letter referenced in the Financing Commitment (a true, complete and correct copy of which has been provided to the Company, with only fee amounts and certain economic terms of the market flex and securities demand redacted), as of the date hereof there are no side letters or other agreements, Contracts or arrangements related to the funding of the Financing other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. The Financing Commitments have been duly authorized, executed and delivered by Parent and, as of the date hereof, the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, and, to the knowledge of Parent and Merger Sub, each of the other parties thereto. No event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a default) by Parent or Merger Sub under the Financing Commitments, or, to the knowledge of Parent and Merger Sub, any other parties to the Financing Commitments. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Financing Commitments. All commitment and other fees required to be paid on or prior to the date hereof under the Financing Commitments have been paid and, assuming the satisfaction of the conditions precedent to Parent’s, Merger Sub’s and the Company’s obligations hereunder, neither Parent nor Merger Sub has any reason to believe that it will not be able to satisfy any term or condition of closing of the Financing that is required to be satisfied as a condition to the Financing or that the Financing will not be made available to Parent or Merger Sub on the Closing Date.

(b) Assuming (A) the Financing is funded in accordance with the Financing Commitments, (B) the accuracy of the representations and warranties set forth in Section 3.2 and (C) the performance by the Company of its obligations under this Agreement, the net proceeds of the Financing Commitments, together with the cash on hand of Parent and the Company, will in the aggregate be sufficient for Parent, Merger Sub and the Surviving Corporation to (i) pay the aggregate Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing,

(iii) pay for any refinancing of any outstanding indebtedness of the Company contemplated by this Agreement or the Financing Commitments and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

Section 4.11 No Other Representation or Warranties. Except for the representations and warranties contained in this Agreement or in any certificate delivered in accordance with the terms hereof (and notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation or other information), the Company acknowledges that none of Parent, Merger Sub, their respective Subsidiaries or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter, required by Law or consented to in writing in advance by Parent or as otherwise expressly contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice in all material respects and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it; provided, however, that no action or failure to take action with respect to matters specifically addressed by any of the provisions of the next sentence shall constitute a breach under this sentence unless such action or failure to take action would constitute a breach of such provision of the next sentence. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter, required by Law or as expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries, without Parent’s prior written consent (such consent, except in the case of clauses (a), (b), (c), (d), (f), (g), (h), (n), (o), (p), (q) and (solely with respect to the foregoing clauses) (r), not to be unreasonably withheld, delayed or conditioned), to:

(a) except as may be required by Company Plans as in effect on the date hereof in respect of Company RSUs, Company PSUs and Company Stock Options, (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly-owned Subsidiary of the Company to its parent and dividends by a non-wholly-owned Subsidiary of the Company made ratably to its equity holders, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares (other than the issuance of Shares upon the exercise of Company Stock Options or the vesting or the delivery of Company RSUs or Company PSUs);

(c) amend or otherwise change, or authorize or publicly propose to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents);

(d) directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof, in each case, involving an expenditure by the Company or any of its Subsidiaries in excess of $3,000,000 or (ii) any assets that are otherwise material to the Company and its Subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice or securities held for investment purposes in the ordinary course;

(e) directly or indirectly sell, lease, license, sell and leaseback, abandon (it being understood that allowing a Contract to expire shall not constitute abandonment), mortgage or otherwise encumber or subject to any Lien (other than a Permitted Lien) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, other than dispositions made to the Company or any direct or indirect wholly-owned Subsidiary of the Company;

(f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) (i) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness, in each case other than Indebtedness not in excess of $3,000,000 individually or $10,000,000 in the aggregate (so long as such Indebtedness so incurred can be repaid at Closing), or (ii) make any material loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company or securities held for investment purposes in the ordinary course;

(h) incur or commit to incur any capital expenditure in excess of $3,000,000 individually or $10,000,000 in the aggregate, or authorization or commitment with respect thereto, other than as provided for in the capital expenditure budget set forth in Section 5.1(h) of the Company Disclosure Letter;

(i) (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) cancel any material Indebtedness owed to the Company or any of its Subsidiaries, or (iii) waive, release, grant or transfer any right of material value;

(j) (i) modify, amend or extend, or terminate or cancel, any Material Contract or any one or series of related Contracts with a managed care organization that generates or is reasonably expected to generate annual revenues in excess of $25,000,000 or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract or any one or series of related Contracts with a managed care organization that generates or is reasonably expected to generate annual revenues in excess of $25,000,000 (it being understood that a renewal of any such Contract on terms no less favorable to the Company than those currently in effect shall not be restricted by this subsection);

(k) commence any Action, or compromise, settle or agree to settle any Action by or against a third party (including any Action relating to this Agreement or the transactions contemplated hereby except as contemplated by Section 5.17) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $2,000,000 individually or $10,000,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company;

(l) change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(m) settle or compromise any material liability for Taxes, amend any material Tax Return, make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or change any method of accounting for Tax purposes, unless such a change in method of accounting is required by a change in Law after the date of this Agreement;

(n) except as may be required by Company Plans as in effect on the date hereof, (i) (1) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, (2) except in connection with a promotion to an open non-officer position, grant any type of compensation or benefits to any such current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or (3) pay any bonus of any kind or amount to any such current or former director, officer, employee or independent contractor, (ii) except in connection with a promotion to an open non-officer position or hiring any non-officer, grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other Contract, (vi) adopt any new employee benefit or compensation plan or arrangement (which would be a Company Plan upon its adoption) or, except if such action does not materially increase the cost of maintaining or providing benefits under such Company Plan, amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable Law; provided (in each case of Section 5.1(b) and clauses (i) through (vi) of this Section 5.1(n)), prior to the Effective Time, the Company may pay out bonuses for any completed fiscal year to its employees based on the achievement of performance targets previously adopted;

(o) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(p) enter into any new line of business outside of its existing business;

(q) take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or

(r) authorize, or commit, resolve or agree to take, any of the foregoing actions.

Section 5.2 Conduct of Parent and Merger Sub. Each of Parent and Merger Sub agrees that, from the date of this Agreement to the Effective Time, it shall not take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement or that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.4 No Solicitation; Recommendation of the Merger.

(a) The Company shall not, and shall not permit or authorize any of its Subsidiaries to, and shall use its reasonable best efforts to cause any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of the Company or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, agree or publicly propose to do any of the foregoing. Upon execution of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal (to the extent provided by the applicable confidentiality agreement), and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to (x) 11:59 p.m., New York City time, on the Written Consent End Date (in the event that the Stockholder Consent is delivered to the Company in accordance with Section 5.5(a)) or (y) the date on which the Company Stockholder Approval is obtained at a meeting of the stockholders of the Company called to consider the Merger (the “Stockholder Approval Date”) (in the event that the Stockholder Consent is not delivered to the Company in accordance with Section 5.5(a) and this Agreement is not terminated in accordance with Section 7.1(c)(i)), (1) the Company receives an Acquisition Proposal that the Company Board reasonably believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.4, (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Company than, those set forth in the Confidentiality Agreement (except that no standstill agreement need be contained therein); provided, that any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or substantially contemporaneously with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.

(b) Neither the Company Board nor any committee thereof shall:

(i) (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) recommend or otherwise declare advisable the approval by the Company stockholders of any Acquisition Proposal, or (C) resolve, agree or propose to take any such actions (each such action set forth in this Section 5.4(b)(i) being referred to herein as an “Adverse Recommendation Change”); or

(ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract (each, an “Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.4(a)), or resolve, agree or publicly propose to take any such actions.

Notwithstanding the foregoing, at any time prior to (x) 11:59 p.m., New York City time, on the Written Consent End Date (in the event that the Stockholder Consent is delivered to the Company in accordance with Section 5.5(a)) or (y) the Stockholder Approval Date (in the event that the Stockholder Consent is not delivered to the Company in accordance with Section 5.5(a) and this Agreement is not terminated in accordance with Section 7.1(c)(i)), the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 5.4, (x) make an Adverse Recommendation Change in response to either (I) a Superior Proposal or (II) an Intervening Event, or (y) solely in response to a Superior Proposal received after the date hereof that was unsolicited and did not otherwise result from a breach of this Section 5.4, cause the Company to terminate this Agreement in accordance with Section 7.1(d)(ii) and substantially contemporaneously enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement in response to a Superior Proposal unless:

(A) the Company notifies Parent in writing at least three days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new three day period); and

(B) if Parent makes a proposal during such three day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law;

provided further, that the Company Board may not make an Adverse Recommendation Change in response to an Intervening Event unless:

(1) the Company provides Parent with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it;

(2) the Company keeps Parent reasonably informed of developments with respect to such Intervening Event;

(3) the Company notifies Parent in writing at least three days before making an Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifies the reasons therefor; and

(4) if Parent makes a proposal during such three day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

During the three day period prior to its effecting an Adverse Recommendation Change or terminating this Agreement as provided above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(c) In addition to the obligations of the Company set forth in Sections 5.4(a) and (b), the Company promptly (and in any event within 24 hours of receipt) shall advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any indication by any Person that it is considering making an Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.4(a) or (b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. For the avoidance of doubt, in the event that a third party contacts the Company or a Representative of the Company or its Affiliates regarding a potential Acquisition Proposal, the Company shall not be in breach of this Agreement in any respect to the extent the Company or such Representative responds to such third party that it is bound by the terms of this Agreement and is unable to discuss or respond to such matters without first complying with the procedures set forth herein with respect to any such discussions provided that the Company provides written notice of such communication to Parent promptly following such communication.

(d) The Company agrees that any violation of the restrictions set forth in this Section 5.4 by any Representative of the Company or any of its Subsidiaries, whether or not such Representative is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(e) Nothing contained in Section 5.4(a) shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e–2(a), Rule 14d–9 or Item 1012(a) of Regulation M–A promulgated under the Exchange Act or from making any similar disclosure to the extent required by applicable Law; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d–9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 7.1(c)(iii)) unless the Company Board expressly reaffirms its recommendation to the Company’s stockholders in favor of the approval of this Agreement and the Merger in such disclosure.

(f) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of the Company and its Subsidiaries that generate 15% or more of the net revenues or net income or that represent 15% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 15% or more of any class of capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Merger and other transactions contemplated by this Agreement.

(ii) “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, including the financing terms thereof, is (A) more favorable to the stockholders of the Company from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (B) reasonably likely to be completed on the terms proposed; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “50%”; and

(iii) “Intervening Event” means an event, change, fact, occurrence, development or circumstance that is material to the Company that was not known to the Company Board prior to the execution of this Agreement (or if known, the material consequences of which were not known to or reasonably foreseeable by the Company Board as of the date of this Agreement), which event, change, fact, occurrence, development or circumstance, or any material consequence thereof, becomes known to the Company Board prior to the receipt of the Company Stockholder Approval; provided, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

Section 5.5 Stockholder Consent; Preparation of Information Statement.

(a) Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall seek and shall use its reasonable best efforts to obtain an irrevocable written consent, in the form attached hereto as Exhibit D, from each of the stockholders of the Company that is a party to the Voting Agreement, which stockholders shall hold Shares constituting at least a majority in combined voting power of the outstanding Shares (such written consent, as duly executed and delivered by all such holders, the “Stockholder Consent”). As soon as practicable upon receipt of the Stockholder Consent, the Company shall provide Parent with a copy of such Stockholder Consent, certified as true and complete by an executive officer of the Company. If such Stockholder Consent is not delivered to the Company and Parent within 24 hours after the execution of this Agreement (the “Stockholder Consent Delivery Period”), Parent shall have the right to terminate this Agreement as set forth in Section 7.1(c)(i). In connection with the Stockholder Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, the Company Charter and the Company Bylaws.

(b) As promptly as reasonably practicable after the date of this Agreement (and in any event within 10 Business Days after the date hereof), the Company shall prepare and file with the SEC an information statement of the type contemplated by Rule 14c–2 under the Exchange Act related to the Merger and this Agreement (such information statement, including any amendment or supplement thereto, the “Information Statement”). The Information Statement shall also contain (i) the notice of action by written consent required by Section 228(e) of the DGCL and (ii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Information Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Information Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as reasonably practicable after receipt thereof and to have the Information Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Information Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Information Statement and any request by the SEC for any amendment to the Information Statement or for additional information and shall provide Parent with copies of all such comments and correspondence. Prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and shall, in good faith, consider and incorporate the reasonable comments of Parent. Promptly after the Information Statement has been cleared by the SEC or after 10 calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, the Company shall promptly file with the SEC the Information Statement in definitive form as contemplated by Rule 14c–2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to the Company’s stockholders of record in accordance with Sections 228 and 262 of the DGCL. In the event the Stockholder Consent is not obtained and Parent does not terminate this Agreement, in each case, as provided in Section 5.5(a), then as soon as practicable after the conclusion of the Stockholder Consent Delivery Period, the Company shall prepare and file with the SEC a proxy statement related to the Merger and this Agreement (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and shall take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement and use its reasonable best efforts to obtain the Company Stockholder Approval.

Section 5.6 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, promptly make available to Parent any information concerning its business, properties, assets, books, contracts, commitments and personnel as Parent or its Representatives may reasonably request (including Tax Returns filed and those in preparation and to direct its auditors to provide the workpapers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law. Any investigation pursuant to this Section 5.6 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Parent and the Company dated as of March 6, 2013 (the “Confidentiality Agreement”). No investigation pursuant to this Section 5.6 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or conditions to the obligations of the parties hereunder. Notwithstanding anything to the contrary set forth herein (including Sections 5.7 and 5.9 hereof), the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or violate the terms of any confidentiality agreement or other Contract with a third party, as applicable; provided, that, in such circumstance, the Company shall cooperate with Parent to implement a procedure to permit access to or disclosure of such information in a manner that would not reasonably be expected to jeopardize the attorney-client privilege or violate the terms of any confidentiality agreement or other Contract with a third party, as applicable.

Section 5.7 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Contract (to the extent a material Contract or otherwise requested by Parent), (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, (iii) make all necessary registrations, declarations and filings with any Governmental Entity, including filings required under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, (iv) take all steps as may be necessary to obtain an approval or waiver from, or avoid any action by, any Governmental Entity, (v) vigorously resist and contest any Action, including administrative or judicial Action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Merger and the other transactions contemplated hereby, including under the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal or state law, regulation or decree designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition (collectively “Antitrust Laws”), including by vigorously pursuing all avenues of administrative and judicial appeal and (vi) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; in furtherance and not in limitation of the foregoing, Parent and the Company each shall, no later than ten Business Days following the execution and delivery of this Agreement, file a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.7 necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under, any Contract, in each case, in connection with obtaining any Contract consent without the prior written consent of Parent. Without limiting the generality of the preceding sentence, each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b) Subject to applicable Law relating to the exchange of information and subject to all confidentiality obligations hereunder and in the Confidentiality Agreement, Parent and the Company shall:

(i) give the other reasonable notice of, and, to the extent permitted by the applicable Governmental Entity and practical, allow the other to attend and to participate at any meeting, telephone call or any other communication with any Governmental Entity with respect to any filing, investigation, possible resolution or commitment or other inquiry or proceeding related to the transactions contemplated by this Agreement;

(ii) not participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the transactions contemplated by this Agreement) with any Governmental Entity relating to any filings or investigation concerning this Agreement or the transactions contemplated by this Agreement unless, to the extent practical, it consults with the other party and its representatives in advance and invites the other party’s representatives to attend unless the Governmental Entity prohibits such attendance or it is impractical;

(iii) to the extent practical, promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a Governmental Entity, with reasonable time and opportunity to comment, of all correspondence, filings and communications that they, their affiliates or their respective representatives intend to submit to any Governmental Entity, it being understood that correspondence, filings and communications received from any Governmental Entity shall be promptly provided to the other party upon receipt;

(iv) provide one another promptly with final copies of submissions to any Governmental Entity subject in appropriate cases to confidentiality agreements to limit disclosure of such final copies of submissions to outside lawyers and consultants; and

(v) promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entity, including any filings necessary or appropriate under the provisions of Antitrust Laws.

(c) Without limiting the foregoing, Parent and its Affiliates agree to take any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible (and in any event, no later than the Outside Date), including (i) proposing, negotiating, committing, agreeing or proffering to sell, license, dispose, divest or hold separate (in a trust or otherwise) by consent decree or otherwise or taking any other action with respect to any of the assets or businesses of Parent or any of its Affiliates, or assuming the consummation of the Merger, the Surviving Corporation or any of its Affiliates or otherwise taking or committing to take actions that limit Parent’s or its Affiliates’ freedom of action with respect to, or their ability to retain, any of the businesses or assets of Parent or the Company in each case, as may be required in order to obtain any clearances or approvals required to consummate the transactions contemplated by the Agreement, or avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing, (ii) agreeing or proffering to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or (iii) entering into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Corporation or any of their respective Affiliates (collectively, an “Undertaking”); provided, that, notwithstanding anything to the contrary in this Section 5.7(c) or any other provision of this Agreement, neither the Company nor Parent shall be required in order to resolve any objections asserted under Antitrust Laws by any Governmental Entity with respect to the transactions contemplated by this Agreement to commit to any Undertaking that is reasonably likely to either (i) be materially adverse to Parent and its Subsidiaries taken as a whole, or (ii) materially and adversely diminish the benefits reasonably expected to be derived by Parent from the transactions contemplated by this Agreement.

Section 5.8 Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger, the Voting Agreement or any of the other transactions contemplated hereby or thereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger, the Voting Agreement or any of the other transactions contemplated hereby or thereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.9 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s knowledge, threatened against or involving such party or any of its Subsidiaries which relates to the transactions contemplated hereby or (d) any change, condition or event that results or would reasonably be expected to result in any failure of such party to satisfy in any material respect any condition set forth in Article VI; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or conditions to the obligations of the parties hereunder.

Section 5.10 Indemnification, Exculpation and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification (including the advancement of expenses to the extent permitted by applicable Law) existing in favor of the current or former directors, officers or employees of the Company and its Subsidiaries as provided in the Company Charter, Company Bylaws or indemnification or similar agreements, or comparable organizational documents of the Company’s Subsidiaries as in effect on the date of this Agreement for acts or omissions occurring at or prior to the Effective Time (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby) shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect with respect to any claims against such directors, officers or employees arising out of such acts or omissions, except as otherwise required by applicable Law (it being agreed that after Closing such rights shall be mandatory rather than permissive, if applicable). From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to perform their respective obligations under this Section 5.10(a).

(b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring at or prior to the Effective Time (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby); provided, that Parent may (i) substitute therefor policies of an insurance company with the same or better A.M. Best credit rating the material terms of which, including coverage and amount, are no less favorable to each Person currently covered by the Company’s existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); and provided further, that in no event shall Parent or the Company be required to pay annual premiums for insurance under this Section 5.10(b) in excess of 300% of the amount of the annual premiums paid by the Company for fiscal year 2013 for such purpose (which fiscal year 2013 premiums are hereby represented and warranted by the Company to be as set forth in Section 5.10(b) of the Company Disclosure Letter), it being understood that Parent shall nevertheless be obligated to procure as much coverage as may be obtained for such 300% amount.

(c) In the event that Parent, the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 5.10.

(d) The provisions of this Section 5.10 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

Section 5.11 Public Announcements. Except with respect to any press release or other public statement by the Company in respect of an Acquisition Proposal or related matters in accordance with Section 5.4, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements (including any broadly disseminated employee, vendor or similar communication) with respect to this Agreement, the Merger and the other transactions contemplated hereby, and shall not issue any such press release or make any public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld, except without such consent as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 5.12 Employee Matters.

(a) For one year following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide employees of the Surviving Corporation and its Subsidiaries as of the Effective Time other than collectively-bargained employees (“Affected Employees”) (i) base rates of pay and bonus opportunities (but excluding equity based compensation) that is at least as favorable to such Affected Employees as in effect immediately prior to the Effective Time (provided that reductions in compensation after the Effective Time that are applicable to similarly-situated employees of Parent and its Affiliates may be applied on a comparable basis to Affected Employees) and (ii) either employee benefits provided by Parent and its Affiliates to similarly-situated employees of Parent and such Affiliates or employee benefits substantially comparable in the aggregate to those provided by the Company immediately prior to the Effective Time. In addition, for one year following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, each Affected Employee who is covered by a Company severance policy immediately prior to the Effective Time and who is involuntarily terminated without cause following the Effective Time with severance payments no less favorable than those consistent with the Company’s past practices and policies as set forth in Section 5.12 of the Company Disclosure Letter.

(b) Parent shall use commercially reasonable efforts to ensure that Affected Employees receive credit (for purposes of eligibility to participate and vesting, but not pension benefit accrual) for service with the Company and its Subsidiaries prior to the Effective Time (to the same extent such service credit was granted under the Company Plans) under the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation and any of their Subsidiaries in which such employees became participants (the “Parent Employee Plans”), as if such service had been performed with Parent or any of its Subsidiaries, except to the extent that such service crediting would result in duplication of benefits for the same period of service and for purposes of any nonqualified retirement plan. In addition, Parent shall ensure that: (i) at the Effective Time, each Affected Employee immediately shall be eligible to participate, without any waiting time, in any and all Parent Employee Plans to the extent coverage under such Parent Employee Plan replaces coverage under a similar or comparable Company Plan in which such Affected Employee participated immediately before the Effective Time, (ii) for purposes of each Parent Employee Plan providing benefits to any Affected Employee and his or her covered dependents, any pre-existing conditions or limitations, evidence of insurability, actively-at-work or similar requirements and eligibility waiting periods will be waived with respect to such Affected Employees and his or her covered dependents; and (iii) each Affected Employee and his or her covered dependents shall receive credit under Parent Employee Plan’s for the plan year in which the Effective Time occurs towards applicable deductibles, co-insurance and annual out-of-pocket limits for expenses incurred prior to the Effective Time under the Company Plans in the Company Plan’s plan year in existence at the Effective Time. Nothing in this Section 5.12(b) is intended to amend any employee benefit plans or prevent Parent from modifying or terminating any employee benefit plans in a manner permissible under the terms thereof.

(c) Parent shall cause the Surviving Corporation and its Subsidiaries to assume and honor in accordance with their terms all written employment, severance, retention and termination agreements (including any change in control provisions therein) applicable to the Affected Employees and the transactions contemplated hereunder shall be deemed a “Change in Control” or similar concept under any Company Plan. Notwithstanding the foregoing, nothing contained herein shall obligate Parent or the Surviving Corporation to maintain the employment of any Affected Employee for any specific period of time.

(d) Notwithstanding anything in this Agreement to the contrary, as of the Effective Time, the terms and conditions of employment for collectively-bargained employees of the Surviving Corporation and its Subsidiaries shall be governed by the applicable collective bargaining agreement until its expiration, modification or termination in accordance with its terms and applicable Laws.

(e) Nothing contained in this Section 5.12, express or implied (i) shall be construed to establish, amend, or modify any Parent Employee Plan, program, agreement or arrangement or (ii) is intended to confer upon any Person (including Affected Employees, retirees, or dependents or beneficiaries of employees or retirees) any rights as a third-party beneficiary of this Agreement.

Section 5.13 Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Commitments. In the event that all conditions to the Financing Commitments have been satisfied, Parent and Merger Sub shall use their reasonable best efforts to cause the Financing Sources and the other Persons providing such Financing to fund the Financing required to consummate the transactions contemplated by this Agreement on the Closing Date.

(b) Provided that the representations in Section 4.10(b) shall be true and correct after giving effect to such replacement or amendment, Parent and Merger Sub may replace or amend the Financing Commitments; provided that such replacement or amendment would not (i) impose new or additional conditions, or otherwise expand any conditions, to the receipt of the Financing, (ii) reasonably be expected to prevent, or materially delay or impair, the availability of the Financing or (iii) adversely impact the ability of Parent and/or Merger Sub to timely consummate the Merger. For purposes of this Section 5.13, references to “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be replaced, amended or modified by this Section 5.13(b) or by Section 5.13(e) and references to “Financing Commitments” shall include such documents as permitted to be replaced, amended or modified by this Section 5.13(b) or by Section 5.13(e).

(c) Without limiting the generality of Section 5.13(a) and subject to replacements or amendments permitted by Section 5.13(b), Parent and Merger Sub shall use their reasonable best efforts to (i) maintain in effect the Financing Commitments until the transactions contemplated by this Agreement are consummated, (ii) satisfy all conditions and covenants applicable to Parent and Merger Sub in the Financing Commitments at or prior to Closing and otherwise comply with its obligations thereunder, (iii) enter into definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contemplated by the Financing Commitments and (iv) consummate the Financing at or prior to the Closing.

(d) Without limiting the generality of Section 5.13(a), Parent and Merger Sub shall give the Company prompt notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment or definitive document related to the Financing of which Parent or its Affiliates becomes aware; (ii) of the receipt of any written notice or other written communication from any Person with respect to any: (x) actual or potential breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of the Financing Commitment or any definitive document related to the Financing or (y) material dispute or disagreement between or among any parties to any Financing Commitment or any definitive document related to the Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any definitive agreement with respect thereto); or (iii) the occurrence of an event or development that Parent or Merger Sub believes would reasonably be expected to have a material and adverse impact on the ability of Parent or Merger Sub to obtain all or any portion of the Financing contemplated by the Financing Commitments on the terms, in the manner or from the sources contemplated by the Financing Commitments; provided, that in no event will Parent or Merger Sub be under any obligation to disclose any information that is subject to attorney-client or similar privilege.

(e) If any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Financing Commitments, Parent shall (x) promptly notify the Company and (y) use its reasonable best efforts to arrange and obtain alternative financing from alternative sources, in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but in no event later than the date of the Closing contemplated in Section 1.2.

(f) Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and upon the Company’s written request provide copies of all material documents provided to the lenders or otherwise related to the Financing to the Company.

(g) Prior to the Closing, the Company shall use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole expense, all cooperation reasonably requested by Parent in connection with the Financing, including by using reasonable best efforts in (i) furnishing Parent and Merger Sub and their Financing Sources the Required Information, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing and the executive officers of the Company and other members of senior management and Representatives of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing (including assisting Parent in obtaining ratings as contemplated by the Financing Commitment), in each case during normal working hours and upon reasonable notice, (iii) assisting Parent and its Financing Sources in the preparation of customary offering memoranda, bank information memoranda, rating agency presentations and lender presentations relating to the Financing, (iv) cooperating with the marketing efforts of Parent and its Financing Sources for all or any portion of the Financing, (v) providing customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders containing a representation to the Financing Sources that the information provided by the Company for inclusion in the public side versions of such documents, if any, does not include material non-public information about the Company or its Subsidiaries or securities, (vi) providing all relevant information with respect to the assets of the Company and its Subsidiaries that will serve as collateral for the Financing and providing reasonable access to Parent and its Financing Sources, during normal working hours and upon reasonable notice, to allow them to conduct audit examinations and appraisals with respect to such collateral, (vii) seeking to cause its auditors to provide assistance to Parent consistent with their customary practice (including to provide and consent to the use of their audit reports relating to the consolidated financial statements of the Company and its Subsidiaries that are included in the Required Information), and provide any necessary “comfort letters” in connection with the Financing, in each case on customary terms and consistent with their customary practice in connection with financings similar to the Financing, (viii) as long as such information is requested by the Financing Sources at least 10 Business Days prior to the Closing, providing to the Financing Sources, at least five Business Days prior to the Closing, all documentation and other information required by regulatory authorities with respect to the Company and its Subsidiaries under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, as amended, (ix) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing and (x) seeking to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Financing Commitment to be paid off, discharged and terminated at Closing; provided, however, that, irrespective of the above, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action (A) under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time or (B) that would reasonably be expected to cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability.

(h) None of the Company or any of its Subsidiaries shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment in connection with the Financing prior to the Effective Time. Parent shall indemnify and hold harmless the Company, its Subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the arrangement of Financing (including any action taken in accordance with Section 5.13(g)) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries provided by the Company in writing specifically for use in the Financing offering documents). Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with Section 5.13(g). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

(i) Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing, and each of Parent and Merger Sub reaffirms its obligation to consummate the Merger and the other transactions contemplated by this Agreement subject only to the express conditions set forth in Article VI, irrespective and independent of the availability or terms of the Financing or any alternate financing, Parent’s or Merger Sub’s use of efforts in accordance with this Section 5.13, or otherwise.

Section 5.14 Actions with Respect to Existing Debt. As soon as reasonably practicable after receipt of any written request by Parent to do so, the Company shall (i) prepare notices of redemption for all of the Repayment Debt that will be outstanding as of the Closing Date pursuant to the applicable provisions of the indentures (and supplemental indentures thereto) entered into by the Company and its Subsidiaries with respect to the Repayment Debt (collectively, the “Repayment Indentures”), (ii) use its reasonable best efforts to cause each Trustee (as defined in the respective Repayment Indentures) to agree to proceed with the redemption of such Repayment Debt, as applicable, on notice of at least 45 days (or such shorter period as each such Trustee may agree to) before the redemption date, which notice may be subject to the consummation of the Closing, and use reasonable best efforts to cause each Trustee to provide the notice of redemption to the holders of such Repayment Debt following the Closing on the Closing Date, (iii) provide Parent the reasonable opportunity to review and comment on each of the foregoing notices reasonably in advance of their delivery and (iv) use its reasonable best efforts to take all other actions and prepare and deliver all other documents (including any officer’s certificates and legal opinions) as may be required under the Repayment Indentures to issue an irrevocable notice of redemption following the Closing on the Closing Date for such Repayment Debt (subject to the irrevocable deposit with each Trustee on the Closing Date of funds sufficient to pay in full the outstanding aggregate principal amount of, accrued and unpaid interest through the redemption date on, and applicable premiums related to, such Repayment Debt, as arranged by Parent) providing for the redemption 30 days after the Closing Date of all of the outstanding aggregate principal amount of such Repayment Debt (together with all accrued and unpaid interest and applicable premiums related to such Repayment Debt) pursuant to the requisite provisions of the applicable Repayment Indentures.

Section 5.15 Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16 Directors. Prior to the Effective Time, the Company shall use its reasonable best efforts to cause each member of the Company Board to execute and deliver a letter effectuating his or her resignation as a director of the Company Board effective as of the Effective Time.

Section 5.17 Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries and/or the members of the Company Board or the officers of the Company in their capacities as such (the “Company Parties”), or Parent or Merger Sub, prior to the Effective Time, the applicable party shall promptly notify the other party of any such stockholder litigation and shall keep the other party reasonably informed with respect to the status thereof. None of the Company or any of its Subsidiaries or Representatives shall compromise, settle, come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding any such stockholder litigation or consent to the same unless Parent shall have consented in writing in its reasonable discretion; provided that the Company may compromise, settle or come to an agreement regarding stockholder litigation made or pending against a Company Party, if each of the following conditions are met: (i) the resolution of all such litigation requires payment from the Company or any of its Subsidiaries or Representatives in an amount not to exceed $3,000,000 in the aggregate and/or the provision of disclosures to the stockholders of the Company relating to the

Merger (which disclosures shall be subject to review and comment by Parent); (ii) the settlement provides for no injunctive relief; (iii) the settlement provides that Parent and its Subsidiaries and Representatives are released from all liability in connection therewith; and (iv) none of Parent, Merger Sub, the Company, and their respective Subsidiaries and Representatives are required to admit any wrongdoing as part of the settlement.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained and, if obtained by the Stockholder Consent, the Information Statement shall have been cleared by the SEC and mailed to stockholders of the Company (in accordance with Regulation 14C of the Exchange Act) at least 20 days prior to the Closing.

(b) HSR Act; Antitrust. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(c) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger; provided, however, that prior to asserting this condition, a party shall have complied with Section 5.7 to prevent the entry of any such injunction, other judgment, order, decree or other legal restraint or prohibition and to appeal as promptly as possible any of the foregoing that may be entered.

(d) Governmental Consents. The applicable party (or its Subsidiary) shall have obtained (1) all consents, waivers and approvals of any Governmental Entity set forth in Section 6.1(d) of the Parent Disclosure Letter, and as of the Effective Time such consents, waivers and approvals shall not have been revoked or materially modified and shall be in full force and effect; and (2) all consents, waivers and approvals of any Governmental Entity required to be obtained in connection with the transactions contemplated by this Agreement, except in the case of this clause (2) any consent, waiver or approval the failure of which to obtain would not (i) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) give rise to a violation of criminal Law, and as of the Effective Time such consents, waivers and approvals shall not have been revoked or materially modified and shall be in full force and effect; provided that from and after the six month anniversary of the date of this Agreement, the condition in clause (1) of this Section 6.1(d) shall be deemed satisfied for all purposes of this Agreement.

Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 3.2(a), Section 3.4 and Section 3.22 shall be true and correct in all respects (except, with respect to Section 3.2(a), for such inaccuracies as are de minimis) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) each of the representations and warranties of the Company set forth in Section 3.2 (other than Section 3.2(a)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Absence of Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 6.2(a), 6.2(b) and 6.2(c).

Section 6.3 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifiers contained therein) in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

Section 6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before February 28, 2014 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of the failure of the Merger to be consummated by the Outside Date; or

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable causing the parties hereto to be unable to satisfy the condition set forth in Section 6.1(c) (No Injunctions or Legal Restraints; Illegality); provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.7;

(c) by Parent:

(i) if, within 24 hours of the execution of this Agreement, the Stockholder Consent evidencing the Company Stockholder Approval, duly executed by each stockholder of the Company party to the Voting Agreement, shall not have been delivered to Parent and the Company;

(ii) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.4 or 5.5(a), as to which Section 7.1(c)(iii)(C) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.2 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.3 would not be satisfied; or

(iii) if (A) an Adverse Recommendation Change shall have occurred, (B) the Company shall have failed to publicly reaffirm its recommendation of the Merger within 10 Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to the Company’s stockholders upon a request to do so by Parent, or (C) the Company shall have breached or failed to perform any of its obligations set forth in Section 5.4 or Section 5.5(a) in any material respect;

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.3 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement such that the conditions in Section 6.2 would not be satisfied;

(ii) at any time prior to (x) 11:59 p.m., New York City time, on the Written Consent End Date (in the event that the Stockholder Consent is delivered to the Company in accordance with Section 5.5(a)) or (y) the Stockholder Approval Date (in the event that the Stockholder Consent is not delivered to the Company in accordance with Section 5.5(a) and this Agreement is not terminated in accordance with Section 7.1(c)(i)), in order to accept a Superior Proposal in accordance with Section 5.4(b); provided, that the Company shall have (A) substantially contemporaneously with such termination entered into the associated Alternative Acquisition Agreement and (B) paid any amounts due pursuant to Section 7.3(b); or

(iii) if all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) and Parent or Merger Sub shall have failed for any reason to consummate the Closing no later than the second Business Day following the final day of the Marketing Period and the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement through the end of such period.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

Section 7.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, provided, that:

(a) the Confidentiality Agreement and the provisions of Section 5.13(h) (Financing Indemnity), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.4 (Interpretation), Section 8.5 (Entire Agreement), Section 8.6 (No Third Party Beneficiaries), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance), Section 8.11 (Severability), Section 8.12 (Waiver of Jury Trial), Section 8.13 (Counterparts), Section 8.14 (Facsimile or .pdf Signature) and Section 8.15 (No Presumption Against Drafting Party) shall survive the termination hereof;

(b) the Company or Parent may have liability as provided in Section 7.3; and

(c) no such termination shall relieve any party from any liability or damages resulting from fraud or a breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity. Solely for purposes of this Section 7.2(c) and Section 7.3(b), “breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement, which, for the avoidance of doubt, shall include any failure by any party to consummate the Merger and the other transactions contemplated hereby after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time).

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) (A) prior to the termination of this Agreement an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) is made directly to the Company’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of the Company or the Company Board, (B) this Agreement is subsequently terminated by the Company or Parent pursuant to Section 7.1(b)(i) or by Parent pursuant to Section 7.1(c)(ii), and (C) within 12 months after the date of such termination, the Company enters into a definitive agreement providing for any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its stockholders for adoption (in each case, which Acquisition Proposal is subsequently consummated), or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii); or

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii);

then, in any such event, the Company shall pay to Parent a fee of $61,000,000 (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion; provided, that the payment by the Company of the Termination Fee pursuant to this Section 7.3 shall not relieve the Company from any liability or damage resulting from a breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.

(c) Payment of the Termination Fee shall be made by wire transfer of immediately available funds to the accounts designated by Parent (i) upon the earlier of the execution of a definitive agreement providing for, or upon consummation of any transaction contemplated by, an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 7.3(b)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of a Termination Fee payable pursuant to Section 7.3(b)(ii), or (iii) substantially contemporaneously with, and as a condition to the effectiveness of, termination, in the case of a Termination Fee payable pursuant to Section 7.3(b)(iii).

(d) The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and if the Company fails to promptly pay the amount due pursuant to Section 7.3(b) and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the amount set forth in Section 7.3(b) or any portion thereof, the Company shall pay to Parent or Merger Sub its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective boards of directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Except as otherwise set forth herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Sub or the Surviving Corporation, to:

Tenet Healthcare Corporation

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

Attention: Audrey Andrews

Facsimile: (469) 893-7147

E-mail: audrey.andrews@tenethealth.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Attention:	Dennis J. Friedman
Barbara L. Becker
Facsimile:	(212) 351-4035
E-mail:	dfriedman@gibsondunn.com
bbecker@gibsondunn.com

(ii)	if to the Company, to:

Vanguard Health Systems, Inc.

20 Burton Hills Boulevard

Nashville, Tennessee 37215

Attention: James H. Spalding

Facsimile: (615) 665-6197

E-mail: jspalding@vanguardhealth.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention:	Joseph A. Coco
Peter D. Serating
Facsimile:	(212) 735-2000
E-mail:	Joseph.Coco@skadden.com
Peter.Serating@skadden.com

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;

(c) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(d) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity; trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

(e) “Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Financing, or alternative financings in connection with the transactions contemplated by this Agreement, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Financing and their successors and assigns;

(f) “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others;

(g) “knowledge” of any party means the actual knowledge such party would actually have had after reasonable inquiry of any executive officer of such party or other officer having primary responsibility for the relevant matter;

(h) “Marketing Period” means the first period of 20 consecutive Business Days after the date of this Agreement throughout which (i) Parent shall have the Required Information; provided that if the Company shall in good faith reasonably believe it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have delivered the Required Information unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within four Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information the Company has not delivered); and (ii) the conditions set forth in Section 6.1 (other than Section 6.1(a) and, from and after November 13, 2013, clause (1) of Section 6.1(d)) shall be satisfied or waived and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.2 to fail to be satisfied (unless waived) assuming the Closing were to be scheduled for any time during such 20 consecutive Business Day period; provided, that if the financial statements included in the Required Information that is available to Parent on the first day of any such 20 consecutive Business Day period would not be sufficiently current on any day during such 20 consecutive Business Day period to permit (x) a registration statement using such financial statements to be declared effective by the SEC on the last day of the 20 consecutive Business Day period and (y) the Company’s independent auditors to issue a customary comfort letter (in accordance with its normal practices and procedures) in the last day of the 20 consecutive Business Day period, then a new 20 consecutive Business Day period shall commence upon Parent receiving updated Required Information that would be sufficiently current to permit the actions described in clauses (x) and (y) above on the last day of such 20 consecutive Business Day period; provided further, that the Marketing Period shall be deemed not to have commenced if, (1) prior to the completion of such 20 consecutive Business Day period, the Company’s independent auditors shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Information in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect the applicable Required Information by the Company’s independent auditors, another “big four” accounting firm or another independent public accounting firm reasonably acceptable to Parent, (2) the Company shall have publicly announced any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Company SEC Documents have been amended or the Company has determined that no restatement shall be required under GAAP or (3) the Company shall have been late in filing any material report with the SEC required under the Exchange Act, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such delinquency is cured; provided further, that such 20 consecutive Business Day period shall (A) either end on or prior to August 20, 2013 or begin no earlier than September 3, 2013, (B) end prior to December 21, 2013 or commence after January 1, 2014 and (C) exclude July 5, 2013 and November 29, 2013, which for purposes of such calculation shall not constitute Business Days (it being understood that any period including the dates described in this clause (C) shall be deemed consecutive for purposes of the foregoing). Notwithstanding the foregoing, the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Financing or any alternative financing are obtained and are sufficient to consummate the transactions contemplated by this Agreement;

(i) “Permitted Lien” means any of the following Liens: (a) Liens with respect to the payment of Taxes, assessments or governmental charges in each case that are not delinquent or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens, in each case (i) imposed by law or arising in the ordinary course of business, (ii) for amounts not delinquent or that are being contested in good faith by appropriate proceedings and (iii) with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (c) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds; (d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted at such real property; (e) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted at such real property; (f) licenses of intellectual property; (g) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a capital lease; and (h) all other matters of public record that do not, in any material respect, detract from the value of such real property or interfere with the ordinary conduct of business conducted at such real property;

(j) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(k) “Repayment Debt” means (i) the 8.0% Senior Unsecured Notes due 2018 of the Company and (ii) the 7.750% Senior Notes due 2019 of Vanguard Health Holding Company II, LLC and Vanguard Holding Company II, Inc.;

(l) “Required Information” shall mean, as of any date, (i) such financial statements, financial data and other pertinent information regarding the Company and its Subsidiaries of the type required by SEC Regulation S-X and SEC Regulation S-K under the Securities Act (including pro forma financial information) for registered offerings of non-convertible debt securities, to the extent the same is of the type and form customarily included in private placements under Rule 144A under the Securities Act to consummate the offering of secured or unsecured senior notes and/or senior subordinated notes, as specified in writing by Parent to the Company, and (ii) such other information and data as are otherwise reasonably necessary in order to receive customary “comfort” letters with respect to the financial statements and data referred to in clause (i) of this definition (including “negative assurance” comfort) from the independent auditors of the Company and its Subsidiaries on any date during the relevant period, as specified in writing by Parent to the Company;

(m) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person. With respect to the Company, Subsidiary shall not include any Company Joint Venture; and

(n) “Written Consent End Date” shall mean the date that is 30 calendar days after the date hereof.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Certain of the information contained in the Company Disclosure Letter and Parent Disclosure Letter is included solely for informational purposes, and disclosure of such information shall not be deemed to enlarge or enhance any of the representations or warranties in this Agreement. Inclusion of information in the Company Disclosure Letter or Parent Disclosure Letter shall not be construed as an admission that the information is required to be disclosed as an exception or that such information is material to the business, assets, liabilities, financial position, operations or results of operations of the Company and its Subsidiaries or Parent, Merger Sub and their respective Subsidiaries, as applicable, or that such information has had or would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement and the Voting Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except (i) as provided in Section 5.10 and (ii) the Financing Sources shall be express third party beneficiaries of Section 8.8 and Section 8.12.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees to the fullest extent permitted by Law that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, each of the parties hereto agrees that it shall not, and it shall use its commercially reasonable efforts to not permit any of its Affiliates to, bring or support anyone else in bringing any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby, including but not limited to any dispute arising out of or relating in any way to the Financing Commitments, in any forum other than any New York State court or federal court sitting in the City of New York in the Borough of Manhattan (and appellate courts thereof).

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that each of Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or any of its wholly-owned Affiliates; provided further, however, that notwithstanding anything herein to the contrary, no transfer or assignment shall relieve Parent or Merger Sub from any of its obligations hereunder or enlarge, alter or change any obligation (or reduce, alter or change any benefit) of any other party hereto due to such transfer or assignment by Parent or Merger Sub. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions and that money damages, even if available, would not be an adequate remedy therefor. Accordingly, it is agreed that prior to any termination of this Agreement pursuant to Section 7.1, each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including for the avoidance of doubt the right of a party to cause the other party to consummate the Merger and the other transactions contemplated hereby), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction and shall be entitled to such remedies without proof of actual damages.

Section 8.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM INVOLVING THE FINANCING SOURCES).

Section 8.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.14 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.15 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TENET HEALTHCARE CORPORATION

By:	/s/ Trevor Fetter
	Name:	Trevor Fetter
	Title:	President and Chief Executive Officer

ORANGE MERGER SUB, INC.

By:	/s/ Paul Castanon
	Name:	Paul Castanon
	Title:	Secretary

VANGUARD HEALTH SYSTEMS, INC.

By:	/s/ Charles N. Martin, Jr.
	Name:	Charles N. Martin, Jr.
	Title:	Chairman, President & CEO

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX B

OPINION OF J.P. MORGAN SECURITIES LLC

June 21, 2013

The Board of Directors

Vanguard Health Systems, Inc.

20 Burton Hills Boulevard, Suite 100

Nashville, TN 37215

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Vanguard Health Systems, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly owned subsidiary of Tenet Healthcare Corporation (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror and a wholly owned subsidiary of the Acquiror (“Merger Sub”), the Company will become a wholly owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror, Merger Sub or any of its wholly owned subsidiaries and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $21.00 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed a draft dated June 21, 2013 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to the business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement and will be consummated as described in the Agreement and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the

B-1

representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with the Acquiror. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner on a debt offering for the Company’s indirect wholly-owned subsidiaries, Vanguard Health Holding Company II, LLC and Vanguard Holding Company II, Inc. in March 2012. In addition, during two years preceding the date of this letter, we and our affiliates have had commercial and investment banking relationships with Blackstone Group, LP (“Blackstone”), the holder of 37.7% of the Company Common Stock, and certain of its portfolio companies, including (i) advising Blackstone on its acquisition of Top Ryde City in January 2013; (ii) advising Blackstone on its acquisition of Valad Property Group in August 2011; (iii) acting as agent or bookrunner on syndicated credit facilities for certain portfolio companies of Blackstone; and (iv) acting as bookrunner on public offerings of debt and equity securities for certain portfolio companies of Blackstone. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

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ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§1-9; 70 Del. Laws, C. 79, § 16; 70 Del. Laws, c. 186 § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.

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